Filed Pursuant to Rule 424(b)(4)

Registration No. 333-149314

and Registration No. 333-150440

PROSPECTUS

10,000,000 Shares

Common Stock

Hatteras Financial Corp. is an externally-managed mortgage real estate investment trust, or REIT, that will use the net proceeds of this offering and borrowings to acquire adjustable-rate and hybrid adjustable-rate residential mortgage pass-through securities issued or guaranteed by U.S. Government agencies or U.S. Government-sponsored entities. Our external manager, Atlantic Capital Advisors LLC, manages our day-to-day operations.

This is our initial public offering. We are offering 10,000,000 shares of common stock at an initial public offering price of $24.00 per share. Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the New York Stock Exchange following the completion of this offering under the symbol “HTS.”

We will elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, commencing with our short taxable year ended December 31, 2007 and generally will not be subject to federal taxes on our income to the extent that we currently distribute our income to stockholders and maintain our qualification as a REIT. To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$24.00	$240,000,000
Underwriting discount and commissions	$1.68	$16,800,000
Proceeds to us, before expenses	$22.32	$223,200,000

We have granted to the underwriters an option to purchase an additional 1,500,000 shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any.

The underwriters expect to deliver the shares of common stock to purchasers on or about April 30, 2008.

___________________

Keefe, Bruyette & Woods	Banc of America Securities LLC

Wachovia Securities

JMP Securities	Stifel Nicolaus

The date of this prospectus is April 24, 2008.

You should rely only on the information contained in this prospectus. Neither we nor any underwriters have authorized anyone to provide prospective investors with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. Our business, financial condition, results of operations, cash flows and/or prospects may have changed since that date. Information contained on, or accessible through, our website is not part of this prospectus.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in shares of our common stock. You should read this entire prospectus, including the information set forth under “Risk Factors” beginning on page 14, our historical financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock.

In this prospectus, unless the context otherwise requires or indicates, references to “we,” “our company,” “our,” and “us” refer to Hatteras Financial Corp. and “manager” refers to Atlantic Capital Advisors LLC.

Unless indicated otherwise, the information in this prospectus assumes no exercise by the underwriters of the over-allotment option to purchase up to an additional 1,500,000 shares of common stock.

Our Company

We are an externally-managed mortgage REIT formed to invest in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed by a U.S. Government agency (such as the Government National Mortgage Association, or Ginnie Mae), or issued by a U.S. Government-sponsored entity (such as the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac). We refer to these securities as “agency securities.”

We were incorporated in Maryland in September 2007 and commenced operations upon completion of our initial private offering in November 2007. We completed two separate private offerings of our common stock in November 2007 and February 2008, generating net proceeds to us of approximately $157.1 million and $158.7 million, respectively. We have invested substantially all the net proceeds of our private offerings in agency securities in accordance with our investment strategy.

We are externally managed and advised by our manager, Atlantic Capital Advisors LLC.

Our principal goal is to generate net income for distribution to our stockholders, through regular quarterly dividends, from the spread between the interest income on our investment portfolio and the interest costs of our borrowings and hedging activities, which we refer to as our net interest income, and other expenses. We believe that the best approach to generating a positive net interest income is to manage our liabilities in relation to the interest rate risks of our investments. To help achieve this result, we employ repurchase financing, generally short-term, and over time will combine our financings with hedging techniques, primarily interest rate swaps. We may, subject to maintaining our REIT qualification, also employ other hedging techniques from time to time, including interest rate caps, floors and swap options to protect against adverse interest rate movements.

We focus on agency securities consisting of hybrid adjustable-rate residential mortgage loans with short effective durations, which we believe reduces the impact of changes in interest rates on the market value of our portfolio and on our net interest income. However, because our investments vary in interest rate, prepayment speed and maturity, the leverage or borrowings that we employ to fund our asset purchases will never exactly match the terms or performance of our assets, even after we implement our hedging strategy. Based on our manager’s experience, such assets’ market prices change more slowly than the corresponding short-term borrowings used to finance the assets. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income and stockholders’ equity. Our manager’s approach to managing our portfolio is to take a longer term view of assets and liabilities, such that our earnings and mark-to-market valuations at the end of a period will not significantly influence our strategy of providing stable cash distributions to stockholders over the long term.

While we leverage our equity capital primarily through short-term (maturities of one year or less) borrowings in the repurchase agreement market, a portion of our indebtedness from time to time may bear maturities exceeding one year. For example, we have approximately $300.0 million in repurchase indebtedness with a weighted average maturity of 21 months. Depending on market conditions, we may enter into additional repurchase arrangements with similar longer-term maturities or a committed borrowing facility.

Despite recent credit market developments that disrupted financing for non-agency securities, we believe agency securities, which are issued or guaranteed by U.S. Government agencies or U.S. Government-sponsored entities, will continue to be eligible for financing in the repurchase agreement market.

We believe the current market and interest rate environment offers significant investment opportunity and that our investment strategy is suited to this environment because:

•	The current relative spread differential between agency securities and U.S. Treasury securities is attractive.

•

The overall weakness in the housing industry and the declining trend of many economic indicators may lead to continued reductions in short-term interest rates, which would increase our net interest margin.

•	The credit quality of agency securities should allow for favorable financing terms in the current environment of materially tighter credit standards for other asset classes.

We will elect to be taxed as a REIT for our short taxable year ended December 31, 2007 under the Internal Revenue Code of 1986, as amended, or the Code, and generally will not be subject to federal taxes on our income to the extent we currently distribute our income to our stockholders and maintain our qualification as a REIT.

Our Manager

We believe our relationship with our manager, Atlantic Capital Advisors LLC, enables us to leverage our manager’s infrastructure, business relationships and management expertise to effectively execute our investment strategy. We believe that our manager’s expertise in mortgage REIT operations, agency securities, and the mortgage-backed securities and leveraged finance markets enhances our ability to acquire assets opportunistically and to finance those assets in a manner designed to generate consistent risk-adjusted returns for our stockholders.

Pursuant to the terms of the management agreement, our manager provides us with our management team, including a chief executive officer and a chief financial officer (each of whom also serves as an officer of our manager) along with appropriate support personnel. Our manager is responsible for our operations and the performance of all services and activities relating to the management of our assets and operations, subject to the direction of our board of directors.

Atlantic Capital Advisors LLC has a strong senior management team with extensive industry experience and manages both our company and ACM Financial Trust, or ACM, a privately-held mortgage REIT founded in 1998. Michael R. Hough, our chief executive officer, is also the chief executive officer of our manager and ACM. Our president Benjamin M. Hough, co-chief investment officer William H. Gibbs, Jr., chief financial officer Kenneth A. Steele, and co-chief investment officer Frederick J. Boos, II are all also executives of our manager and of ACM. They have an average 24 years’ experience in fixed-income portfolio management, mortgage-backed securities trading and sales, asset/liability management and analysis, leveraged mortgage finance, accounting and the organization and management of a REIT. As of March 31, 2008, ACM owned approximately $626.1 million in agency securities. ACM is privately owned, and investors in this offering will not acquire any interest in ACM.

Competitive Strengths

We believe that our competitive strengths include:

•

Focused Investment Strategy. We believe our focused investment strategy of acquiring agency securities, combined with our financing and leverage strategy, will provide our stockholders with attractive risk-adjusted returns. We further believe our defined investment strategy allows our manager to focus on and utilize its expertise of interest rate risk management rather than credit risk management. We have adopted a policy that limits our investments to agency securities, and this policy can only be changed with the approval of a majority of our independent directors.

•

Opportune Formation and Capitalization of Our Company. Our company was formed in September 2007 to seek to capitalize on perceived market opportunities. We commenced operations in November 2007 upon the completion of a private offering that raised net proceeds of $157.1 million and fully invested the proceeds of that offering by year-end 2007 in accordance with our investment strategy. At March 31, 2008, our portfolio was comprised of approximately $3.037 billion of agency securities. We believe this initial investment portfolio would be difficult to replicate in the current market environment.

•

Existing Funding Relationships. We believe our relationship with our manager has enabled us to quickly establish repurchase financing relationships with investment banking firms and other lenders and believe these relationships will enable us to timely invest the proceeds from this offering in accordance with our investing and financing strategies.

•

Efficient Cost Structure. We believe our expense structure is attractive relative to other externally managed mortgage REITs. Our principal operating expense is the management fee payable to our manager that declines as a percentage of equity as our equity increases. No incentive fee is payable to our manager so that stockholders fully benefit during periods of attractive returns and our manager has little incentive to take undue investment risk. In addition, if we terminate the management agreement prior to November 5, 2010 in connection with internalizing our management by hiring our manager’s executives, no termination or other fees are payable by us to the manager under the management agreement.

•

Experienced Management Team with a Proven Track Record. The senior executives of our manager have an average 24 years’ experience in fixed income portfolio management, mortgage-backed securities trading and sales, asset/liability management and analysis, leveraged mortgage finance, accounting and the organization and management of a REIT, providing us with significant relevant experience in all key areas of our business.

•

Board of Directors with Significant Relevant Experience. We believe that the professional experience of our board of directors in direct credit market, REIT legal and regulatory matters, asset/liability management, and the mortgage industry benefits us when dealing with issues we face in the day-to-day operations of our company.

•

Strong Alignment of Interests. We believe the interests of our manager and its management team are strongly aligned with our interests. Our executive officers, who are the executive officers of our manager, purchased in the aggregate 50,000 shares of our common stock in our initial private offering in November 2007 at the offering price of $20.00 per share, for an aggregate investment of $1.0 million. In addition, in connection with our initial private offering, our independent directors and executive officers were awarded an aggregate of 164,000 shares of restricted common stock and options to purchase 81,000 shares of our common stock at $20.00 per share, and in connection with this offering, our independent directors will be awarded an aggregate of 8,000 additional shares of restricted common stock. These shares and options vest or will vest in equal installments over three years beginning on the first anniversary of the date of the grant, provided that the recipient remains a director or an executive officer on the vesting date. Immediately upon completion of this offering, our independent directors and executive officers will beneficially own in the aggregate 303,100 shares of our common stock (including 172,000 shares of restricted stock and options to purchase 81,000 shares of our common stock).

Summary Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 14 prior to deciding to invest in shares of our common stock. These risks include:

•	We have a limited operating history.

•	Our manager also manages ACM and may manage other entities in the future and thus may divert attractive investment opportunities away from us.

•	Our manager and its key employees, who are our executive officers, face competing demands relating to their time and this may adversely affect our operations.

•	Our manager has broad discretion to invest the proceeds of this offering, and our board of directors may change our investment guidelines and other policies without stockholder approval.

•

The ownership of our outstanding common stock is presently concentrated among a small number of investors. Holders of a majority of our outstanding common stock will be able to elect all of our directors and may call special meetings of our stockholders. Holders of two-thirds of our outstanding common stock will be able to approve or disapprove of amendments to our charter, a proposed dissolution of our company, a proposed sale of all or substantially all of our assets or a proposed merger.

•	Our results of operations are highly dependent on interest rates and mortgage prepayment rates on the loans underlying our agency securities.

•	Continued adverse developments in the residential mortgage market may adversely affect the value of our agency securities and our ability to borrow against our agency security assets.

•	We are heavily dependent on short-term repurchase facilities for our financing.

•	Our hedging strategies may fail.

•

Our company is highly leveraged, and there are no indebtedness limitations in our charter and bylaws. We intend that our borrowings will generally be between eight and 12 times the amount of our stockholders’ equity. As of March 31, 2008, we had approximately $2.740 billion in indebtedness.

•	Our management team has no experience operating a public company.

•	The continued service of our manager’s key personnel is not guaranteed.

•	Prior to this offering, there has been no public market for our common stock. There can be no assurance that a public trading market for our common stock will develop.

•	The number of shares of common stock available for future sale may have an adverse effect on the market price of our common stock.

•	Subject to certain exceptions, our charter prohibits any investor from beneficially owning more than 9.8% of our common stock or of our capital stock.

•

If we fail to remain qualified as a REIT for federal income tax purposes, we will not be able to deduct our dividends and our income will be subject to taxation at federal, state and local income tax rates, each of which could have an adverse effect on our financial condition and on the market price of our common stock.

Our Strategies

Targeted Asset Class and Investment Strategy

We currently intend that 100% of our investment assets will be agency securities. These agency securities principally consist of whole-pool, pass-through certificates that are backed by adjustable-rate mortgages, or ARMs, and hybrid ARMs and that have principal and interest payments guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac. ARMs have interest rates that reset monthly, quarterly and annually, based on the 12-month moving average of the one-year constant maturity U.S. Treasury rate or LIBOR. Hybrid ARMs have interest rates that are fixed for a longer initial period (typically three, five, seven or 10 years) and, thereafter, generally adjust annually to an increment over a pre-determined interest rate index.

Our investment strategy is designed to:

•	limit credit risk;

•	manage cash flows so as to provide for regular quarterly distributions to our stockholders;

•	manage financing risks;

•	mitigate the fluctuations in the market value of our securities due to changing interest rates;

•	reduce the impact that changing interest rates have on net interest income;

•	maintain our qualification as a REIT; and

•	comply with available exemptions from regulation as an investment company under the Investment Company Act of 1940, or the Investment Company Act.

Financing Strategy

We borrow against our agency securities using repurchase agreements. As of March 31, 2008, we had financed approximately $2.740 billion of our portfolio through repurchase agreements. Our borrowings generally have maturities that range from one month to one year. We intend that our borrowings will generally be between eight and 12 times the amount of our stockholders’ equity. The level of our borrowings may vary periodically depending on market conditions. We cannot assure you that we will continue to be successful in borrowing sufficient amounts to fund our intended acquisitions of agency securities.

Hedging Strategy

Our hedging strategies are designed to reduce the impact on our stockholders’ equity caused by the potential adverse effects of changes in interest rates on our assets and liabilities. Subject to complying with REIT requirements, we use hedging techniques to mitigate the impact of certain adverse changes in interest rates on the value of our assets as well as the differences between the interest rate adjustments on our assets and borrowings. These techniques primarily consist of entering into interest rate swap agreements and may also include entering into interest rate cap or floor agreements, purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, or entering into forward rate agreements. We intend to limit our use of hedging instruments to only those techniques described above and to only enter into hedging transactions with counterparties that have a high-quality credit rating, but we cannot assure you that this will protect investors.

We intend to record derivative and hedge transactions in accordance with United States generally accepted accounting principles, or GAAP, specifically Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives we enter into may not be offset by a change in the fair value of the related hedged transaction.

Changes in Strategies

Our board of directors has adopted a policy that limits our investments to agency securities. Due to changes in market conditions, the market value and duration of our securities will fluctuate from time to time and may cause our portfolio allocations to be inconsistent with the investment strategies described in this prospectus. In such event, in consultation with our board of directors, our manager may recommend that we should reallocate our portfolio. Subject to our intent to qualify for an exemption from registration under the Investment Company Act, our board of directors, with the approval of a majority of our independent directors, may vary our investment strategy, our financing strategy or our hedging strategy at any time.

Our Formation and Structure

We were incorporated in Maryland in September 2007. In November 2007, we sold 8,203,937 shares of our common stock at a price of $20.00 per share in our initial private offering and commenced operations. In February 2008, we sold 6,900,000 shares of our common stock in a private offering at a price of $24.00 per share. We will elect to be taxed as a REIT for our short taxable year ended on December 31, 2007 upon filing our federal income tax return for that year. Our qualification as a REIT depends on our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we were organized in conformity with the requirements for qualification as a REIT under the Code and our manner of operations has enabled and will continue to enable us to meet the requirements for taxation as a REIT for federal income tax purposes.

As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to some federal, state and local taxes on our income.

The Management Agreement

On November 5, 2007, we entered into a management agreement with Atlantic Capital Advisors LLC, our manager. The management agreement requires our manager to manage our business affairs in conformity with policies and investment guidelines that are approved by a majority of our independent directors and monitored by our board of directors. Our manager is subject to the direction and oversight of our board of directors. Our manager is responsible for (1) the identification, selection, purchase and sale of our portfolio investments, (2) our financing and risk management activities, and (3) providing us with investment advisory services. In addition, our manager is responsible for our day-to-day operations.

The initial term of the management agreement expires on November 5, 2010 and will be automatically renewed for a one-year term on such date and on each anniversary date thereafter unless terminated under certain circumstances. See “Our Manager and the Management Agreement—The Management Agreement.”

Our manager is entitled to receive a management fee payable monthly in arrears in an amount equal to  1/12th of an amount determined as follows:

•	for our equity up to $250 million, 1.50% (per annum) of equity; plus

•	for our equity in excess of $250 million and up to $500 million, 1.10% (per annum) of equity; plus

•	for our equity in excess of $500 million and up to $750 million, 0.80% (per annum) of equity; plus

•	for our equity in excess of $750 million, 0.50% of equity.

For purposes of calculating the management fee, we define equity as the value, computed in accordance with GAAP, of our stockholders’ equity, adjusted to exclude the effects of unrealized gains or losses.

There is no incentive compensation payable to our manager pursuant to the management agreement.

Conflicts of Interest

We are entirely dependent on our manager for our day-to-day management. As of March 31, 2008, our executive officers are officers of our manager and collectively and beneficially owned 100% of the outstanding equity interests of our manager and 1.28% of the outstanding common stock of ACM on a fully-diluted basis. Our manager also manages ACM, a privately-held mortgage REIT that invests in agency securities and finances its portfolio with short-term repurchase borrowings. ACM is subject to quarterly redemptions of its common stock and as a result its investment, financing and hedging strategies are more short-term focused than our strategies. Currently, ACM is fully invested in agency securities in accordance with its investment strategy and, as of March 31, 2008, ACM owned approximately $626.1 million in agency securities.

Our management agreement with our manager allows our executive officers to continue as officers and directors of ACM, manage and invest in other real estate-related investment entities, engage in charitable work, and manage their own personal investments, all of which could reduce the time and effort they spend managing us. However, our manager has advised us that it believes that it has sufficient personnel to discharge fully its responsibilities to both ACM and us.

These responsibilities to ACM, both directly and through the management agreement between ACM and our manager, may create conflicts of interest if our manager is presented with investment opportunities that may benefit both us and ACM. Investments that would be suitable for us may also be suitable for ACM. As a result, our manager could direct attractive investment opportunities to ACM rather than to us. Because our manager has duties to ACM as well as to our company, we do not have the undivided attention of the management team of our manager and our manager faces conflicts in allocating management time and resources between our company and ACM. Further, during turbulent market conditions or other times when we need focused support and assistance from our manager, ACM or other entities for which our manager also acts as an investment manager will likewise require greater focus and attention, placing competing high levels of demand on our manager’s limited resources. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our manager did not act as a manager for other entities.

We and our manager have established an investment allocation policy, which is set forth in our management agreement, in an effort to provide fair treatment of us and ACM with respect to investment allocation. When our manager is presented an investment opportunity, it allocates such investment between our company and any other entity managed by our manager, including ACM, in a fair and equitable manner and takes into account the following factors:

•	the primary investment strategy and the stage of portfolio development of each company;

•	the effect of the potential investment on the diversification of each company’s portfolio by coupon, purchase price, size, prepayment characteristics, and leverage;

•	the cash requirements of each company;

•	the anticipated cash flow of each company’s portfolio; and

•	the amount of funds available to each company and the length of time such funds have been available for investment.

On a quarterly basis, our independent directors review with our manager decisions our manager has made to allocate investment opportunities between us and ACM, if any, and discuss with our manager the portfolio needs of each entity for the next quarter to determine prospectively whether any asset allocation conflict is likely to occur and the proposed resolution of any such conflict.

Our Portfolio

Following the closing of our initial private offering through March 31, 2008, we invested substantially all the net proceeds of our private offerings in agency securities in accordance with our investment strategy. As of March 31, 2008, we owned approximately $2.990 billion in nominal, or face, value, of Fannie Mae- and Freddie Mac-guaranteed hybrid ARM securities with fixed-interest rate periods of three years, five years or seven years. The portfolio was purchased with a weighted average nominal coupon of 5.39% at a weighted average amortized purchase price of $101.295 per $100 of nominal, or face, value, or approximately $3.028 billion total amortized cost. As of March 31, 2008, the weighted average market price of our portfolio was $101.577 per $100 of nominal, or face, value, or approximately $3.037 billion in the aggregate. All of our agency securities represent whole pool securities. The table below provides further detail on our investment assets at March 31, 2008.

Investment Portfolio at March 31, 2008

	Coupon (1)	Current Face (2)	Amortized Purchase Price (3)	Amortized Cost (4)	Market Price (5)	Market Value (6)
3/1 Hybrids Weighted Average/Total (7)	5.40%	$204,946	$101.048	$207,094	$101.862	$208,762
5/1 Hybrids Weighted Average/Total (8)	5.38	1,852,925	101.367	1,878,256	101.671	1,883,891
7/1 Hybrids Weighted Average/Total (9)	5.40	931,803	101.206	943,041	101.328	944,176

Portfolio Weighted Average/Total	5.39%	$2,989,674	$101.295	$3,028,391	$101.577	$3,036,829

(1)

For a pass-through certificate, the coupon reflects the weighted average nominal rate of interest paid on the underlying mortgage loans, net of fees paid to the servicer and the agency. The coupon for a pass-through certificate may change as the underlying mortgage loans are prepaid. The percentages indicated in this column are the nominal interest rates that will be effective through the interest rate reset date and have not been adjusted to reflect the purchase price we paid for the face amount of security.

(2)

The current face is the current monthly remaining dollar amount of principal of a mortgage security. We compute current face by multiplying the original face value of the security by the current principal balance factor. The current principal balance factor is essentially a fraction, where the numerator is the current outstanding balance and the denominator is the original principal balance.

(3)	Amortized purchase price is the dollar amount, per $100 of current face, of our purchase price for the security, adjusted for amortization as a result of scheduled and unscheduled principal paydowns.
(4)	Amortized cost is our total purchase price for the mortgage security, adjusted for amortization as a result of scheduled and unscheduled principal paydowns.

(5)

Market price is the dollar amount of market value, per $100 of nominal, or face, value, of the mortgage security. We compute market value by obtaining three valuations for the mortgage security from three separate and independent securities dealers and averaging the three valuations.

(6)

Market value is the total market value for the mortgage security. We compute market value by obtaining valuations for the mortgage security from three separate and independent securities dealers and averaging the three valuations.

(7)

A 3/1 hybrid is a pass-through certificate backed by pools of mortgage loans secured by residential real property, where the pooled mortgage loans have fixed interest rates for three years, after which the interest rates reset and then continue to reset annually. The certificate passes through the payments made by the individual borrowers on the mortgage loans that collateralize the certificate, net of fees paid to the servicer and to the issuer or guarantor of the certificate. Payments of principal and interest on the certificate are generally made monthly.

(8)

A 5/1 hybrid is a pass-through certificate backed by pools of mortgage loans secured by residential real property, where the pooled mortgage loans have fixed interest rates for five years, after which the interest rates reset and then continue to reset annually. The certificate passes through the payments made by the individual borrowers on the mortgage loans that collateralize the certificate, net of fees paid to the servicer and to the issuer or guarantor of the certificate. Payments of principal and interest on the certificate are generally made monthly.

(9)

A 7/1 hybrid is a pass-through certificate backed by pools of mortgage loans secured by residential real property, where the pooled mortgage loans have fixed interest rates for seven years, after which the interest rates reset and then continue to reset annually. The certificate passes through the payments made by the individual borrowers on the mortgage loans that collateralize the certificate, net of fees paid to the servicer and to the issuer or guarantor of the certificate. Payments of principal and interest on the certificate are generally made monthly.

Our Portfolio Financing

As of March 31, 2008, we had financed our portfolio with approximately $2.740 billion in borrowings under repurchase agreements bearing fixed interest rates until maturity. Our borrowings bear maturities ranging from 30 days or less to 36 months, as indicated in the table below (dollar amounts in thousands).

Borrowings at March 31, 2008

Time to Maturity	Balance	Weighted Average Contractual Rate
Within 30 days	$1,863,624	2.84%
30 days to 3 months	576,007	2.79
3 months to 36 months (1)	300,000	3.32

	$2,739,631	2.88%

(1)

We have a $100.0 million extended repurchase agreement that matures on November 30, 2009 and has a fixed rate of 3.72%. The terms of the agreement include an option for the lender to terminate the agreement on November 30, 2008. We also have a $100.0 million extended repurchase agreement that matures on January 24, 2011 and has a fixed rate of 3.32%. The terms of the agreement include an option for the lender to terminate the agreement on January 24, 2010. We also have a $100.0 million extended repurchase agreement that matures on February 21, 2011 and has a fixed rate of 2.93%. The terms of the agreement include an option for the lender to terminate the agreement on November 21, 2010.

As of December 31, 2007, we had not engaged in any hedging activity. As of March 31, 2008, however, we had entered into four interest rate swap agreements designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. These swap agreements provide for fixed interest rates indexed off of one-month LIBOR and effectively fix the floating interest rates on $300 million of borrowings under our repurchase agreements for the term of the swap agreement as summarized below.

Counterparty	Notional Amount	Beginning Date	Ending Date	Fixed Rate in Contract
	(In Thousands)
Bear Stearns Bank PLC	$100,000	1/31/2008	7/30/2010	2.848%
Merrill Lynch Capital Services, Inc.	$50,000	2/7/2008	5/31/2010	2.685%
Merrill Lynch Capital Services, Inc.	$50,000	2/13/2008	5/20/2010	2.665%
Bank of America, N.A.	$100,000	3/4/2008	3/31/2011	2.749%

On April 11, 2008, we entered into an interest rate swap agreement for a notional amount of $100.0 million. This interest rate swap agreement has a fixed rate of 2.800%, is indexed off of one-month LIBOR and will mature on April 20, 2011.

Distribution Policy

We intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. On January 25, 2008, we paid a $0.17 per share dividend with respect to our fourth fiscal quarter in 2007 on our outstanding shares of common stock. On January 31, 2008, prior to the closing of our second private offering, we paid a $0.17 per share dividend with respect to the month of January 2008 on our outstanding shares of common stock. On April 23, 2008, we paid a $0.35 per share dividend with respect to the months of February and March 2008 on our outstanding shares of common stock. There are no assurances of our ability to pay additional or similar dividends in the future.

Any future distributions we make will be at the discretion of our board of directors and will depend on, among many other things, our actual results of operations. Our actual results of operations and ability to pay distributions will be affected by a number of factors, including the net interest and other income from our portfolio, expenses, liquidity requirements and other expenditures.

Distributions to our stockholders generally will be taxable to our stockholders as ordinary income. A portion of our distributions in excess of our current and accumulated earnings and profits is expected to constitute a return of capital rather than taxable dividends, which will reduce your basis in your shares of our common stock but will not be subject to tax.

Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Code, and we may be required to obtain a loan and borrow money or sell assets to pay out enough money to satisfy the distribution requirements, or declare consent dividends (which could be taxable to our stockholders without a corresponding distribution to them to pay their taxes on such deemed dividends).

Restrictions on Ownership of Common Stock

Due to limitations on the concentration of ownership of a REIT imposed by the Code, not more than 50% of the value of the outstanding shares of beneficial ownership of a REIT may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). As a result, our charter provides that, subject to certain exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, either (1) more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of capital stock, which we refer to as the aggregate stock ownership limit, or (2) more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock, which we refer to as the common stock ownership limit. Our charter also prohibits any person from, among other matters, (1) owning or transferring shares of our capital stock if such ownership or transfer would result in our being “closely held” within the meaning of Section 856(h) of the Code, (2) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons and (3) beneficially or constructively owning shares of our capital stock if such transfer would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us) or will otherwise cause us to fail to qualify as a REIT. See “Description of Stock—Restrictions on Ownership and Transfer.”

Registration Rights and Lock-Up Agreements

Registration Rights Agreements

Pursuant to a registration rights agreements among us, our manager and Keefe, Bruyette & Woods, Inc., or Keefe, Bruyette & Woods, entered into on November 5, 2007 and February 5, 2008, which we refer to as the registration rights agreements, we are required, among other things, to file with the Securities and Exchange Commission, or SEC, by June 30, 2008 a resale shelf registration statement registering for resale 15,103,937 shares of common stock purchased or placed by Keefe, Bruyette & Woods in our two private offerings. We are required to use our commercially reasonable efforts to cause the resale shelf registration statement to become effective under the Securities Act as promptly as practicable after the filing (such time of effectiveness may be deferred until up to 90 days after the effective date of the registration statement of which this prospectus is a part), and to maintain the resale shelf registration statement continuously effective under the Securities Act for a specified period.

Lock-Up Agreements

Our executive officers and directors have entered into lock-up agreements that prohibit them from selling, pledging, transferring or otherwise disposing of our common stock or securities convertible into our common stock for a period of 180 days after the date of this prospectus. In addition, in accordance with the registration rights agreements, subject to specified exceptions, holders of shares of common stock sold in each of our November 2007 and February 2008 private offerings have agreed not to offer, pledge, sell or otherwise dispose of any shares of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus, and are not selling in this offering, for a period of 30 days prior to and continuing for 60 days following the effective date of the registration statement of which this prospectus is a part. Keefe, Bruyette & Woods and Banc of America Securities LLC, on behalf of the underwriters, may, in their discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and officers at any time without notice or stockholder approval, in which case, our other stockholders would also be released from the restrictions pursuant to the registration rights agreement.

Offices

Our executive offices are located at 3288 Robinhood Road, Suite 100, Winston Salem, NC 27106. Our telephone number is (336) 760-9347. Our Internet address is www.hatfin.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

THE OFFERING

Common stock offered by us (1)	10,000,000 shares

Common stock to be outstanding after completion of this offering (1) (2)	25,276,037 shares

Use of proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $222.2 million (or approximately $255.7 million if the underwriters fully exercise their over-allotment option), after deducting the underwriting discount of approximately $16.8 million (or approximately $19.3 million if the underwriters fully exercise their over-allotment option) and estimated offering expenses of approximately $1.0 million payable by us.

We expect to use the net proceeds of this offering to acquire agency securities that are three-year, five-year and seven-year hybrid ARMs and currently intend to invest the proceeds in a targeted mix of 15% to 30% three-year hybrid ARMs, 40% to 60% five-year hybrid ARMs and 15% to 30% seven-year hybrid ARMs. We expect then to borrow against the agency securities through repurchase agreements and use the proceeds of the borrowings to acquire additional agency securities in accordance with the same targeted allocation. We reserve the right to change our targeted allocation depending on prevailing market conditions, including, among others, the pricing and supply of agency securities, the performance of our portfolio and the availability and terms of financing.

The up to approximately $33.5 million of additional net proceeds as a result of the exercise of the over-allotment option by the underwriters, if any, will be used for additional investments in agency securities and general corporate purposes.

Proposed New York Stock Exchange symbol	“HTS”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 and other information in this prospectus for a discussion of factors you should consider carefully before investing in our common stock.

(1)	Assumes the underwriters’ option to purchase up to an additional 1,500,000 shares of our common stock solely to cover over-allotments, if any, is not exercised.
(2)

Includes, in addition to the shares offered by us in this offering: (a) 100 shares issued in connection with our incorporation and nominal capitalization; (b) 8,203,937 shares of common stock issued in our initial private offering in November 2007; (c) 6,900,000 shares of common stock issued in our private offering in February 2008; (d) 164,000 shares of restricted stock issued to our executive officers and independent directors pursuant to the 2007 Equity Incentive Plan in November 2007; and (e) 8,000 shares of restricted stock to be issued to our independent directors pursuant to the 2007 Equity Incentive Plan upon consummation of this offering. Excludes options to purchase 81,000 shares of our common stock issued to our executive officers pursuant to the 2007 Equity Incentive Plan in November 2007 and 157,000 additional shares of common stock reserved for issuance under our 2007 Equity Incentive Plan. See “Management—2007 Equity Incentive Plan” for additional information regarding restricted stock and stock options.

SUMMARY SELECTED FINANCIAL DATA

The following table presents summary historical financial information as of March 31, 2008 and December 31, 2007, and for the three months ended March 31, 2008 and the period from September 19, 2007 (date of inception) to December 31, 2007. The summary historical financial information as of March 31, 2008 and for the three months ended March 31, 2008 presented in the table below has been derived from our unaudited financial statements. The summary historical financial information as of December 31, 2007 and for the period from September 19, 2007 (date of inception) to December 31, 2007 presented in the table below has been derived from our audited financial statements. The information presented below is not necessarily indicative of the trends in our performance or our results for a full fiscal year.

The information presented below is only a summary and does not provide all of the information contained in our historical financial statements, including the related notes. You should read the information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

	Three months ended March 31, 2008	Period from September 19, 2007 (Date of Inception) to December 31, 2007
	(dollars in thousands, except per share data)
	(unaudited)
Statement of Income Data
Interest income	$26,046	$7,296
Interest expense	(16,386)	(5,332)

Net interest income	9,660	1,964
Operating expenses:	1,345	716

Net income	$8,315	$1,248

Net income per share—common stock, basic and diluted	$0.71	$0.15

Weighted average shares outstanding	11,740	8,368	(1)

Dividends declared per share of common stock	$0.34	$—

	March 31, 2008	December 31, 2007
	(dollars in thousands)
	(unaudited)
Balance Sheet Data
Mortgage-backed securities, at fair value	$3,036,829	$1,619,290
Total assets	3,074,959	1,646,388
Repurchase agreements	2,739,631	1,475,512
Total stockholders’ equity	$329,400	$165,356

(1)	Weighted average shares outstanding for the period from November 5, 2007 to December 31, 2007.

RISK FACTORS

Investment in our common stock involves significant risks. Before making an investment decision, you should carefully consider the following risk factors in addition to the other information contained in this prospectus. The risks discussed in this prospectus can adversely affect our business, financial condition, liquidity and results of operations. This could cause the price of our common stock to decline significantly, and you could lose all or part of your investment. The risk factors set forth below are not the only risks that may affect us but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Company

We are a newly organized corporation and we have a limited operating history.

We were organized in September 2007 and commenced operations upon completion of our initial private offering in November 2007. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially.

We are dependent on the employees of our manager, who have no experience managing a public company.

The key employees of our manager, who are also our executive officers, have no experience managing a public company. This inexperience on the part of our manager and our executive officers increases the risk and uncertainty you face in making an investment in our shares and could have an adverse effect on our operations and our ability to secure public financing.

We are dependent upon key employees of our manager, and we may not find suitable replacements if these key personnel are no longer available to us.

Our success depends to a significant degree upon the contributions of Messrs. Michael and Benjamin Hough and Messrs. Steele, Gibbs and Boos, whose continued service is not guaranteed, and each of whom would be difficult to replace. Because these key personnel collectively have a substantial amount of experience in the fixed income markets and certain of these key personnel have prior experience managing a mortgage REIT, we depend on their experience and expertise to manage our day-to-day operations and our strategic business direction. In addition, many of these individuals have strong industry reputations, which aid us in identifying and financing investment opportunities. The loss of the services of these key personnel could diminish our relationships with lenders, and industry personnel and harm our business and our prospects. We cannot assure you that these individuals can be replaced with equally skilled and experienced professionals.

Because our manager has broad discretion to allocate proceeds, our manager may cause us to acquire mortgage securities or other assets that produce investment returns that are substantially below expectations or that result in net operating losses.

Our manager has broad discretion, within the general investment criteria established by our board of directors, to allocate the proceeds of the offering and to determine the timing of investment of such proceeds. Such discretion could result in allocation of proceeds to assets where the investment returns are substantially below expectations or which result in net operating losses, which would materially and adversely affect our business, operations and results.

Because our board of directors could change our investment policies without stockholder approval to permit us to invest in investments other than agency securities, we may invest in assets that bear greater credit, interest rate, prepayment or passive investment risks.

If market conditions change, our board of directors could change our investment policies without stockholder approval to permit us to invest in investments other than agency securities, such as other investment-grade mortgage assets, other real estate-related investments (which may not be investment grade) that management determines are consistent with our asset allocation policy and with our tax status as a REIT, and the securities of other REITs. If we acquire investments of lower credit quality, our profitability may decline and we may incur losses if there are defaults on assets underlying those investments or if the rating agencies downgrade the credit quality of those investments.

Investing in other REITs involves obtaining interests in real estate-related investments indirectly, which carries several risks, including the following:

•	returns on our investments are not directly linked to returns on the assets of the REITs in which we invest;

•	we may have no ability to affect the management, investment decisions or operations of the REITs in which we invest;

•	prices of publicly-traded securities are likely to be volatile; and

•	the disposition value of investments is dependent upon general and specific market conditions.

Each of these risks could cause the performance of our investments in other REITs to be lower than anticipated, which would adversely impact the overall returns for our portfolio.

Risks Related to Conflicts of Interest

The management agreement was not negotiated on an arms-length basis and the terms, including fees payable, may not be as favorable to us as if it was negotiated with an unaffiliated third party.

Because our executive officers and two of our directors are also officers and owners of our manager, the management agreement was not negotiated on an arms-length basis, and we did not have the benefit of arms-length negotiations of the type normally conducted with an unaffiliated third party. As a result, the terms, including fees payable, may not be as favorable to us as an arms-length agreement. Furthermore, because our executive officers and two of our directors are also officers and owners of our manager, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our manager.

Termination by us of our management agreement with our manager without cause is difficult and costly.

The initial term of the management agreement expires on November 5, 2010 and shall be automatically renewed for a one-year term on each anniversary date thereafter unless terminated. Our independent directors review our manager’s performance periodically and, following the initial term, the management agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common stock, based upon: (1) unsatisfactory performance by our manager that is materially detrimental to us or (2) a determination that the management fees payable to our manager are not fair, subject to our manager’s right to prevent such a termination by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our manager.

We must provide 180 days’ prior notice of any such termination. Our manager will be paid a termination fee equal to three times the average annual management fee earned by our manager during the two years immediately preceding termination. The termination fee may make it more difficult for us to terminate the management agreement. These provisions increase the cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

Our manager may allocate mortgage-related opportunities to ACM, and thus may divert attractive investment opportunities away from us.

Each of our executive officers and some of our directors also serve as officers and owners of our manager. Our manager is also the external manager of ACM, a private mortgage REIT with investment objectives that are similar to ours. Furthermore, three of our executive officers, Michael R. Hough, Benjamin M. Hough and William H. Gibbs, Jr. are also executive officers and directors of ACM. Kenneth A. Steele serves as our chief financial officer and also as chief financial officer of ACM. Frederick J. Boos, II serves as our co-chief investment officer and also as chief investment strategist of ACM. Our executive officers, who as of March 31, 2008 collectively and beneficially owned approximately 1.28% of the outstanding common stock of ACM on a fully diluted basis, intend to continue in such capacities with ACM. Most investment opportunities that are suitable for us are also suitable for ACM; therefore, these dual responsibilities create conflicts of interest for these officers in the event they are presented with opportunities that may benefit either us or ACM. Our management agreement requires our manager to allocate investments between us and ACM by determining the entity for which they believe the investment opportunity is most suitable. In making this determination, our manager considers the investment strategy and guidelines of each entity with respect to acquisition of assets, portfolio needs, market conditions, cash flow and other factors that they deem appropriate. However, our manager generally has no obligation to make any specific investment opportunities available to us, and the above mentioned conflicts of interest may result in decisions or allocations of securities that may benefit one entity more than the other. Thus, the executive officers of our manager could direct attractive investment opportunities to ACM instead of to us. Such events could result in us investing in investments that provide less attractive returns, reducing the level of distributions we may be able to pay to our stockholders.

Furthermore, in the future our manager may sponsor or provide management services to other investment vehicles with investment objectives that overlap with ours. Accordingly, we may further compete for access to the benefits that we expect our relationship with our manager to provide and for the time of its key employees. For a more detailed description of the conflicts of interest our manager faces, see “Our Manager and the Management Agreement—Conflicts of Interest.”

Our manager and its key employees, who are our executive officers, face competing demands relating to their time and this may adversely affect our operations.

We rely on our manager and its employees, including Messrs. Michael and Benjamin Hough and Messrs. Steele, Gibbs and Boos, for the day-to-day operation of our business. Our manager is also the manager of ACM and each of the key employees of our manager are executive officers of ACM. As a result of their interests in ACM, Messrs. Michael and Benjamin Hough and Messrs. Steele, Gibbs and Boos face conflicts of interest in allocating their time among us and ACM.

Because our manager has duties to ACM as well as to our company, we do not have the undivided attention of the management team of our manager and our manager faces conflicts in allocating management time and resources between our company and ACM. Further, during turbulent market conditions or other times when we need focused support and assistance from our manager, ACM or other entities for which our manager also acts as an investment manager will likewise require greater focus and attention, placing competing high levels of demand on our manager’s limited resources. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our manager did not act as a manager for other entities.

Our directors have approved broad investment guidelines for our manager and do not approve each investment decision made by our manager.

Our manager is authorized to follow broad investment guidelines. Our directors, including our independent directors, periodically review our investment guidelines and our investment policies. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude with the investment guidelines in determining the types of assets it may decide are proper investments for us.

Our manager’s management fee is payable regardless of our performance.

Our manager is entitled to receive a management fee from us that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our portfolio. For example, we would pay our manager a management fee for a specific period even if we experienced a net loss during the same period. Our manager’s entitlement to substantial nonperformance-based compensation might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could adversely affect our ability to make distributions to our stockholders and the market price of our common stock.

Risks Related to Our Business

Continued adverse developments in the residential mortgage market may adversely affect the value of our agency securities and our ability to borrow against our agency security assets.

Recently, the residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions that may adversely affect the performance and market value of the mortgage securities in which we invest. Securities backed by residential mortgage loans, or RMBS securities, originated in 2006 and 2007 have experienced a higher and earlier than expected rate of delinquencies. Additionally, there may be evidence that other earlier vintages of RMBS securities are not performing as expected. Many RMBS securities have been downgraded by the rating agencies during the past few months and the rating agencies may in the future downgrade RMBS securities. As a result, the market for these securities may be adversely affected for a significant period of time.

The increase in delinquencies described above has not been limited to “subprime” mortgage loans, which are made to borrowers with impaired credit. The increase in delinquencies has also affected “Alt-A” mortgage loans, which are made to borrowers with limited documentation, and also “prime” mortgage loans, which are made to borrowers with excellent credit who provide full documentation.

In recent months, housing prices and appraisal values in many states have declined or stopped appreciating, after extended periods of significant appreciation. A continued decline or an extended flattening of those values may result in additional increases in delinquencies and losses on residential mortgage loans generally, particularly with respect to second homes and investor properties and with respect to any residential mortgage loans whose aggregate loan amounts (including any subordinate liens) are close to or greater than the related property values.

Another factor that may in the future contribute to higher delinquency rates is the potential increase in monthly payments on adjustable rate mortgage loans. Borrowers with adjustable rate mortgage loans may be exposed to increased monthly payments if the related mortgage interest rate adjusts upward from the initial fixed rate or a low introductory rate, as applicable, in effect during the initial period of the mortgage loan to the rate computed in accordance with the applicable index and margin. This increase in borrowers’ monthly payments, together with any increase in prevailing market interest rates, after the initial fixed rate period, may result in significantly increased monthly payments for borrowers with adjustable rate mortgage loans and an increase in default on their obligations.

Current market conditions may impair borrowers’ ability to refinance or sell their properties, which may contribute to higher delinquency and default rates. Borrowers seeking to avoid increased monthly payments by refinancing may no longer be able to find available replacement loans at comparably low interest rates. A decline in housing prices may also leave borrowers with insufficient equity in their homes to permit them to refinance. Borrowers who intended to sell their homes or refinance their existing mortgage loans on or before the expiration of the fixed rate periods on their mortgage loans may find that they cannot sell their property for an amount equal to or greater than the unpaid principal balance of their loans or obtain new financing at lower rates. In addition, some mortgage loans may include prepayment premiums that may further inhibit refinancing.

The servicer will have the authority to modify mortgage loans that are in default, or for which default is reasonably forseeable, if such modifications are in the best interests of the holders of the mortgage securities and such modifications are done in accordance with the terms of the relevant agreements. Loan modifications are more likely to be used when borrowers are less able to refinance or sell their homes due to market conditions, and when the potential recovery from a foreclosure is reduced due to lower property values. A significant number of loan modifications could result in a significant reduction in cash flows to the holders of the mortgage securities on an ongoing basis.

Recently, a number of originators of mortgage loans have experienced serious financial difficulties and, in many cases, have entered bankruptcy proceedings. These difficulties have resulted in part from declining markets for their mortgage loans as well as from claims for repurchases of mortgage loans previously sold under provisions that require repurchase in the event of early payment defaults or for breaches of representations regarding loan quality. In addition, a rising interest rate environment and declining real estate values may decrease the number of borrowers seeking or able to refinance their mortgage loans, which would result in a decrease in overall originations.

Various federal, state and local regulatory authorities have taken or proposed actions that could hinder the ability of the servicer to foreclose promptly on defaulted mortgage loans. Any such actions may adversely affect the performance of the loans and the yield on and value of the mortgage securities.

Investors should consider that the general market conditions discussed above may adversely affect the market value of the agency securities in which we invest and make it difficult or more expensive for us to borrow against our agency security assets.

If the entities that guarantee the payments on our agency securities cannot honor those guarantees, our results of operations would be adversely affected.

The payments we expect to receive on the agency securities in which we primarily invest are guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. Ginnie Mae is part of a U.S. Government agency and its guarantees are backed by the full faith and credit of the United States. Fannie Mae and Freddie Mac are U.S. Government-sponsored entities but their guarantees are not backed by the full faith and credit of the United States. The agency securities in which we invest depend on a steady stream of payments on the mortgages underlying the agency securities.

The recent economic challenges in the residential mortgage market have affected the financial results of Fannie Mae and Freddie Mac. Both Fannie Mae and Freddie Mac recently have reported substantial losses. Fannie Mae recently stated that it expects losses on guarantees of agency securities to continue and expects significant increases in credit-related expenses and credit losses through 2008. Freddie Mac has warned that it may not have enough capital to cover its mandatory reserves for mortgage commitments. Freddie Mac also cut its quarterly dividend for the fourth quarter 2007 in half as compared to the third quarter. Further, Freddie Mac recently consummated a $6 billion preferred stock offering. Fannie Mae and Freddie Mac may need to raise additional capital in the future or face challenges with respect to liquidity, and therefore, their ability to honor their guarantees of agency securities. If Fannie Mae and Freddie Mac continue to suffer significant losses, their ability to honor their respective agency securities guarantees may be adversely affected. In March 2008, in response to disruptions in the credit markets, the Office of the Federal Housing Enterprise Oversight, which oversees Fannie Mae and Freddie Mac, announced a reduction in the mandatory capital reserve Fannie Mae and Freddie Mac must maintain in respect of bad loans. This reduction in the mandatory capital reserve will allow Fannie Mae and Freddie Mac to guarantee greater amounts of debt securities, which ultimately could create additional financial challenges for the government-sponsored entities by simultaneously increasing their total guarantee obligations and reducing their reserves available to fund such guarantees. Any actual or perceived financial challenges at either Fannie Mae or Freddie Mac could cause the rating agencies, such as Moody’s and Standard & Poor’s, to downgrade securities issued by Fannie Mae or Freddie Mac. On January 9, 2008, Moody’s placed Freddie Mac’s A- bank financial strength rating, which measures the likelihood it will require financial assistance from third parties, on review for possible downgrade. Any failure to honor guarantees on agency securities by Fannie Mae or Freddie Mac or any downgrade of securities issued by Fannie Mae or Freddie Mac by the rating agencies could cause a significant decline in the cash flow and value of any agency securities we may own, and we may then be unable to sell or finance agency securities on favorable terms or at all.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay dividends.

The availability of mortgage-related assets meeting our criteria depends upon, among other things, the level of activity and quality of and demand for securities in the mortgage securitization and secondary markets. The market for agency securities depends upon various factors including the level of activity in the residential real estate market, the level of and difference between short-term and long-term interest rates, incentives for issuers to securitize mortgage loans and demand for agency securities by institutional investors. The size and level of activity in the residential real estate lending market depends on various factors, including the level of interest rates, regional and national economic conditions and real estate values. To the extent we are unable to acquire a sufficient volume of mortgage-related assets meeting our criteria, our results of operations would be adversely affected. Furthermore, we cannot assure you that we will be able to acquire sufficient mortgage-related assets at spreads above our costs of funds.

A disproportionate rise in short-term interest rates as compared to longer-term interest rates may adversely affect our income.

The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our investments, on average, generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our net assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

A flat or inverted yield curve may adversely affect agency securities prepayment rates and supply.

Our net interest income varies primarily as a result of changes in interest rates as well as changes in interest rates across the yield curve. We believe that when the yield curve is relatively flat, borrowers have an incentive to refinance into hybrid mortgages with longer initial fixed rate periods and fixed rate mortgages, causing our agency securities to experience faster prepayments. In addition, a flatter yield curve generally leads to fixed-rate mortgage rates that are closer to the interest rates available on hybrid and adjustable-rate mortgages, possibly decreasing the supply of agency securities. At times, short-term interest rates may increase and exceed long-term interest rates, causing an inverted yield curve. When the yield curve is inverted, fixed-rate mortgage rates may approach or be lower than hybrid or adjustable-rate mortgage rates, further increasing agency securities prepayments and further negatively impacting agency securities supply. Increases in prepayments on our portfolio will cause our premium amortization to accelerate, lowering the yield on such assets. If this happens, we could experience a decrease in net income or incur a net loss during these periods, which may negatively impact our distributions to stockholders.

Interest rate mismatches between our adjustable-rate agency securities and our borrowings used to fund our purchases of these securities may reduce our income during periods of changing interest rates.

We expect to fund most of our investments in adjustable-rate agency securities with borrowings that have interest rates that adjust more frequently than the interest rate indices and repricing terms of our agency securities. Accordingly, if short-term interest rates increase, our borrowing costs may increase faster than the interest rates on our adjustable-rate securities adjust. As a result, in a period of rising interest rates, we could experience a decrease in net income or a net loss.

We intend that most of the agency securities we will acquire will be adjustable-rate securities. This means that their interest rates may vary over time based upon changes in an identified short-term interest rate index. In most cases, the interest rate indices and repricing terms of the agency securities that we acquire and our borrowings will not be identical, thereby potentially creating an interest rate mismatch between our investments and our borrowings. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these interest rate index mismatches could reduce our net income or produce a net loss, and adversely affect our dividends and the market price of our common stock.

Interest rates are highly sensitive to many factors, including governmental, monetary and tax policies, domestic and international economic and political considerations and other factors, all of which are beyond our control.

Interest rate caps on our adjustable-rate agency securities may reduce our income or cause us to suffer a loss during periods of rising interest rates.

The mortgage loans underlying our adjustable-rate securities typically will be subject to periodic and lifetime interest rate caps. Additionally, we may invest in ARMs with an initial “teaser” rate that will provide us with a lower than market interest rate initially, which may accordingly have lower interest rate caps than ARMs without such teaser rates. Periodic interest rate caps limit the amount an interest rate can increase during a given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a mortgage loan. If these interest rate caps apply to the mortgage loans underlying our adjustable-rate securities, the interest distributions made on the related securities will be similarly impacted. Our borrowings may not be subject to similar interest rate caps. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps would limit the interest distributions on our adjustable-rate agency securities. Further, some of the mortgage loans underlying our adjustable-rate agency securities may be subject to periodic payment caps that result in a portion of the interest on those loans being deferred and added to the principal outstanding. As a result, we could receive less interest distributions on adjustable-rate agency securities, particularly those with an initial teaser rate, than we need to pay interest on our related borrowings. These factors could lower our net interest income, cause us to suffer a net loss or cause us to incur additional borrowings to fund interest payments during periods of rising interest rates or sell our investments at a loss.

Because we may acquire fixed-rate securities, an increase in interest rates may adversely affect our book value.

Increases in interest rates may negatively affect the market value of our agency securities. Any fixed-rate securities we invest in generally will be more negatively affected by these increases than adjustable-rate securities. In accordance with accounting rules, we are required to reduce our stockholders’ equity, or book value, by the amount of any decrease in the market value of our mortgage-related assets. We are required to evaluate our securities on a quarterly basis to determine their fair value by using third party bid price indications provided by dealers who make markets in these securities or by third-party pricing services. If the fair value of a security is not available from a dealer or third-party pricing service, we estimate the fair value of the security using a variety of methods including, but not limited to, discounted cash flow analysis, matrix pricing, option- adjusted spread models and fundamental analysis. Aggregate characteristics taken into consideration include, but are not limited to, type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts we would receive in a current market exchange. If we are required by accounting rules to reduce the value of one or more agency securities on our balance sheet, then our stockholders’ equity would be correspondingly reduced. Reductions in stockholders’ equity decrease the amounts we may borrow to purchase additional securities, which could restrict our ability to increase our net income.

Because we acquire hybrid ARMs and may acquire fixed-rate securities, an increase in interest rates may adversely affect our profitability.

While the majority of our investments consist of hybrid ARMs, which have a fixed rate for an initial period of time and then become adjustable-rate securities, we may also invest in fixed-rate mortgage securities. In a period of rising interest rates, the interest payments on our borrowings could increase while the interest payments we earn on our hybrid mortgage securities and fixed-rate mortgage securities would not change. As a result, our returns would be reduced.

We may experience a decline in the market value of our assets.

A decline in the market value of our agency securities or other assets may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair market value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale. In this regard, we note that the fair market value of our agency securities is and has been affected by changes in interest rates and relative “credit spreads,” or the differences in value between agency securities and U.S. Treasuries with similar durations. For example, in January and February 2008, the market value of certain of our agency securities, as measured by trading prices of similar securities, increased by up to 2.0% above our amortized cost for the agency securities. In contrast, primarily as a result of increases in credit spreads, during March 2008, the market value of our agency securities decreased by up to 3.0% below our amortized cost. The changes in the market value of our agency securities over the short period since our inception in November 2007 are not necessarily indicative of future fluctuations in value, which may be much greater.

Changes in prepayment rates on our agency securities may decrease our net interest income.

Pools of mortgage loans underlie the agency securities that we acquire. We will generally receive principal distributions from the principal payments that are made on these underlying mortgage loans. When borrowers repay their mortgage loans faster than expected, this will result in prepayments that are faster than expected on the agency securities. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors, all of which are beyond our control. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans. Faster than expected prepayments could adversely affect our profitability, including in the following ways:

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We may purchase agency securities that have a higher interest rate than the market interest rate at the time of purchase. In exchange for this higher interest rate, we would be required to pay a premium over the face amount of the security to acquire the security. In accordance with accounting rules, we would amortize this premium over the anticipated term of the mortgage security. If principal distributions are received faster than anticipated, we would be required to expense the premium faster. We may not be able to reinvest the principal distributions received on agency securities in similar new agency securities and, to the extent that we can do so, the effective interest rates on the new agency securities will likely be lower than the yields on the mortgages that were prepaid.

•

We also may acquire agency securities at a discount. If the actual prepayment rates on a discount mortgage security are slower than anticipated at the time of purchase, we would be required to recognize the discount as income more slowly than anticipated. This would adversely affect our profitability. Slower than expected prepayments also may adversely affect the market value of a discount mortgage security.

Competition may prevent us from acquiring mortgage-related assets at favorable yields and that would negatively impact our profitability.

Our net income largely depends on our ability to acquire mortgage-related assets at favorable spreads over our borrowing costs. In acquiring mortgage-related assets, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-related assets, many of which have greater financial resources than us. As a result, we may not in the future be able to acquire sufficient mortgage-related assets at favorable spreads over our borrowing costs which would adversely affect our profitability.

Rapid changes in the values of our real estate-related investments may make it difficult for us to maintain our qualification as a REIT or exemption from the Investment Company Act.

We may acquire non-real estate related assets in the event our independent directors change our investment strategies. If the market value or income potential of real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-real estate assets that we may own. We may have to make investment decisions that we otherwise would not make absent the REIT and Investment Company Act considerations.

Because assets we expect to acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.

We bear the risk of being unable to dispose of our mortgage-related assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity, including the recent period of delinquencies and defaults with respect to residential mortgage loans. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which may cause us to incur losses.

Hedging against interest rate exposure may adversely affect our earnings.

Subject to complying with REIT requirements, we employ techniques that limit, or “hedge,” the adverse effects of rising interest rates on our short-term repurchase agreements and on the value of our assets. Our hedging activity will vary in scope based on the level and volatility of interest rates and principal repayments, the type of securities held and other changing market conditions. These techniques may include entering into interest rate swap agreements or interest rate cap or floor agreements, purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, or entering into forward rate agreements. We have implemented a policy to limit our use of hedging instruments to only those techniques described above and to only enter into hedging transactions with counterparties that have a high-quality credit rating. However, there are no perfect hedging strategies, and interest rate hedging may fail to protect us from loss. In addition, these hedging strategies may adversely affect us because hedging activities involve an expense that we will incur regardless of the effectiveness of the hedging activity. Hedging activities could result in losses if the event against which we hedge does not occur. Additionally, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the party owing money in the hedging transaction may default on its obligation to pay;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•

the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

We may fail to qualify for hedge accounting treatment.

We intend to record derivative and hedge transactions in accordance with United States generally accepted accounting principles, specifically Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). Under these standards, we may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the SFAS 133 definition of a derivative (such as short sales), we fail to satisfy SFAS 133 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives we enter into may not be offset by a change in the fair value of the related hedged transaction.

New laws may be passed affecting the relationship between Fannie Mae and Freddie Mac, on the one hand, and the federal government, on the other, which could adversely affect the price of agency securities.

Legislation has been or may be proposed to change the relationship between Fannie Mae and Freddie Mac, on the one hand, and the federal government, on the other hand, or may require Fannie Mae and Freddie Mac to reduce the amount of mortgages they own or for which they provide guarantees on agency securities. Any type of legislation enacted into law affecting these U.S. Government-sponsored entities may create market uncertainty and have the effect of reducing the actual or perceived credit quality of mortgage-backed securities issued by Fannie Mae and Freddie Mac. As a result, such legislation could increase the risk of loss on investments in Fannie Mae and/or Freddie Mac mortgage-backed securities. Our current business plan is to invest in agency securities, even if such U.S. Government-sponsored entities’ relationships with the federal government change or limits are imposed on the amount of mortgages they can own or for which they can guarantee payments on agency securities. As of March 31, 2008, our portfolio was comprised entirely of agency securities.

We are highly dependent on information and communications systems. Any systems failures could significantly disrupt our business, which may, in turn, negatively affect our operations and the market price of our common stock and our ability to pay dividends to our stockholders.

Our business is highly dependent on communications and information systems. Any failure or interruption of our manager’s systems could cause delays or other problems in our agency securities trading activities, which could have a material adverse effect on our operating results and negatively affect our operating results and the market price of our common stock and our ability to pay dividends to our stockholders.

Risks Related to Debt Financing

We expect to incur significant debt to finance our investments, which will subject us to increased risk of loss.

We generally expect to borrow between eight and 12 times the amount of our stockholders’ equity, although our borrowings may at times be above or below this amount. As of March 31, 2008, our borrowings were approximately $2.740 billion, and our debt-to-stockholders’ equity ratio was approximately 8.3:1. To the extent we exceed a debt-to-stockholders’ equity ratio of 12:1, the adverse impact on our financial condition and results of operations from the types of risks described in this section would likely be more severe. We will incur leverage by borrowing against our agency securities. Incurring debt could subject us to many risks, including the risks that:

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our cash flow from operations will be insufficient to make required payments of principal and interest, resulting in the loss of some or all of our securities due to foreclosure or sale in order to satisfy our debt obligations;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

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we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for distribution to stockholders, funding our operations, future business opportunities or other purposes;

•	the terms of any refinancing will not be as favorable as the terms of the debt being refinanced;

•	the use of leverage could adversely affect our ability to make distributions to our stockholders and could reduce the market price of our stock;

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a default under a loan could result in an involuntary liquidation of the securities pledged for such loan, including any cross-collateralized securities, which would result in a loss to us of the difference between the value of the securities upon liquidation and the carrying value of the securities;

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to the extent we are compelled to liquidate assets to repay debts, such an event could jeopardize (1) our REIT status, or (2) our exemption from registration under the Investment Company Act, the loss of either of which could decrease our overall profitability and our ability to make distributions to our stockholders.

A decrease in the value of assets financed through repurchase agreements may lead our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, then we may be compelled to liquidate particular assets at an inopportune time.

A majority of our borrowings are and will be secured by our agency securities, generally under repurchase agreements. The amount borrowed under a repurchase agreement is based on the market value of the agency securities pledged to secure the borrowings. Our repurchase agreements allow our lenders to revise the market value of the agency securities pledged as collateral from time to time to reflect then–current market conditions. Possible market developments, including a sharp rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of securities in which our portfolio is concentrated, may cause a decline in the market value of the agency securities used to secure these debt obligations, which could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings or repay a portion of the outstanding borrowings, on minimal notice. In that situation, we could be required to sell agency securities under adverse market conditions in order to obtain the additional collateral required by the lender or to pay down our borrowings. If these sales are made at prices lower than the carrying value of the agency securities, we would experience losses, thus adversely affecting our operating results and net profitability. In recent months, a number of companies owning mortgage securities have been required by lenders to pledge additional collateral as the market value of their mortgage securities declined. In the ordinary course of our business, we experience margin calls, which require us to pledge additional collateral or pay down our borrowings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Effects of Margin Requirements, Leverage and Credit Spreads.”

Further, financial institutions may require us to maintain a certain amount of cash that is not invested or to set aside non-leveraged assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these collateral obligations, then, as described above, our financial condition could deteriorate rapidly.

Failure to procure adequate debt financing, or to renew or replace existing debt financing as it matures, would adversely affect our results and may, in turn, negatively affect the value of our common stock and our ability to distribute dividends.

We intend to use debt financing as a strategy to increase our return on investments. However, we may not be able to achieve our desired debt-to-equity ratio for a number of reasons, including the following:

•	our lenders do not make debt financing available to us at acceptable rates; or

•	our lenders require that we pledge additional collateral to cover our borrowings, which we may be unable to do.

We cannot assure you that any, or sufficient, debt funding will be available to us in the future on terms that are acceptable to us. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the value of our common stock and our ability to make distributions, and you may lose part or all of your investment.

Furthermore, because we rely primarily on short-term borrowings, our ability to achieve our investment objective depends not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. As of March 31, 2008, a substantial majority of our borrowings bore maturities of 30 days or less. If we are not able to renew or replace maturing borrowings, we will have to sell some or all of our assets, possibly under adverse market conditions.

Lenders may require us to enter into restrictive covenants relating to our operations.

When we obtain financing, lenders could impose restrictions on us that would affect our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. Loan documents we execute may contain negative covenants that limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts.

We may incur increased borrowing costs related to repurchase agreements and that would adversely affect our profitability.

Substantially all of our borrowings are expected to be collateralized borrowings in the form of repurchase agreements. Our borrowing costs under our repurchase agreements generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

•	the movement of interest rates;

•	the availability of financing in the market; and

•	the credit quality, value and liquidity of our agency securities.

As of March 31, 2008, the weighted average margin requirement under all our repurchase agreements was approximately 4.52% (weighted by borrowing amount).

If the interest rates on these repurchase agreements increase at a rate higher than the increase in rates payable on our investments, our profitability would be adversely affected.

If the counterparties to our repurchase transactions default on their obligations to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

When we engage in a repurchase transaction, we generally sell securities to the transaction counterparty and receive cash from the counterparty. The counterparty is obligated to resell the securities back to us at the end of the term of the transaction, which is typically from 30 days to less than one year, but which may have terms in excess of one year. The cash we receive from the counterparty when we initially sell the securities to the counterparty is less than the value of those securities, which is referred to as the haircut. If the counterparty defaults on its obligation to resell the securities back to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could adversely affect our earnings, and thus our cash available for distribution to our stockholders.

If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another repurchase dealer in order to continue to leverage our portfolio and carry out our investment strategy. There is no assurance we would be able to establish a suitable replacement facility on acceptable terms or at all.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or a lender file for bankruptcy.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that a lender files for bankruptcy. Thus, our use of repurchase agreements will expose our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

Risks Related to Our Corporate Structure and this Offering

Failure to maintain an exemption from the Investment Company Act would adversely affect our results of operations.

We believe that we conduct our business in a manner that allows us to avoid being regulated as an investment company under the Investment Company Act. Under Section 3(c)(5)(C), the Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” The staff of the Securities and Exchange Commission, or SEC, has provided guidance on the availability of this exemption. Specifically, the staff’s position generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests and 80% in real estate-related investments (including our qualifying real estate interests). We refer to this exemption as the “Mortgage Exemption.” In order to constitute a qualifying real estate interest under the 55% requirement, a real estate interest must meet various criteria. Mortgage securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Our ownership of these mortgage securities, therefore, is limited by the provisions of the Investment Company Act. Accordingly, we intend to maintain at least 55% of our assets in whole pools of mortgages issued by Ginnie Mae, Fannie Mae or Freddie Mac. We may, consistent with our investment allocation guidelines and the Investment Company Act, invest up to 45% but not less than 25% of our remaining assets in partial pools of mortgages and other real estate-related investments (including our qualifying real estate interests).

Competition for investments may prevent us from acquiring mortgage securities that meet the 55% requirement at favorable yields or from acquiring sufficient qualifying securities to comply with the Mortgage Exemption under the Investment Company Act. If we fail to continue to qualify for an exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as planned.

You will experience immediate dilution in the book value per share.

The offering price of our common stock in this offering is higher than the anticipated book value per share of our outstanding common stock immediately after this offering, and purchasers of our common stock in this offering will incur immediate dilution from the offering price.

We will become subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

Following this offering, we will become subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems; implement additional financial and management controls, reporting systems and procedures; expand our internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Our policies are determined by our board of directors, and our stockholders have limited rights.

Our board of directors is responsible for our strategic business direction. Our major policies, including our policies with respect to acquisitions, leasing, financing, growth, operations, debt limitation and distributions, are determined by our board of directors. Our board of directors may amend or revise these and other policies from time to time without a vote of our stockholders. Our board’s broad discretion in setting policies and stockholders’ inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.

Our board of directors may approve the issuance of capital stock with terms that may discourage a third party from acquiring us and may increase or decrease our authorized capital stock without stockholder approval.

Our charter permits our board of directors to issue shares of preferred stock, issuable in one or more classes or series. We may issue a class of preferred stock to individual investors in order to comply with the various REIT requirements. Our charter further permits our board of directors to amend our charter to increase or decrease the aggregate number of shares of our authorized stock or the number of shares of stock of any class or series without stockholder approval. Our board of directors may also classify or reclassify any unissued shares of preferred or common stock and establish the preferences and rights (including the right to vote, participate in earnings and to convert into shares of our common stock) of any such shares of stock, which rights may be superior to those of shares of our common stock. Thus, our board of directors could authorize the issuance of shares of preferred or common stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the outstanding shares of our common stock might receive a premium for their shares over the then current market price of our common stock. Furthermore, to the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending on the terms and pricing of any additional offerings, you may also experience dilution in the book value and fair value of your shares.

Our ownership limitations may restrict business combination opportunities.

To qualify as a REIT under the Code, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or under applicable attribution rules, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our charter generally prohibits direct or indirect ownership by any person of either (1) more than the aggregate stock ownership limit or (2) more than the common stock ownership limit. Generally, shares owned by affiliated owners will be aggregated for purposes of the ownership limits. Any transfer of shares of our common stock that would violate the ownership limits will result in the shares of common stock that would otherwise be held in violation of the ownership limits being designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer or other event giving rise to such excess ownership. The intended transferee will acquire no rights in such shares. The beneficiary of the trust will be one or more charitable organizations named by us. The ownership limits could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of shares of common stock might receive a premium for their shares of common stock over the then current market price or that such holders might believe to be otherwise in their best interests. The ownership limit provisions also may make our shares of common stock an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of either (1) more than 9.8% of the number or value of our outstanding shares of common stock or (2) more than 9.8% of the number or value of our outstanding shares of all classes.

The ownership of our common stock is concentrated among a small number of investors.

Our board of directors may, in its discretion, exempt a person from the 9.8% ownership limits under certain circumstances. In connection with our initial private offering in November 2007, our board of directors granted a waiver to allow an investor to acquire common stock in amounts in excess of the 9.8% limits. In addition, we have agreed that another set of investors, that at February 14, 2008 collectively owned greater than 9.8% of our outstanding common stock, should not be treated as a “group” for purposes of our ownership limits. The ownership of our outstanding common stock is concentrated among a small number of investors. As of March 31, 2008, four groups of investors, in the aggregate, owned approximately 38% of our outstanding common stock. Holders of a majority of our outstanding common stock will be able to elect all of our directors and may call special meetings of our stockholders. Holders of two-thirds of our outstanding common stock will be able to approve or disapprove of amendments to our charter, a proposed dissolution of our company, a proposed sale of all or substantially all of our assets or a proposed merger.

Provisions of Maryland law and other provisions of our organizational documents may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests, including:

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“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special stockholder voting requirements on these combinations; and

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“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the acquiring stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

Our bylaws provide that we are not subject to the “control share” provisions of the MGCL. However, our board of directors may elect to make the “control share” statute applicable to us at any time, and may do so without stockholder approval.

Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to elect on behalf of our company to be subject to statutory provisions that may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Pursuant to Title 3, Subtitle 8 of the MGCL, once we consummate this initial public offering, our charter provides that our board of directors will have the exclusive power to fill vacancies on our board. As a result, unless all of the directorships are vacant, our stockholders will not be able to fill vacancies with nominees of their own choosing. Our board of directors may elect to opt in to additional provisions of Title 3, Subtitle 8 of the MGCL without stockholder approval at any time following our initial public offering. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Business Combinations” and “—Control Share Acquisitions.”

Additionally, our charter and bylaws contain other provisions that may delay or prevent a change of control of our company. For example, our charter and bylaws provide that the number of directors constituting our full board may be fixed only by our directors, that our bylaws may only be amended by our directors and that a special meeting of stockholders may not be called by holders of our common stock holding less than a majority of our outstanding shares entitled to vote at such meeting.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in stockholders’ best interests.

Our charter limits the liability of our directors and officers for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services, or a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter also authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the extent permitted by Maryland law, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer of our company from and against any claim or liability to which he or she may become subject by reason of his or her service in that capacity. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. Finally, we have entered into agreements with our directors and officers pursuant to which we have agreed to indemnify them to the maximum extent permitted by Maryland law. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification.”

The purchase price per share of our common stock may not accurately reflect the future value of our company.

The purchase price per share of our common stock offered pursuant to this prospectus reflects the result of negotiations between us and Keefe, Bruyette & Woods and Banc of America Securities LLC. The purchase price may not accurately reflect the future value of our company, and the offering price may not be realized upon any subsequent disposition of the shares.

Our manager has broad discretion to determine the specific use of the net offering proceeds, and the use of proceeds may not increase our revenues or market value.

As of the date of this prospectus, we have broadly characterized the amount of the net proceeds of this offering that will be used for the various purposes described under “Use of Proceeds.” Our manager will have considerable discretion in the specific application of the net proceeds, may apply the net proceeds in ways other than those we currently expect, and may apply the net proceeds in ways that may not increase our revenues or our market value. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds of this offering are being used appropriately.

Future offerings of debt securities, which would rank senior to our common stock upon liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, senior or subordinated notes and series of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock, if any, and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

We have not established a minimum dividend payment level and there are no assurances of our ability to pay dividends in the future.

We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Code. Even though we have paid dividends on our common stock with respect to our partial fourth quarter in 2007 and with respect to January 2008 and our board of directors has declared dividends on our common stock with respect to February and March 2008, we have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital.

There are no established trading markets for our common stock and broad market fluctuations could negatively impact the market price of our stock.

Currently, there is no established trading market for our common stock. We have applied for listing on the New York Stock Exchange under the symbol “HTS” to be effective upon completion of this offering. We cannot assure you that our listing application will be accepted or that, if accepted, an active trading market for our common stock will develop after the offering or if one does develop, that it will be sustained.

Even if an active trading market develops, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our operations or earnings estimates or publication of research reports about us or the industry;

•	increases in market interest rates may lead purchasers of our common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

In addition, the stock market has experienced price and volume fluctuations that have affected the market prices of many companies in industries similar or related to ours and may have been unrelated to operating performances of these companies. These broad market fluctuations could reduce the market price of our common stock.

The number of shares available for future sale could cause our share price to decline.

Immediately upon the completion of this offering, we will have 25,276,037 shares of common stock outstanding. We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price of our common stock. Sales of substantial numbers of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. In addition, under registration rights agreements, we have granted holders of 15,103,937 shares of our common stock issued in our November 2007 and February 2008 private offerings the right to have their shares registered for resale under the Securities Act. If any or all of these holders sell a large number of securities in the public market, the sale could reduce the trading price of our common stock and could impede our ability to raise capital in the future. Sales of substantial amounts of common stock or the perception that these sales could occur may adversely effect the prevailing market price for our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

The exercise of the underwriters’ over-allotment option and other issuances of our common stock could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing stockholders.

Lock-up agreements may not limit the number of shares of common stock sold into the market.

Our executive officers and our directors have entered into lock-up agreements that prohibit them from selling, pledging, transferring or otherwise disposing of our common stock or securities convertible into our common stock for a period of 180 days after the date of this prospectus. Subject to specified exceptions, our executive officers and directors also have entered into lock-up agreements in connection with our February 2008 private placement that prohibit them from selling, pledging, transferring or otherwise disposing of our common stock or securities convertible into our common stock until 180 days after the closing of our February 2008 private placement. In addition, in accordance with the registration rights agreements, subject to specified exceptions, holders of shares of common stock sold in each of our November 2007 and February 2008 private offerings have agreed not to offer, pledge, sell or otherwise dispose of any of shares of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus, and are not selling in this offering, for a period of 30 days prior to and continuing for 60 days following the effective date of the registration statement of which this prospectus is a part. Keefe, Bruyette & Woods and Banc of America Securities LLC, on behalf of the underwriters, may, in their discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and officers at any time without notice or stockholder approval, in which case, our other stockholders would also be released from the restrictions pursuant to the registration rights agreement. If the restrictions under the lock-up agreements and the registration rights agreement are waived or terminated, up to approximately 15,276,037 shares of common stock (excluding options to purchase 81,000 shares of common stock granted to our executive officers) will be available for sale into the market, subject only to applicable securities rules and regulations and, in some cases, vesting requirements, which could reduce the market price for our common stock.

Federal Income Tax Risks

If we do not qualify as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

We expect to continue to operate so as to qualify as a REIT under the Code. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then we would be taxed as a regular domestic corporation, which, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, which could in turn have an adverse impact on the value of our stock. Furthermore, unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets. Any of these taxes would decrease cash available for distribution to our stockholders. See “Federal Income Tax Considerations.”

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

In order to maintain our qualification as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may substantially limit our ability to hedge mortgage securities and related borrowings by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified real estate assets, to no more than 25% of our gross income. In addition, we must limit our aggregate income from nonqualified hedging transactions, from our provision of services and from other non-qualifying sources to no more than 5% of our annual gross income. As a result, we may have to limit our use of advantageous hedging techniques. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the REIT gross income tests, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

In order to maintain our qualification as a REIT, we must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

Complying with REIT requirements may force us to borrow to make distributions to stockholders or otherwise depend on external sources of capital to fund such distributions.

As a REIT, we must distribute at least 90% of our REIT taxable income (subject to certain adjustments) to our stockholders. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We elected not to distribute earnings from our 2007 taxable year until January 2008. Accordingly, the 4% excise tax will apply to a portion of our 2007 income. We do not expect that the excise tax relating to our undistributed 2007 income will be material to our operations. While we generally intend to make distributions so that no income or excise taxes are due, we may from time to time, consistent with maintaining our REIT qualification, elect to pay taxes in lieu of making current distributions if we decide that strategy is more favorable to our stockholders.

From time to time, we may generate taxable income greater than our net income for financial reporting purposes due to, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other funds available in these situations, we could be required to borrow funds, sell a portion of our agency securities at disadvantageous prices or find another alternative source of funds in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity.

Because of the distribution requirement, it is unlikely that we will be able to fund all future capital needs, including capital needs in connection with investments, from cash retained from operations. As a result, to fund future capital needs, we likely will have to rely on third-party sources of capital, including both debt and equity financing, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital will depend upon a number of factors, including the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of our stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various “forward-looking statements.” Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. All forward-looking statements may be impacted by a number of risks and uncertainties, including statements regarding the following subjects:

•	our business and investment strategy;

•	our projected results of operations;

•	statements about future dividends;

•	our ability to deploy effectively the proceeds of this offering;

•	our ability to obtain financing arrangements;

•	our understanding of our competition and ability to compete effectively;

•	market, industry and economic trends; and

•	interest rates.

The forward-looking statements in this prospectus are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

(1)	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business;”

(2)	our limited operating history;

(3)	changes in our business and investment strategy:

(4)	changes in interest rates, interest rate spreads, the yield curve or prepayment rates;

(5)	changes in economic conditions generally;

(6)	inflation or deflation;

(7)	availability of suitable investment opportunities;

(8)	availability, terms and deployment of capital;

(9)	the degree and nature of our competition;

(10)	general volatility of the capital markets, including markets for mortgage securities, and the lack of a prior public market for our common stock;

(11)	our dependence on our manager and ability to find a suitable replacement if our manager were to terminate its management relationship with us;

(12)	the existence of conflicts of interest in our relationship with our manager, certain of our directors and our officers, which could result in decisions that are not in the best interest of our stockholders;

(13)	changes in personnel at our manager or the availability of qualified personnel at our manager;

(14)	limitations imposed on our business by our status as a REIT;

(15)	changes in GAAP, including interpretations thereof; and

(16)	changes in applicable laws and regulations.

We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on forward-looking statements, which apply only as of the date of this prospectus. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise, except as required under the U.S. federal securities laws.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of 10,000,000 shares of our common stock in this offering will be approximately $222.2 million (or approximately $255.7 million if the underwriters fully exercise the over-allotment option) after deducting the underwriting discount of approximately $16.8 million (or approximately $19.3 million if the underwriters fully exercise the over-allotment option), and estimated offering expenses of approximately $1.0 million payable by us.

We expect to use the net proceeds of this offering to acquire agency securities that are three-year, five-year and seven-year hybrid ARMs and currently intend to invest the proceeds in a targeted mix of 15% to 30% three-year hybrid ARMs, 40% to 60% five-year hybrid ARMs and 15% to 30% seven-year hybrid ARMs. We expect then to borrow against the agency securities through repurchase agreements and use the proceeds of the borrowings to acquire additional agency securities in accordance with the same targeted allocation. We reserve the right to change our targeted allocation depending on prevailing market conditions, including, among others, the pricing and supply of agency securities, the performance of our portfolio and the availability and terms of financing.

Pending these uses, we intend to maintain the net offering proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts or (interest or non-interest bearing) checking (or escrow accounts) that are consistent with our intention to qualify as a REIT. These investments may include, for example, government securities other than agency securities, certificates of deposit and interest-bearing bank deposits.

Although we do not intend to use any of the net proceeds from this offering to fund distributions to our stockholders, to the extent we use these net proceeds to fund distributions, these payments may be treated as a return of capital to our stockholders.

INSTITUTIONAL TRADING OF OUR COMMON STOCK

There is no public trading market for our common stock. Shares of our common stock issued to qualified institutional buyers in our November 2007 and February 2008 private offerings are eligible for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, or the Securities Act. These trades may be reported in the PORTALSM Market, or PORTAL, a subsidiary of the Nasdaq Stock Market, Inc.

We have been advised that, as of March 31, 2008, no sales of our common stock have been reported on PORTAL. We have limited access to information regarding trades reported on PORTAL.

As of March 31, 2008, we had 15,268,037 shares of common stock issued and outstanding, which were held by approximately 10 stockholders of record. The holders of record include Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of approximately 186 beneficial owners of our common stock as of March 31, 2008.

DISTRIBUTION POLICY

We intend to elect and qualify to be treated as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2007. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain.

To satisfy the requirement to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our taxable net income to stockholders out of assets legally available therefor. On January 25, 2008, we paid a $0.17 per share dividend with respect to our fourth fiscal quarter in 2007 on our outstanding shares of common stock. On January 31, 2008, we paid a $0.17 per share dividend with respect to the month of January 2008 on our outstanding shares of common stock prior to the closing of our second private offering. On April 23, 2008, we paid a $0.35 per share dividend with respect to the months of February and March 2008 on our outstanding shares of common stock. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors.”

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income, excess inclusion income, capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, excess inclusion income, return of capital, qualified dividend income or capital gains.

Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Code, and we may be required to obtain a loan and borrow money or sell assets to pay out enough money to satisfy the distribution requirements, or declare consent dividends (which could be taxable to our stockholders without a corresponding distribution to them to pay their taxes on such deemed dividends).

CAPITALIZATION

The following table sets forth:

•	Our actual capitalization as of March 31, 2008; and

•

Our actual capitalization as of March 31, 2008, as adjusted to give effect to restricted stock awards under our 2007 Equity Incentive Plan to be issued to our independent directors upon consummation of this offering as described below and the sale of common stock in this offering at $24.00 per share, excluding shares subject to the underwriters’ over-allotment option, generating net proceeds of approximately $222.2 million after deducting the estimated underwriting discount of approximately $16.8 million and estimated offering expenses of approximately $1.0 million.

This table should be read in conjunction with “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2008
	(dollars in thousands) (Unaudited)
	Actual	As Adjusted
Total Debt (1)	$2,739,631	$2,739,631
Stockholders’ Equity:
Common Stock, $0.001 par value per share, 100,000,000 shares authorized, 15,268,037 shares issued and outstanding, actual(2); 25,276,037 shares issued and outstanding, as adjusted (2)(3)	15	$25
Preferred Stock, $0.001 par value per share, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Additional Paid-In Capital	316,289	538,479
Retained Earnings	6,718	6,718
Other Comprehensive Income	6,378	6,378

Total Equity	329,400	551,600

Total Capitalization	$3,069,031	$3,291,231

(1)

We borrow against our agency securities using repurchase agreements with generally less than one year maturity. See “Business—Our Strategies—Financing Strategy” and “—Hedging Strategy.” At March 31, 2008, our borrowings under repurchase agreements bore maturities ranging from less than 30 days to less than 36 months.

(2)

Includes (i) 100 shares of common stock issued in connection with our incorporation and nominal capitalization, (ii) 8,203,937 shares of common stock sold in our initial private offering in November 2007, (iii) 6,900,000 shares of common stock sold in our private offering in February 2008, and (iv) 164,000 shares of restricted stock issued to our independent directors and executive officers pursuant to our 2007 Equity Incentive Plan. Excludes 81,000 shares of common stock underlying options issued to our executive officers pursuant to our 2007 Equity Incentive Plan and 157,000 shares that will remain reserved for issuance pursuant to our 2007 Equity Incentive Plan immediately after completion of this offering.

(3)	Includes 8,000 shares of restricted stock to be issued to our independent directors pursuant to our 2007 Equity Incentive Plan upon consummation of this offering.

DILUTION

Our net tangible book value as of March 31, 2008 was approximately $329.4 million, or $21.57 per share of our outstanding common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the number of shares of our common stock that were outstanding on March 31, 2008. After giving effect to the sale of 10,000,000 shares of our common stock in this offering at an initial public offering price of $24.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the issuance upon completion of this offering of an aggregate of 8,000 shares of restricted common stock to our independent directors, our as adjusted net tangible book value on March 31, 2008 would have been approximately $551.6 million, or $21.82 per share. This amount represents an immediate increase in net tangible book value of $0.25 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $2.18 per share to new investors who purchase our common stock in this offering at an initial public offering price of $24.00 per share. The following table illustrates the dilution to purchasers of shares sold in the offering.

Initial public offering price per share (1)	$24.00
Net tangible book value per share on March 31, 2008, before giving effect to this offering (2)	$21.57
Increase in net tangible book value per share attributable to this offering (3)	$0.25
As adjusted net tangible book value per share on March 31, 2008, after giving effect to this offering and the issuance of restricted stock (2) (3) (4) (5)	$21.82
Dilution in as adjusted net tangible book value per share to investors in this offering	$2.18

(1)	Before deducting the underwriting discount and estimated expenses of the offering.
(2)

In connection with our initial private offering, on November 5, 2007, we issued 164,000 shares of restricted stock to our independent directors and executive officers pursuant to our 2007 Equity Incentive Plan and options to purchase 81,000 shares of our common stock at $20.00 per share to our executive officers pursuant to our 2007 Equity Incentive Plan. Although dividends will be paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, our executive officers and directors will be prohibited from selling such shares until they vest. These shares and options vest in equal installments over three years beginning on the first anniversary of the date of the grant, provided that the recipient remains a director or an executive officer of our company on the vesting date.

(3)	After deducting the underwriting discount and estimated expenses of this offering.
(4)

We expect to issue 2,000 shares of restricted stock to each of our four independent directors pursuant to our 2007 Equity Incentive Plan upon consummation of this offering. These shares will vest in equal installments over three years beginning on the first anniversary of the date of the grant, provided that the recipient remains a director of our company on the vesting date.

(5)	The offering price per share is equal to approximately 110% of our adjusted net tangible book value per share as of March 31, 2008, as adjusted for this offering.

Differences Between New and Existing Stockholders in Number of Shares of Common Stock and Amount Paid

The following table summarizes, as of March 31, 2008, the differences between the average price per share paid by our existing stockholders in our prior private offerings and by investors purchasing shares of common stock in this offering at an initial public offering price of $24.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering:

	Shares Issued		Total Consideration
	Number	Percentage	Amount	Percentage	Per Share
Shares purchased by existing stockholders in our November 2007 private offering (1) `	8,203,937	32.5%	$164,078,740	28.8%	$20.00
Shares granted pursuant to our 2007 Equity Incentive Plan in connection with our November 2007 private offering (2) `	164,000	0.6%	$0	0%	$0
Shares purchased by existing stockholders in our February 2008 private offering	6,900,000	27.3%	$165,600,000	29.1%	$24.00
Shares granted pursuant to our 2007 Equity Incentive Plan in connection with this offering (3)	8,000	0%	$0	0%	$0
Investors in this offering	10,000,000	39.6%	$240,000,000	42.1%	$24.00

Total	25,275,937	100.0%	$569,678,740	100.0%

(1)	Our executive officers purchased in the aggregate 50,000 shares of our common stock in our initial private offering at the offering price of $20.00 per share.
(2)

Consists of 164,000 shares of restricted stock issued to our independent directors and executive officers pursuant to our 2007 Equity Incentive Plan in connection with our initial private offering. Excludes options to purchase 81,000 shares of our common stock at $20.00 per share granted to our executive officers in connection with our initial private offering.

(3)	Consists of 8,000 shares of restricted stock to be issued to our independent directors pursuant to our 2007 Equity Incentive Plan upon consummation of this offering.

If the underwriters fully exercise their over-allotment option, the number of shares of common stock issued prior to this offering will be reduced to 57.0% of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock purchased by investors in this offering will be increased to 11,500,000 , or 43.0%, of the aggregate number of shares of common stock outstanding after this offering.

SELECTED FINANCIAL INFORMATION

The following table presents selected historical financial information as of March 31, 2008 and December 31, 2007, and for the three months ended March 31, 2008 and the period from September 19, 2007 (date of inception) to December 31, 2007. The historical financial information as of March 31, 2008 and for the three months ended March 31, 2008 presented in the table below has been derived from our unaudited financial statements. The historical financial information as of December 31, 2007 and for the period from September 19, 2007 (date of inception) to December 31, 2007 presented in the table below has been derived from our audited financial statements. The information presented below is not necessarily indicative of the trends in our performance or our results for a full fiscal year.

The information presented below is only a summary and does not provide all of the information contained in our historical financial statements, including the related notes. You should read the information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

	Three months ended March 31, 2008	Period from September 19, 2007 (Date of Inception) to December 31, 2007
	(dollars in thousands, except per share data)
	(unaudited)
Statement of Income Data
Interest income	$26,046	$7,296
Interest expense	(16,386)	(5,332)

Net interest income	9,660	1,964

Operating expenses:
Management fee	927	367
Share based compensation	304	203
General and administrative expenses	114	146

Total Operating Expenses	1,345	716

Net income	$8,315	$1,248

Net income per share—common stock, basic and diluted	$0.71	$0.15
Weighted average shares outstanding	11,740	8,368	(1)
Dividends declared per share of common stock	$0.34	$—

	March 31, 2008	December 31, 2007
	(dollars in thousands)
	(unaudited)
Balance Sheet Data
Mortgage-backed securities, at fair value	$3,036,829	$1,619,290
Total assets	3,074,959	1,646,388
Repurchase agreements	2,739,631	1,475,512
Total stockholders’ equity	$329,400	$165,356

Leverage Ratio (debt to equity) (2)	8.3	8.9

(1)	Weighted average shares outstanding for the period from November 5, 2007 to December 31, 2007.
(2)	Calculated by dividing the amount of our borrowings under our repurchase agreements by total stockholders’ equity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are an externally-managed mortgage REIT incorporated in Maryland in September 2007 to invest in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed by a U.S. Government agency (such as the Government National Mortgage Association, or Ginnie Mae), or issued by a U.S. Government-sponsored entity (such as the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac). We refer to these securities as “agency securities.”

Our principal goal is to generate net income for distribution to our stockholders through regular quarterly dividends and protect and grow our stockholders’ equity (which we also refer to as our “book value”) through prudent interest rate risk management. Our net income is determined primarily by our net interest income. Our net interest income is determined primarily from the difference between the interest income we earn on our agency securities less premium amortization and the cost of our borrowings and hedging activities, which we also refer to as our net interest spread or net interest margin. We utilize substantial borrowings in financing our investment portfolio, which can enhance potential returns but exacerbate losses. In general, our book value is most affected by our issuance of shares of our common stock, our retained earnings or losses, and changes in the value of our investment portfolio or our hedging instruments.

Our manager is Atlantic Capital Advisors LLC, which also manages ACM Financial Trust, a private mortgage REIT that invests in agency securities.

We will elect to be taxed as a REIT commencing with our taxable year ended December 31, 2007, and intend to comply with the provisions of the Code with respect thereto. Accordingly, we do not expect to be subject to federal income tax on our REIT taxable income that we currently distribute to our stockholders if certain asset, income and ownership tests and recordkeeping requirements are fulfilled. Even if we maintain our qualification as a REIT, we may be subject to some federal, state and local taxes on our income.

In November 2007, we completed our initial private offering of 8,203,937 shares of our common stock for $20.00 per share and commenced operations. We received approximately $157.1 million in net proceeds from our initial private offering after offering expenses. In February 2008, we completed a second private offering in which we sold an aggregate of 6,900,000 shares of our common stock for $24.00 per share. We received approximately $158.7 million in net proceeds from our second private offering after offering expenses. We have invested substantially all the net proceeds of our private offerings and related repurchase borrowings in agency securities in accordance with our investment strategy.

As of March 31, 2008 and December 31, 2007, our portfolio consisted of approximately $3.037 billion and $1.619 billion, respectively, in market value, of agency hybrid ARM securities with fixed-interest rate periods of three years, five years or seven years. Agency hybrid ARM securities are agency securities backed by pools of single-family residential mortgages that have fixed interest rates for an initial period of years and that thereafter adjust annually to an increment over a pre-determined interest rate index. For example, a “7/1” hybrid ARM has a fixed interest rate for the first seven years of the security, after which the interest rate resets annually. ARMs that are not hybrid ARMs have interest rates that are not fixed for any period of years and that from inception reset monthly, quarterly or annually to an increment over a pre-determined interest rate index.

Factors that Affect our Results of Operations and Financial Condition

Our results of operations and financial condition are affected by various factors, many of which are beyond our control, including, among other things, our net interest income, the market value of our assets and the supply of and demand for such assets. Our net interest income varies primarily as a result of changes in interest rates, borrowing costs and prepayment speeds, the behavior of which involves various risks and uncertainties. Prepayment speeds, as reflected by the constant prepayment rate, or CPR, and interest rates vary according to the type of investment, conditions in financial markets, competition and other factors, none of which can be predicted with any certainty. In general, as prepayment speeds on our agency securities owned at a premium increase, related purchase premium amortization increases, thereby reducing the net yield on such assets. Because changes in interest rates may significantly affect our activities, our operating results depend, in large part, upon our ability to manage interest rate risks and prepayment risks effectively while maintaining our status as a REIT.

We anticipate that, for any period during which changes in the interest rates earned on our assets do not coincide with interest rate changes on our borrowings, such assets will reprice more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net interest income. Increases in these rates will tend to decrease our net interest income and the market value of our assets (and therefore our book value), and could possibly result in operating losses or adversely affect our ability to make distributions to our stockholders.

Prepayments on agency securities and the underlying mortgage loans may be influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond our control, and consequently such prepayment rates cannot be predicted with certainty. To the extent we have acquired agency securities at a premium or discount to par, or face, value, changes in prepayment rates may impact our anticipated yield. In periods of declining interest rates, prepayments on our agency securities will likely increase. If we are unable to reinvest the proceeds of such prepayments at comparable yields, our net interest income may suffer.

While we intend to use hedging to mitigate some of our interest rate risk, we do not intend to hedge all of our exposure to changes in interest rates and prepayment rates, as there are practical limitations on our ability to insulate our portfolio from all potential negative consequences associated with changes in short-term interest rates in a manner that will allow us to seek attractive net spreads on our portfolio.

In addition, a variety of other factors relating to our business may also impact our financial condition and operating performance. These factors include:

•	our degree of leverage;

•	our access to funding and borrowing capacity;

•	our borrowing costs;

•	our hedging activities;

•	the market value of our investments; and

•	the REIT requirements, the requirements to qualify for an exemption under the Investment Company Act of 1940 and other regulatory and accounting policies related to our business.

Our manager is entitled to receive a management fee that is based on our equity (as defined in our management agreement), regardless of the performance of our portfolio. Accordingly, the payment of our management fee may not decline in the event of a decline in our profitability and may cause us to incur losses.

For a discussion of additional risks relating to our business see “Risk Factors.”

Our Strategy

We invest in agency securities, which we consider to be high-quality assets due to the credit quality of the Ginnie Mae, Fannie Mae and Freddie Mac guarantees of principal and the interest payments on these securities. We believe that agency securities may better maintain their value relative to non-agency mortgage securities. We further believe that agency securities are more readily financeable in the repurchase market than many other types of securities.

We invest in agency securities that have short effective durations. In general, duration measures the price sensitivity of a security to a change in interest rates. Effective duration, with respect to mortgage pass-through securities, also measures price sensitivity, except that the prices in the duration formula are calculated assuming the cash flow changes when interest rates change. Securities with higher effective duration numbers have greater price sensitivity to an interest rate change than securities with lower effective duration numbers. We generally consider agency securities backed by hybrid ARMs to have short effective durations.

As noted above, changes in interest rates, particularly short-term interest rates, may significantly influence our net income and book value. We believe that owning ARMs and hybrid ARMs, which have short effective durations, will help us manage our liabilities in relation to the interest rate risks of our investments, which we believe is the best approach to generating a positive net interest spread and protecting our book value. The interest expense on our repurchase borrowings and our hedging costs constitute the most significant portion of our expenses, and the amount of net interest income we earn on our investments depends in large part on our ability to manage our financing costs. We employ short-term and staggered term financing, and, over time, we will apply hedging techniques, primarily interest rate swaps, in an effort to mitigate the effects of interest rate changes on our net interest income and book value and converge the durations of our investments and borrowings. Because our investments vary in interest rate, prepayment speed and maturity, the terms of our borrowings will not exactly match the terms or performance of our assets, even after we implement our hedging strategy. Subject to maintaining our REIT qualification, we may employ hedging techniques other than interest rate swaps from time to time, including interest rate caps, floors and swap options.

Market and Interest Rate Trends and the Effect on our Portfolio

Credit Market Disruption

In recent months, the residential housing and mortgage markets in the United States have experienced a variety of difficulties and changed economic conditions including loan defaults, credit losses and decreased liquidity. These conditions have resulted in volatility in the value of the agency securities in our portfolio and an increase in the average collateral requirements under our repurchase agreements. Liquidating sales by several large institutions have increased the volatility of many financial assets, including agency securities and other high-quality RMBS. As a result, values for RMBS, including some agency securities and AAA-rated RMBS, have been negatively impacted. Further increased volatility and deterioration in the broader residential mortgage and RMBS markets may adversely affect the performance and market value of the agency securities in which we invest. In addition, we rely on the availability of financing to acquire agency securities on a leveraged basis. Our lenders may have owned or financed RMBS that have declined in value and caused them to incur losses. If these market conditions persist, our lenders may be forced to exit the repurchase market, become insolvent or further tighten lending standards or increase the amount of equity capital or haircut required to obtain financing, any of which could make it more difficult or costly for us to obtain financing.

Developments at Fannie Mae and Freddie Mac

Payments on the agency securities in which we invest are guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. Because of the guarantee and the underwriting standards associated with mortgages underlying agency securities, agency securities historically have had high stability in value and been considered to present low credit risk. The recent turmoil in the residential mortgage sector, however, and concerns over the financial condition of Fannie Mae and Freddie Mac have increased credit spreads and decreased price stability of agency securities. Freddie Mac and Fannie Mae have recently reported substantial losses and announced that they will seek to raise additional capital. Freddie Mac issued a warning that it may not have enough capital to cover its mandatory lending reserves. Any failure of Freddie Mac or Fannie Mae to honor their guarantees of agency securities would cause a significant decline in the value and cash flow of the agency securities in our portfolio.

In March 2008, in response to the credit market disruption, the Office of Federal Housing Enterprise Oversight, which oversees Fannie Mae and Freddie Mac, announced a reduction in the mandatory capital reserve Fannie Mae and Freddie Mac must maintain in respect of bad loans. Other recent government actions involving Fannie Mae and Freddie Mac included an increase in the maximum conforming mortgage size (the maximum individual mortgage size that Freddie Mac or Fannie Mae may purchase) from the previous cap of $417,000 to a new cap based on the average home prices in various markets, up to $729,750 in certain high-cost markets.

We believe that the above actions reflect the intention of the federal government to stabilize agency security prices and spreads, increase origination volume and supply of our targeted investment assets and increase the general liquidity of the agency securities markets.

Credit Spreads

The credit market disruption of March 2008 caused the yields on U.S. Treasury securities to decline more than yields on our agency securities, resulting in historically wide differences between the two yields, or spread relationship (also called the credit spread). On March 13, 2008, for example, the yield difference between a hybrid ARM and a like duration U.S. Treasury security was in excess of 3.0%. As a result, the value of our agency securities had declined in value as of such date (as compared to the period when the spread relationship was narrower). Since March 13, 2008, the spread relationship has narrowed and the value of our agency securities has increased proportionately. If credit market concerns grow and agency security yield spreads increase, the value of our portfolio may decline. Moreover, most institutions from which we obtain repurchase financing have increased their capital requirements, or haircut, from approximately 3.0% on average to approximately 5.0% on average, which requires us to post additional collateral for our loans. If credit market conditions worsen, and our lending institutions increase haircuts further, we may be required to sell our agency securities at a loss to reduce our leverage.

Interest Rates

The overall credit market deterioration since August 2007 has also affected prevailing interest rates. For example, interest rates have been unusually volatile since the third quarter of 2007. Since September 18, 2007, the U.S. Federal Reserve has lowered the target for the Federal Funds Rate six times from 5.25% to 2.25%: the target was lowered by 0.50% on September 18, 2007; 0.25% on October 31, 2007; 0.25% on December 11, 2007; 0.75% on January 22, 2008, 0.50% on January 30, 2008 and 0.75% on March 18, 2008. At the time we commenced operations in November 2007 upon completion of our initial private offering, the target Federal Funds Rate Target was 4.75% as compared to 2.25% since March 18, 2008 and as of March 31, 2008. Because of continued uncertainty in the credit markets and U.S. economic conditions, we expect that interest rates are likely to experience continued volatility, which will likely affect our financial results.

Historically, the 30-day London Interbank Offered Rate, or LIBOR, has closely tracked movements in the Federal Funds Rate. Our borrowings in the repurchase market have also historically closely tracked LIBOR. However, from July 2007 (prior to our commencement of operations) to mid-December 2007, LIBOR and repurchase market rates were significantly higher than the target Federal Funds Rate. Beginning in mid-December 2007, LIBOR and repurchase market rates began to decline and move more closely to the historic relationship to the target Federal Funds Rate. The volatility in these rates and divergence from the historical relationship among these rates could negatively impact our ability to manage our portfolio and our net interest margin and the value of our portfolio might suffer as a result.

Yields on U.S. Treasury securities have declined significantly since we commenced operations on November 5, 2007, and yields on agency securities, which, subject to the credit spread described above, generally change with yields on U.S. Treasury securities, have also declined during the same period but to a lesser degree than yields on comparable U.S. Treasury securities. Declines in market yields generally result in increases in values of agency securities in our investment portfolio, and increased market yields generally result in lower values of agency securities in our investment portfolio. During December 2007, declining market yields resulted in increased value of the agency securities in our portfolio. A reversal in this trend would generally reduce the values of agency securities in our portfolio.

After an extended period of yield curve inversion (where short-term interest rates exceeded longer-term rates) during 2005 and 2006, short-term rates declined faster than long-term rates in the last quarter of 2007, resulting in a steeper yield curve. We believe a steeper yield curve environment is positive for our company because the yield on our assets is more closely related to the longer points on the yield curve than our borrowings, which are more closely related to the shorter points on the yield curve, resulting in a greater net interest margin. However, in a period of increasing short-term rates or an inverted yield curve, as occurred during periods in both 2005 and 2006, our net interest margin is likely to decline and could even become negative.

The table below indicates data points on the U.S. Treasury note yield curve that existed before we commenced operations, at commencement of our operations on November 5, 2007, at December 31, 2007 and at March 31, 2008.

Yield Curve

U.S. Treasury Note	June 30, 2007	September 30, 2007	November 5, 2007	December 31, 2007	March 31, 2008
2 year	4.86%	3.99%	3.68%	3.05%	1.59%
5 year	4.92	4.25	3.96	3.44	2.44
10 year	5.03	4.59	4.34	4.03	3.41

Due to increases in commodity prices such as oil and gas and the decline of the U.S. dollar against other currencies, some market participants have become concerned about inflation. U.S. economic price data suggests a trend of year-over-year wholesale and consumer price increases, including in food and energy. However, the trend in core wholesale and consumer prices, excluding food and energy, has been more stable, with a recent historical year-over-year decline in such prices. An increase in inflation expectations could lead to higher interest rates, which would negatively affect the value of our portfolio, increase our cost of funds and potentially lower our earnings.

Investing the Proceeds of our Private Offerings

We began investing the proceeds of our initial private offering following closing on November 5, 2007. Although market conditions were volatile at the time, we believed that conditions were conducive to investing in agency securities backed by hybrid ARMs. Relative spreads between agency securities and U.S. Treasury securities were historically wide, and short-term interest rates had fallen faster than long-term rates. Accordingly, we undertook to build a portfolio of three-, five and seven-year hybrid ARMS and at December 31, 2007 we had a portfolio of approximately $1.619 billion with a portfolio average coupon of 5.74%, purchased at an average price of $101.14 per $100 of current face, adjusted for amortization of scheduled and unscheduled principal pay-downs. We financed approximately $1.376 billion of our December 31, 2007 portfolio with borrowings pursuant to 90-day or shorter repurchase agreements with eight counterparties. Based on our view of market conditions, we did not enter into any interest rate swaps prior to December 31, 2007 and limited borrowings with maturities greater than 90 days to $100.0 million. The limited hedging of interest rate risk prior to December 31, 2007 exposed us to the risk of a significant reduction in net interest margin and the value of our portfolio if interest rates had increased before re-pricing of our repurchase borrowings.

We began investing the proceeds of our second private offering in February 2008. Based on our view of the market for agency securities at that time, we believed that conditions were conducive to additional investment in agency securities. Agency securities were still attractive even though interest rate cuts by the Federal Reserve had resulted in lower yields on these securities as compared to yields from late 2007. Accordingly, we continued to add to our portfolio by acquiring additional three-, five- and seven-year hybrid ARMS; and at March 31, 2008, we had a portfolio of approximately $3.037 billion with a portfolio average coupon of 5.39%, purchased at an average price of $101.29 per $100 of current face, adjusted for amortization of scheduled and unscheduled principal pay-downs. As of March 31, 2008, we had financed approximately $2.440 billion of our March 31, 2008 portfolio with borrowings pursuant to 90-day or shorter repurchase agreements with 10 counterparties. During the quarter ended March 31, 2008, we also entered into $300.0 million of longer term repurchase borrowings with a weighted average maturity of 21 months. We plan to use long-term repurchase agreements, interest rate swaps and interest rate caps, as part of our plan to limit our exposure to changes in interest rates. As part of that plan, we entered into interest rate swaps with three different counterparties for a total notional amount of $300.0 million during the quarter ended March 31, 2008.

Financial Condition

All of our assets at March 31, 2008 and December 31, 2007 were acquired with the net proceeds from our November 2007 and February 2008 private offerings, operating cash flows and borrowings.

Agency Securities

As of March 31, 2008 and December 31, 2007, our agency securities portfolio was purchased at a net premium to par, or face, value, with a weighted-average amortized cost of 101.29% and 101.14%, respectively, of face value, due to the average interest rates on these securities being higher than prevailing market rates. As of March 31, 2008 and December 31, 2007, we had approximately $38.7 million and $18.2 million, respectively, of unamortized premium included in the cost basis of our investments.

As of March 31, 2008, our investment portfolio consisted of agency securities as follows:

Stated Months to Reset	% of Total Portfolio	% Fannie Mae	% Freddie Mac	Coupon (1)	Amortized Purchase Price (2)
19-36 months	6.87%	4.94%	1.93%	5.40%	$101.048
37-54 months	13.89	10.70	3.19	5.77	101.265
55-72 months	48.15	42.17	5.97	5.27	101.396
73-90 months	31.09	11.98	19.11	5.41	101.206

Portfolio Total/ Weighted Average	100.00%	69.79%	30.21%	5.39%	$101.295

(1)

For a pass-through certificate, the coupon reflects the weighted average nominal rate of interest paid on the underlying mortgage loans, net of fees paid to the servicer and the agency. The coupon for a pass-through certificate may change as the underlying mortgage loans are prepaid. The percentages indicated in this column are the nominal interest rates that will be effective through the interest rate reset date and have not been adjusted to reflect the purchase price we paid for the face amount of security.

(2)	Amortized purchase price is the dollar amount, per $100 of current face, of our purchase price for the security, adjusted for amortization as a result of scheduled and unscheduled principal pay-downs.

As of December 31, 2007, our investment portfolio consisted of agency securities as follows:

Stated Months to Reset	% of Total Portfolio	% Fannie Mae	% Freddie Mac	Coupon (1)	Amortized Purchase Price (2)
19-36 months	11.51%	7.75%	3.76%	5.40%	$100.989
37-54 months	6.12	3.09	3.03	5.76	101.139
55-72 months	56.97	48.50	8.47	5.78	101.214
73-90 months	25.40	4.23	21.17	5.74	101.050

Portfolio Total/ Weighted Average	100.00%	63.57%	36.43%	5.74%	$101.142

(1)

For a pass-through certificate, the coupon reflects the weighted average nominal rate of interest paid on the underlying mortgage loans, net of fees paid to the servicer and the agency. The coupon for a pass-through certificate may change as the underlying mortgage loans are prepaid. The percentages indicated in this column are the nominal interest rates that will be effective through the interest rate reset date and have not been adjusted to reflect the purchase price we paid for the face amount of security.

(2)	Amortized purchase price is the dollar amount, per $100 of current face, of our purchase price for the security, adjusted for amortization as a result of scheduled and unscheduled principal pay-downs.

Actual maturities of agency securities are generally shorter than stated contractual maturities (which range up to 30 years), as they are affected by the contractual lives of the underlying mortgage loans, periodic payments and prepayments of principal. As of March 31, 2008 and December 31, 2007, the average final contractual maturity of our investment portfolio was in year 2038 and year 2037, respectively.

As of March 31, 2008 and December 31, 2007, the hybrid ARM mortgage loans underlying our agency securities had fixed interest rates for an average period of approximately 63 months and 61 months, respectively, after which time the interest rates reset and become adjustable. After the reset date, interest rates on our hybrid ARM agency securities float based on spreads over various indices, usually LIBOR or the one-year Constant Maturity Treasury, or CMT, rate. These interest rates are subject to caps that limit the amount the applicable interest rate can increase during any year, known as an annual cap, and through the maturity of the security, known as a lifetime cap. The average annual cap on increases to the interest rates on our agency securities is 2% per year. The average lifetime cap on increases to the interest rates on our agency securities is 5% from the initial stated rate.

Liabilities

We have entered into repurchase agreements to finance most of our agency securities. These agreements are secured by our agency securities and bear interest at rates that have historically moved in close relationship to LIBOR. As of March 31, 2008 and December 31, 2007, we had established 17 and 15 borrowing relationships respectively, with various investment banking firms and other lenders. Interest payable on our repurchase agreements at March 31, 2008 and December 31, 2007 was approximately $3.2 million and $5.2 million, respectively.

At December 31, 2007, we had outstanding approximately $1.476 billion of liabilities pursuant to repurchase agreements with nine of our 15 borrowing relationships, that had weighted-average borrowing rates of approximately 4.88% and maturities of between four and 335 days. At December 31, 2007, the repurchase agreements were secured by agency securities with an estimated fair value of approximately $1.541 billion. The net amount at risk for securities sold to counterparties under repurchase agreements is defined as fair value of investments in securities, plus accrued interest income, minus liabilities due to securities sold under agreements to repurchase, plus accrued interest expense, and was $68.0 million at December 31, 2007.

At March 31, 2008, we had outstanding approximately $2.740 billion of liabilities pursuant to repurchase agreements with 11 of our 17 borrowing relationships, that had weighted-average borrowing rates of approximately 2.88% and maturities of between three and 621 days. We intend to seek to renew these repurchase agreements as they mature under the then-applicable borrowing terms of the counterparties to the repurchase agreements. At March 31, 2008, the repurchase agreements were secured by agency securities with an estimated fair value of approximately $2.895 billion. The net amount at risk for securities sold to counterparties under repurchase agreements was $168.8 million at March 31, 2008.

Hedging Instruments

We generally intend to hedge as much of our interest rate risk as our manager deems prudent in light of market conditions from time to time. No assurance can be given that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Our policies do not contain specific requirements as to the percentages or amount of interest rate risk that our manager is required to hedge.

Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the party owing money in the hedging transaction may default on its obligation to pay;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•

the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

As of December 31, 2007, we had not engaged in any hedging activity. As of March 31, 2008, however, we had entered into four interest rate swap agreements designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. These swap agreements provide for fixed interest rates indexed off of one-month LIBOR and effectively fix the floating interest rates on $300.0 million of borrowings under our repurchase agreements for the term of the swap agreement as summarized below.

Counterparty	Notional Amount	Beginning Date	Ending Date	Fixed Rate in Contract
	(In Thousands)
Bear Stearns Bank PLC	$100,000	1/31/2008	7/30/2010	2.848%
Merrill Lynch Capital Services, Inc.	$50,000	2/7/2008	5/31/2010	2.685%
Merrill Lynch Capital Services, Inc.	$50,000	2/13/2008	5/20/2010	2.665%
Bank of America, N.A.	$100,000	3/4/2008	3/31/2011	2.749%

On April 11, 2008, we entered into an interest rate swap agreement for a notional amount of $100.0 million. This interest rate swap agreement has a fixed rate at 2.800%, is indexed off of one-month LIBOR and will mature on April 20, 2011.

An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based upon a notional amount of principal. Under the most common form of interest rate swap, known from our perspective as a floating-to-fixed interest rate swap, a series of floating interest rate payments on a notional amount of principal is exchanged for a series of fixed interest rate payments on such notional amount.

We hedge our floating rate debt by entering into floating-to-fixed interest rate swap agreements whereby, as described above, we swap the floating rate of interest on the liability we are hedging for a fixed rate of interest. The current market value of interest rate swaps is heavily dependent on the current market fixed rate, the corresponding term structure of floating rates (the yield curve) as well as the expectation of changes in future floating rates. As expectations of future floating rates change, the market value of interest rate swaps changes. Based on the daily market value of interest rate swaps, our counterparties may request additional margin collateral, or we may request additional collateral from our counterparties to ensure that an appropriate margin account balance is maintained at all times through the maturity of the interest rate swap contracts.

Results of Operations

Three Months Ended March 31, 2008

Net interest income for the three months ended March 31, 2008 was approximately $9.7 million reflecting the continued deployment of the proceeds from our November 2007 initial private offering and subsequent private offering in February 2008. Net interest income consists of interest income less interest expense. Interest income of approximately $26.0 million for the three months ended March 31, 2008 primarily consisted of approximately $25.5 million in interest income on agency securities and approximately $0.5 million in interest income on short-term investments. Interest expense of approximately $16.4 million for the three months ended March 31, 2008 consisted of interest expense relating to borrowings under repurchase agreements, and reflected the growth in our borrowings used to fund the growth in our portfolio. Non-interest expense was approximately $1.3 million for the period ended March 31, 2008. We incurred management fees payable to our manager under our management agreement of approximately $0.9 million for the three months ended March 31, 2008, representing a full quarter of operations and an increase in our equity due to the February 2008 private offering. In addition, for the period ended March 31, 2008, we incurred approximately $0.3 million of amortization related to the restricted stock and stock options granted to our executive officers and our independent directors. Directors’ fees and insurance premium expense for directors and officers were approximately $60,000. We incurred other general and administrative expenses, including legal and accounting fees, of approximately $0.1 million. Our net income for the three months ended March 31, 2008 was approximately $8.3 million, or approximately $0.71 per weighted-average basic and diluted share outstanding.

Period from September 19, 2007 to December 31, 2007

Net interest income for the period from September 19, 2007 (date of inception) to December 31, 2007 was approximately $2.0 million. Interest income for the period was approximately $7.3 million. Interest expense was approximately $5.3 million, and non-interest expense was approximately $0.7 million. We incurred management fees payable to our manager in accordance with our management agreement of approximately $0.4 million for the period from November 5, 2007 (date we began incurring management fees) to December 31, 2007. In addition, we incurred approximately $0.2 million of amortization related to the restricted stock and stock options granted to our executive officers and our independent directors. Directors’ fees and insurance premium expense for directors and officers were approximately $40,000. We incurred other general and administrative expenses, including legal and accounting fees, of approximately $0.1 million. Our net income for the period from September 19, 2007 to December 31, 2007 was approximately $1.2 million or approximately $0.15 per weighted-average basic and diluted common share outstanding.

On January 25, 2008, we paid a $0.17 per share dividend with respect to the period from November 5, 2007 to December 31, 2007 on our outstanding shares of common stock. On January 31, 2008, we paid a $0.17 per share dividend with respect to the month of January 2008 on our outstanding shares of common stock. On April 23, 2008, we paid a $0.35 per share dividend with respect to the months of February and March 2008 on our outstanding shares of common stock. There are no assurances of our ability to pay additional or similar dividends in the future.

Contractual Obligations and Commitments

On November 5, 2007, we entered into a management agreement with Atlantic Capital Advisors LLC, our manager. The management agreement requires our manager to manage our business affairs in conformity with policies and investment guidelines that are approved by a majority of our independent directors and monitored by our board of directors. Our manager is subject to the supervision and oversight of our board of directors. Our manager is responsible for (1) the identification, selection, purchase and sale of our portfolio investments, (2) our financing and risk management activities, and (3) providing us with investment advisory services. In addition, our manager is responsible for our day-to-day operations. The initial term of the management agreement expires on November 5, 2010 and will be automatically renewed for a one-year term on such date and on each anniversary date thereafter unless terminated under certain circumstances.

Our manager is entitled to receive a management fee payable monthly in arrears in an amount equal to 1/12th of an amount determined as follows:

•	for our equity up to $250 million, 1.50% (per annum) of equity; plus

•	for our equity in excess of $250 million and up to $500 million, 1.10% (per annum) of equity; plus

•	for our equity in excess of $500 million and up to $750 million, 0.80% (per annum) of equity; plus

•	for our equity in excess of $750 million, 0.50% of equity.

For purposes of calculating the management fee, we define equity as the value, computed in accordance with GAAP, of our stockholders’ equity, adjusted to exclude the effects of unrealized gains or losses. We incurred approximately $0.9 million and $0.4 million in expense under the management agreement for services for the three months ended March 31, 2008 and from September 19, 2007 (date of inception) to December 31, 2007, respectively.

Our manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

We had the following contractual borrowing under repurchase agreements as of March 31, 2008 and December 31, 2007 (dollar amounts in thousands):

	March 31, 2008		December 31, 2007
	Balance	Weighted Average Contractual Rate	Balance	Weighted Average Contractual Rate
	(Dollars in Thousands)
Within 30 days	$1,863,624	2.84%	$1,092,287	5.03%
30 days to 3 months	576,007	2.79	283,225	4.72
3 months to 36 months	300,000	3.32	100,000	3.72

Total/Weighted Average	$2,739,631	2.88%	$1,475,512	4.88%

In addition, we enter into certain contracts that contain a variety of indemnification obligations, principally with our manager, brokers and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations is unlimited. We have not incurred any costs to defend lawsuits or settle claims related to these indemnification obligations. As a result, the estimated fair value of these agreements is minimal. Accordingly, we recorded no liabilities for these agreements as of March 31, 2008 or December 31, 2008.

Off-Balance Sheet Arrangements

As of March 31, 2008 and December 31, 2007, we did not maintain any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, or special purpose or variable interest entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, as of March 31, 2008 and December 31, 2007, we had not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide funding to any such entities.

Liquidity and Capital Resources

Historical Positions and Results

We held unrestricted cash and cash equivalents of approximately $10.2 million and $18.4 million at March 31, 2008 and December 31, 2007, respectively. Our operating activities used cash flows of approximately $11.1 million and $1.6 million during the three months ended March 31, 2008 and the period from September 19, 2007 to December 31, 2007, respectively.

Our investing activities used approximately $1.417 billion during the three months ended March 31, 2008, primarily due to the purchase of approximately $1.5 billion of agency securities. During the same period, we received $82.8 million in principal pay-downs on those securities. Our investing activities used approximately $1.613 billion during the period from September 19, 2007 to December 31, 2007, primarily due to the purchase of approximately $1.617 billion of agency securities. During such period, we had proceeds from pay-downs of investment securities of approximately $4.2 million.

Our financing activities provided cash flows of approximately $1.420 billion during the three months ended March 31, 2008, consisting of a net increase in borrowing under repurchase agreements of $1.264 billion and net proceeds from the issuance of common stock of $158.7 million. We paid dividends totaling $2.8 million during the three months ended March 31, 2008. During the period from September 19, 2007 to December 31, 2007, our financing activities provided $1.633 billion, consisting of borrowings under repurchase agreements of approximately $1.511 billion, net of principal repayments on repurchase agreements of $35.0 million, and net proceeds from the issuance of common stock of $157.1 million.

As of March 31, 2008, our source of funds, excluding our February 2008 and November 2007 private offerings, consisted of net proceeds from repurchase agreements totaling approximately $2.740 billion, with a weighted-average borrowing rate of approximately 2.88%, which we used to finance the acquisition of agency securities. We expect to continue to borrow funds in the form of repurchase agreements to finance our portfolio. At March 31, 2008, we had established 17 repurchase borrowing arrangements with various investment banking firms and other lenders, and as of March 31, 2008, we had outstanding borrowings with 11 of these lenders.

As of December 31, 2007, our source of funds, excluding our November 2007 private offering, consisted of net proceeds from repurchase agreements totaling approximately $1.476 billion, with a weighted-average borrowing rate of approximately 4.88%, which we used to finance the acquisition of agency securities. We expect to continue to borrow funds in the form of repurchase agreements. At December 31, 2007, we had established 15 repurchase borrowing arrangements with various investment banking firms and other lenders, and as of December 31, 2007 we had outstanding borrowings with nine of these lenders.

Liquidity Sources—Repurchase Facilities

The following table presents certain information regarding our risk exposure on our repurchase agreements as of March 31, 2008 (dollar amounts in thousands):

Repurchase Agreement Counterparties	Amount Outstanding	Amount at Risk	Weighted Average Maturity of Repurchase Agreements in Days	Percent of Total Amount Outstanding
South Street Securities LLC(1)	$386,867	$23,901	25	14.0%
Credit Suisse Securities (USA) LLC	324,486	22,894	82	11.8
Barclays Capital Inc.	303,930	19,913	3	11.1
Citigroup Global Markets Inc.	300,000	9,625	621	11.0
Morgan Stanley & Co. Incorporated	290,750	13,533	25	10.6
Deutsche Bank Securities Inc.	286,999	19,741	37	10.5
BNP Paribas Securities Corp.	213,381	14,927	18	7.8
Banc of America Securities LLC	204,858	14,179	23	7.5
Bear Stearns & Co. Inc.	171,472	12,231	29	6.3
Merrill Lynch Government Securities Inc.	136,999	10,608	3	5.0
Greenwich Capital Markets, Inc.	119,889	7,227	28	4.4

Total	$2,739,631	$168,779		100.00%

(1)	Wachovia Securities LLC serves as the agent for this counterparty.

The following table presents certain information regarding our risk exposure on our repurchase agreements as of December 31, 2007 (dollar amounts in thousands):

Repurchase Agreement Counterparties	Amount Outstanding	Amount at Risk	Weighted Average Maturity of Repurchase Agreements in Days	Percent of Total Amount Outstanding
Morgan Stanley & Co. Incorporated	$273,075	$8,849	26	18.5%
South Street Securities LLC(1)	246,318	14,936	21	16.7
Bear Stearns & Co. Inc.	182,647	6,782	16	12.4
Credit Suisse Securities (USA) LLC	180,830	6,619	79	12.3
Merrill Lynch Government Securities Inc.	149,332	8,277	15	10.1
Deutsche Bank Securities Inc.	141,678	8,574	17	9.6
Greenwich Capital Markets, Inc.	111,082	5,368	4	7.5
Citigroup Global Markets Inc.	100,000	4,244	335	6.8
Barclays Capital Inc.	90,550	4,416	14	6.1

Total	$1,475,512	$68,064		100.0%

(1)	Wachovia Securities LLC serves as the agent for this counterparty.

Our agreements for our repurchase facilities generally conform to the terms in the standard master repurchase agreement as published by the Securities Industry and Financial Markets Association (SIFMA) as to repayment, margin requirements and the segregation of all purchased securities covered by the repurchase agreement. In addition, each lender typically requires that we include supplemental terms and conditions to the standard master repurchase agreement that are generally required by the lender. Some of the typical terms which are included in such supplements and which supplement and amend terms contained in the standard agreement include changes to the margin maintenance requirements, purchase price maintenance requirements, the addition of a requirement that all controversies related to the repurchase agreement be litigated in a particular jurisdiction and cross default provisions. These provisions differ for each of our lenders. As of March 31, 2008, the weighted average margin requirement, or the percentage amount by which the collateral value must exceed the loan amount, which we also refer to as the haircut, under all our repurchase agreements was approximately 4.52% (weighted by borrowing amount). Across all of our repurchase facilities, the haircuts range from a low of 3.0% to a high of 5.0%. As of December 31, 2007, our weighted average haircut was 3.33%. Declines in the value of our agency securities portfolio can trigger margin calls by our lenders under our repurchase agreements. An event of default or termination event under the standard master repurchase agreement would give our counterparty the option to terminate all repurchase transactions existing with us and require any amount due by us to the counterparty to be payable immediately.

As discussed above under “—Market Trends and the Effect of Historical Interest Rate Trends on our Portfolio,” the residential mortgage market in the United States has experienced difficult economic conditions including:

•	increased volatility of many financial assets, including agency securities and other high-quality RMBS assets, due to news of potential security liquidations;

•	increased volatility and deterioration in the broader residential mortgage and RMBS markets; and

•	significant disruption in financing of RMBS.

If these conditions persist, our lenders may be forced to exit the repurchase market, become insolvent or further tighten lending standards or increase the amount of required equity capital or haircut, any of which could make it more difficult or costly for us to obtain financing.

Liquidity Sources—Other

For our short-term (one year or less) and long-term liquidity, we rely on our cash flow from operations, primarily monthly principal and interest payments received on our agency securities, as well as any primary securities offerings authorized by our board of directors, in addition to repurchase borrowings.

Distributions of REIT Taxable Income

We have made and intend to continue to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. In order to qualify as a REIT and to avoid corporate-level income tax on the income that we distribute to our stockholders, we are required to distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, on an annual basis. This requirement can impact our liquidity and capital resources.

Effects of Margin Requirements, Leverage and Credit Spreads

Our repurchase facility lenders typically will lend us an amount equal to 95% to 97% of the value of the collateral we pledge to secure the loan. The difference between the value of the collateral and the loan amount is what we refer to as the “haircut.” Our agency securities have values that fluctuate according to market conditions and, as discussed above, the market value of our agency securities will decrease as prevailing interest rates or credit spreads increase. When the value of the securities pledged to secure a repurchase loan decreases to the point where the positive difference between the collateral value and the loan amount is less than the haircut, our lenders may issue a margin call, which means that the lender will require us to pay the margin call in cash or pledge additional collateral to meet that margin call. Under our repurchase facilities, our lenders have full discretion to determine the value of the agency securities we pledge to them. Most of our lenders will value securities based on recent trades in the market. Lenders also issue margin calls as the published current principal balance factors change on the pool of mortgages underlying the securities pledged as collateral when scheduled and unscheduled paydowns are announced monthly.

We experience margin calls in the ordinary course of our business, and under certain conditions, such as during a period of declining market value for agency securities, we experience margin calls at least monthly. In seeking to manage effectively the margin requirements established by our lenders, we maintain a position of cash and unpledged securities. We refer to this position as our liquidity. The level of liquidity we have available to meet margin calls is directly affected by our leverage levels, our haircuts and the price changes on our securities. If interest rates increase as a result of a yield curve shift or for another reason or if credit spreads widen, the prices of our collateral (and our unpledged assets that constitute our liquidity) will decline, we will experience margin calls, and we will use our liquidity to meet the margin calls. There can be no assurance that we will maintain sufficient levels of liquidity to meet any margin calls. If our haircuts increase, our liquidity will proportionately decrease. In addition, if we increase our borrowings, our liquidity will decrease by the amount of additional haircut on the increased level of indebtedness.

We intend to maintain a level of liquidity in relation to our assets that enables us to meet reasonably anticipated margin calls but that also allows us to be substantially invested in agency securities. We may misjudge the appropriate amount of our liquidity by maintaining excessive liquidity, which would lower our investment returns, or by maintaining insufficient liquidity, which would force us to liquidate assets into unfavorable market conditions and harm our results of operations and financial condition.

As of March 31, 2008, the weighted average haircut under our several repurchase facilities was approximately 4.52%, our leverage (defined as our debt-to-stockholders equity ratio) was approximately 8.3:1 and our liquidity was approximately 5.81% of our total assets. Accordingly, based on our leverage level and liquidity position as of March 31, 2008, if the market value of our agency securities collateralizing our repurchase facilities declined by more than approximately 5.0%, or if the declining market value of our pledged securities and increasing haircuts combined to exceed approximately 5.0%, then we would have to sell assets and may not realize sufficient proceeds to repay the amounts we owe to our lenders. However, as our liquidity decreased, we would attempt to de-leverage in an effort to avoid such a situation. In the period since our commencement of operations in November 2007, we have experienced declines in the market value of our agency securities of up to approximately 3.0%. Future declines in the market value of our agency securities may be greater than what we have experienced to date.

Forward-Looking Statements Regarding Liquidity

Based on our current portfolio, leverage rate and available borrowing arrangements, we believe that the net proceeds of our November 2007 and February 2008 private offerings, combined with cash flow from operations and available borrowing capacity, will be sufficient to enable us to meet anticipated short-term (one year or less) liquidity requirements such as to fund our investment activities, pay fees under our management agreement, fund our distributions to stockholders and general corporate expenses.

Our ability to meet our long-term (greater than one year) liquidity and capital resource requirements will be subject to obtaining additional debt financing and equity capital. The offering of common stock pursuant to this prospectus will increase our long term capital resources; however, we currently anticipate the need to obtain additional debt financing and equity capital in the future. We may increase our capital resources by obtaining long-term credit facilities or making public or private offerings of equity or debt securities, possibly including classes of preferred stock, common stock, and senior or subordinated notes. Such financing will depend on market conditions for capital raises and for the investment of any proceeds. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations.

We generally seek to borrow (on a recourse basis) between eight and 12 times the amount of our stockholders’ equity. At March 31, 2008 and December 31, 2007, our total borrowings were approximately $2.740 billion and $1.476 billion (excluding accrued interest), respectively, which represented a leverage ratio of approximately 8.3:1 and 8.9:1 respectively.

Estimated REIT Taxable Income

Estimated REIT taxable income, which is a non-GAAP financial measure, is calculated according to the requirements of the Code, rather than GAAP. The following table reconciles GAAP net income to estimated REIT taxable income for the three months ended March 31, 2008 and the period from November 5, 2007 (commencement of operations) to December 31, 2007.

	Three months ended March 31, 2008 (Unaudited)	Period from November 5, 2007 to December 31, 2007

	(In Thousands)
Net income/(loss)	$8,315	$1,248
Non-deductible taxes (1)	—	52
Stock based compensation	304	203

Estimated REIT taxable income before distribution	$8,619	$1,503
Current period distributions	(2,845)	—

Current period estimated undistributed REIT taxable income	$5,774	$1,503

Beginning estimated undistributed REIT taxable income	1,503	—

Estimated undistributed REIT taxable income at quarter end	$7,277	$1,503

Minimum remaining distribution to satisfy the 90% REIT distribution requirement (2)	$6,549	$1,353

(1)

As a REIT, we must distribute at least 90% of our REIT taxable income (subject to certain adjustments) to our stockholders. We are subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We elected not to distribute earnings from our 2007 taxable year until January 2008. Accordingly, the 4% excise tax will apply to a portion of our 2007 income.

(2)	We declared and paid sufficient distributions in January 2008 that for purposes of our 2007 minimum REIT distribution requirement relate back to 2007.

We believe that the presentation of our estimated REIT taxable income is useful because it demonstrates the minimum amount of distributions that we must make to maintain our qualification as a REIT. However, beyond our intent to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to qualify as a REIT, we do not expect that the amount of distributions that we make will necessarily be correlated with our estimated REIT taxable income. Estimated REIT taxable income will not necessarily bear any relation to cash flow. Accordingly, we do not consider estimated REIT taxable income to be a reliable measure of our liquidity, although the related distribution requirement can impact our liquidity and capital resources. Moreover, there are limitations associated with estimated REIT taxable income as a measure of our financial performance over any period, and our presentation of estimated REIT taxable income may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, estimated REIT taxable income should not be considered as a substitute for our GAAP net income as a measure of our financial performance or any measure of our liquidity under GAAP.

Inflation

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and any distributions we may make will be determined by our board of directors based in part on our REIT taxable income as calculated according to the requirements of the Code; in each case, our activities and balance sheet are measured with reference to fair value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risk

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Interest Rate Risk

Interest rate risk is the primary component of our market risk. Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our investments and our related financing obligations.

Interest Rate Effect on Net Interest Income

Our operating results depend in large part on differences between the yields earned on our investments and our cost of borrowing and hedging activities. The cost of our borrowings will generally be based on prevailing market interest rates. During periods of rising interest rates, the borrowing costs associated with agency securities tend to increase while the income earned on agency securities may remain substantially unchanged until the interest rates reset. This results in a narrowing of the net interest spread between the assets and related borrowings and may even result in losses. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our investments. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

We seek to mitigate interest rate risk through utilization of longer term repurchase agreements and hedging instruments, primarily interest rate swap agreements. Interest rate swap agreements are intended to serve as a hedge against future interest rate increases on our variable rate borrowings. As of December 31, 2007, we had not entered into any hedging activities. As of March 31, 2008, we had entered into the following interest rate swap agreements designed to mitigate the effects of increased in interest rates under $300 million of our repurchase agreements.

Counterparty	Notional Amount	Beginning Date	Ending Date	Fixed Rate in Contract

	(In Thousands)
Bear Stearns Bank PLC	$100,000	1/31/2008	7/30/2010	2.848%
Merrill Lynch Capital Services, Inc.	$50,000	2/7/2008	5/31/2010	2.685%
Merrill Lynch Capital Services, Inc.	$50,000	2/13/2008	5/20/2010	2.665%
Bank of America, N.A.	$100,000	3/4/2008	3/31/2011	2.749%

On April 11, 2008, we entered into an interest rate swap agreement for a notional amount of $100.0 million. This interest rate swap agreement has a fixed rate of 2.800%, is indexed off of one-month LIBOR and will mature on April 20, 2011.

Hedging techniques are partly based on assumed levels of prepayments of our agency securities. If prepayments are slower or faster than assumed, the life of the agency securities will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns. Hedging techniques are also limited by the rules relating to REIT qualification. In order to preserve our REIT status, we may be forced to terminate a hedging transaction at a time when the transaction is most needed.

Interest Rate Cap Risk

Both the ARMs and hybrid ARMs that underlie our agency securities are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the security’s interest rate may change during any given period. However, our borrowing costs pursuant to our financing agreements will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation, while the interest-rate increases on our adjustable-rate and hybrid agency securities could effectively be limited by caps. Agency securities backed by ARMs and hybrid ARMs may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash from such investments than we would need to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

We intend to fund a substantial portion of our acquisition of agency securities with borrowings that are based on LIBOR, while the interest rates on these agency securities may be indexed to LIBOR or another index rate, such as the one-year CMT rate. Accordingly, any increase in LIBOR relative to one-year CMT rates will generally result in an increase in our borrowing costs that is not matched by a corresponding increase in the interest earnings on these investments. Any such interest rate index mismatch could adversely affect our profitability, which may negatively impact distributions to our stockholders. To seek to mitigate interest rate mismatches, we may utilize the hedging strategies discussed above.

Our analysis of risks is based on our manager’s experience, estimates and assumptions, including estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by our manager may produce results that differ significantly from our manager’s estimates and assumptions and the forward-looking statements made in this prospectus.

Prepayment Risk

As we receive repayments of principal on our agency securities from prepayments and scheduled payments, premiums paid on such securities are amortized against interest income and discounts are accreted to interest income. Premiums arise when we acquire agency securities at prices in excess of the principal balance of the mortgage loans underlying such agency securities. Conversely, discounts arise when we acquire agency securities at prices below the principal balance of the mortgage loans underlying such agency securities. To date, all of our agency securities has been purchased at a premium.

For financial accounting purposes, interest income is accrued based on the outstanding principal balance of the investment securities and their contractual terms. In general, purchase premiums on investment securities are amortized against interest income over the lives of the securities using the effective yield method, adjusted for actual prepayment and cash flow activity. An increase in the prepayment rate, as measured by the CPR, will typically accelerate the amortization of purchase premiums and a decrease in the prepayment rate will typically slow the accretion of purchase discounts, thereby reducing the yield/interest income earned on such assets.

Extension Risk

We invest in agency securities backed by hybrid ARMs, which have interest rates that are fixed for the early years of the loan (typically three, five, or seven years) and thereafter reset periodically on the same basis as agency securities backed by ARMs. We compute the projected weighted-average life of our agency securities backed by hybrid ARMs based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgage loans. In general, when an agency securities backed by hybrid ARMs is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated weighted-average life of the fixed-rate portion of the related agency securities. This strategy is designed to protect us from rising interest rates by fixing our borrowing costs for the duration of the fixed-rate period of the mortgage loans underlying the related agency securities.

We may structure our interest rate swap agreements to expire in conjunction with the estimated weighted average life of the fixed period of the mortgage loans underlying our agency securities. However, in a rising interest rate environment, the weighted average life of the fixed-rate mortgage loans underlying our agency securities could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the term of the hedging instrument while the income earned on the remaining agency securities would remain fixed for a period of time. This situation may also cause the market value of our agency securities to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Interest Rate Risk and Effect on Market Value Risk

Another component of interest rate risk is the effect changes in interest rates will have on the market value of our agency securities. We face the risk that the market value of our agency securities will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

We primarily assess our interest rate risk by estimating the effective duration of our assets and the effective duration of our liabilities and by estimating the time difference between the interest rate adjustment of our assets and the interest rate adjustment of our liabilities. Effective duration essentially measures the market price volatility of financial instruments as interest rates change. We generally estimate effective duration using various financial models and empirical data. Different models and methodologies can produce different effective duration estimates for the same securities.

The sensitivity analysis tables presented below show the estimated impact of an instantaneous parallel shift in the yield curve, up and down 50 and 100 basis points, on the market value of our interest rate-sensitive investments and net interest income, at March 31, 2008 and December 31, 2007, assuming a static portfolio. When evaluating the impact of changes in interest rates, prepayment assumptions and principal reinvestment rates are adjusted based on our manager’s expectations. The analysis presented utilized assumptions, models and estimates of the manager based on the manager’s judgment and experience.

March 31, 2008

Change in Interest rates	Percentage Change in Projected Net Interest Income	Percentage Change in Projected Portfolio Value
+ 1.00%	(24%)	(1.80%)
+ 0.50%	(12%)	(0.76%)
- 0.50%	10%	0.44%
- 1.00%	19%	0.87%

December 31, 2007

Change in Interest Rates	Percentage Change in Projected Net Interest Income	Percentage Change in Projected Portfolio Value
+1.00%	(68)%	(1.37)%
+0.50%	(33)%	(0.36)%
-0.50%	29%	0.44%
-1.00%	54%	1.13%

While the charts above reflect the estimated immediate impact of interest rate increases and decreases on a static portfolio, we rebalance our portfolio from time to time either to seek to take advantage of or reduce the impact of changes in interest rates. Additionally, the effects of interest rate changes on our portfolio illustrated in the above charts do not fully take into account the effect that planned hedging instruments, expected to be mainly interest rate swaps and caps, would have on our portfolio. Generally, we expect our interest rate swaps will reset in the month following changes in the index rates. It is important to note that the impact of changing interest rates on market value and net interest income can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the market value of our assets could increase significantly when interest rates change beyond amounts shown in the table above. In addition, other factors impact the market value of and net interest income from our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, interest income would likely differ from that shown above, and such difference might be material and adverse to our stockholders.

Risk Management

To the extent consistent with maintaining our REIT status, we seek to manage our interest rate risk exposure to protect our portfolio of agency securities and related debt against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our agency securities and our borrowings;

•	attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using derivatives, financial futures, swaps, options, caps, floors and forward sales to adjust the interest rate sensitivity of our agency securities and our borrowings; and

•

actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, interest rate caps and gross reset margins of our agency securities and the interest rate indices and adjustment periods of our borrowings.

Critical Accounting Policies

Our financial statements will be prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management will be required to make various judgments, estimates and assumptions that affect the reported amounts. Changes in these estimates and assumptions could have a material effect on our financial statements. The following is a summary of our policies most affected by management’s judgments, estimates and assumptions.

Cash and Cash Equivalents: We consider all highly liquid investments with original maturities of three months or less, and which are not restricted as to use, to be cash equivalents. The carrying amounts of cash equivalents approximate their fair value.

Interest Income: Interest income is accrued based on the outstanding principal amount of the investment securities and their contractual terms. Premiums and discounts associated with the purchase of investment securities is amortized or accreted into interest income over the actual lives of the securities using the effective interest method.

Financial Instruments. At March 31, 2008 and December 31, 2007, we had limited our exposure to credit losses on our portfolio of securities by purchasing agency securities guaranteed by Fannie Mae and Freddie Mac. The portfolio is diversified to avoid undue loan originator, geographic and other types of concentrations. We manage the risk of prepayments of the underlying mortgages by creating a diversified portfolio with a variety of prepayment characteristics.

We are engaged in various trading and brokerage activities in which counter-parties primarily include broker-dealers, banks, and other financial institutions. In the event counterparties do not fulfill their obligations, we may be exposed to risk of loss. The risk of default depends on the creditworthiness of the counter-party and/or issuer of the instrument. It is our policy to review, as necessary, the credit standing for each counterparty.

We consider our cash and cash equivalents, principal and interest receivable, accounts payable, and repurchase agreements and accrued interest payable, to meet the definition of financial instruments. As of March 31, 2008 and December 31, 2007, the carrying amount of cash and cash equivalents, principal and interest receivable and accounts payable approximated their fair value due to the short maturities of these instruments. The carrying amount of the repurchase agreements and accrued interest payable is deemed to approximate fair value since the agreements are based upon a variable rate of interest.

Market Valuation of Investment Securities: We invest in agency securities representing interests in or obligations backed by pools of single-family adjustable-rate mortgage loans. Statement of Financial Accounting Standards, or SFAS, No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires us to classify our investments as either trading, available-for-sale or held-to-maturity securities. Management determines the appropriate classifications of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. We currently classify all of our securities as available-for-sale. All assets that are classified as available-for-sale are carried at fair value and unrealized gains and losses are included in other comprehensive income or loss as a component of stockholders’ equity. The fair values of agency securities are generally determined by management by obtaining valuations for its MBS from three separate and independent securities dealers and averaging the three valuations. If the fair value of a security is not available from a dealer or third-party pricing service, we estimate the fair value of the security using a variety of methods including, but not limited to, independent pricing services, discounted cash flow analysis, matrix pricing, option adjusted spread models and fundamental analysis.

Securities transactions are recorded on the trade date. Purchases of newly issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. Gains or losses realized from the sale of securities are included in income and are determined using the specific identification method.

In the event that a security becomes other-than-temporarily impaired (e.g., if the fair value falls below amortized cost basis and recovery is not expected before the security is sold), the cost of the security would be adjusted accordingly and the difference reflected in current earnings. There were no such adjustments for the three month period ended March 31, 2008 and the period September 19, 2007 to December 31, 2007.

Impairment of Assets: The Company has adopted the FASB Staff Position No. 115-1. Among other things, the FASB Staff Position specifically addresses: the determination as to when an investment is considered impaired; whether that impairment is other-than-temporary; the measurement of an impairment loss; accounting considerations subsequent to the recognition of an other-than-temporary impairment; and certain required disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. We assess our investment securities for other-than-temporary impairment on at least a quarterly basis. When the fair value of an investment is less than its amortized cost at the balance sheet date of the reporting period for which impairment is assessed, the impairment is designated as either “temporary” or “other-than-temporary.” In deciding on whether or not a security is other than temporarily impaired, we consider several factors, including but not limited to: the nature of the investment, the severity and duration of the impairment, the cause of the impairment, and our intent and ability to hold the investment until the value recovers to cost. If it is determined that impairment is other-than-temporary, then an impairment loss is recognized in earnings reflecting the entire difference between the investment’s cost basis and its fair value at the balance sheet date of the reporting period for which the assessment is made. The measurement of the impairment is not permitted to include partial recoveries subsequent to the balance sheet date. Following the recognition of an other-than-temporary impairment, the fair value of the investment becomes the new cost basis of the investment and is not adjusted for subsequent recoveries in fair value through earnings. Because management’s assessments are based on factual information as well as subjective information available at the time of assessment, the determination as to whether an other-than-temporary impairment exists and, if so, the amount considered impaired, or not impaired, is subjective and, therefore, constitute material estimates that are susceptible to significant change.

Repurchase Agreements: We finance the acquisition of our investment securities through borrowings under repurchase agreements. Repurchase agreements are treated as collateralized financing transactions and carried at their contractual amounts, including accrued interest, as specified in the respective agreements.

Comprehensive Income. In accordance with SFAS No. 130, Reporting Comprehensive Income, we are required to separately report our comprehensive income. Other comprehensive income refers to revenue, expenses, gains, and losses that under these amounts are recorded directly as an adjustment to stockholders’ equity. Other comprehensive income arises from unrealized gains or losses generated from changes in market values of our securities held as available-for-sale and from unrealized gains or losses on hedging activities.

Stock-Based Compensation. Stock-based compensation is accounted for using the fair value based method prescribed by SFAS No. 123R, Accounting for Share-Based Payment. For stock and stock-based awards issued to employees, a compensation charge is recorded against earnings based on the fair value of the award. For transactions with non-employees in which services are performed in exchange for our common stock or other equity instruments, the transactions are recorded on the basis of the fair value of the service received or the fair value of the equity instruments issued, whichever is more readily measurable at the date of issuance.

In connection with our initial private offering in November 2007, we issued shares of restricted stock and options to purchase shares of our common stock to our executive officers and directors. We valued the shares of restricted stock at a price of $20.00 per share, which was the offering price to investors in our initial private offering. Similarly, the options were granted with a per-share exercise price of $20.00. Because we made the equity grants in connection with our initial private offering and because the valuation of stock awards subject to time-based restrictions and customary stock options is not complicated when compared to the valuation of more esoteric equity awards, we did not have the valuation performed by an unrelated third party. We valued the stock options granted to our executive officers using the Black-Scholes-Merton model and inputs on the date of grant. The value of our common stock is significantly affected by the value of our portfolio, and therefore, had the equity awards been granted at other times, the valuation of the awards and the associated expense we recognized may have been more or less, depending on the fluctuation in our agency securities’ market value and other factors. For example, in our second private offering in February 2008, we sold shares of our common stock at $24.00 per share, which reflected the increase in our book value after we invested the proceeds from our first private offering. The initial public offering price for our common stock has been determined by negotiations between the underwriters and us and this offering price of our common stock may not be indicative of the market price following this offering. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates regarding our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the market valuation of other companies in related businesses. Our stock-based compensation transactions resulted in compensation expense of $202,878 for the period ended December 31, 2007 and $303,317 for the period ended March 31, 2008.

Derivative Instruments: We account for derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Derivatives are valued at the present value of future cash flows. Special accounting for qualifying hedges allows a derivative’s gains and losses to either offset related results on the hedged item in the statement of operations or be accumulated in other comprehensive income, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. We use derivative instruments to manage our exposure to changing interest rates, primarily with interest rate swaps. As of December 31, 2007, we had not entered into any hedging activities. As of March 31, 2008, we had entered into the interest rate swaps described above.

Net Income Per Common Share: Net income per common share is computed by dividing net income available to holders of common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income available to holders of common stock by the weighted average shares of common stock and common equivalent shares outstanding during the period. For the diluted net income per common share calculation, common equivalent shares outstanding includes the weighted average number of shares of common stock outstanding adjusted for the effect of dilutive unexercised stock options.

Income Taxes: We will elect to be taxed as a REIT commencing with our short taxable year ended December 31, 2007 and intend to comply with the provisions of the Code, with respect thereto. Accordingly, our company will generally not be subjected to federal income tax to the extent of its current distributions to stockholders and as long as certain asset, income and stock ownership tests are met.

BUSINESS

Our Company

We are an externally-managed mortgage REIT formed to invest in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed by a U.S. Government agency (such as the Government National Mortgage Association, or Ginnie Mae), or issued by a U.S. Government-sponsored entity (such as the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac). We refer to these securities as “agency securities.”

We were incorporated in Maryland in September 2007 and commenced operations upon completion of our initial private offering in November 2007. We completed two separate private offerings of our common stock, in November 2007 and February 2008, generating net proceeds to us of approximately $157.1 million and $158.8 million, respectively. We have invested substantially all the net proceeds of our private offerings in agency securities in accordance with our investment strategy.

We are externally managed and advised by our manager, Atlantic Capital Advisors LLC.

Our principal goal is to generate net income for distribution to our stockholders, through regular quarterly dividends, from the spread between the interest income on our investment portfolio and the interest costs of our borrowings and hedging activities, which we refer to as our net interest income, and other expenses. We believe that the best approach to generating a positive net interest income is to manage our liabilities in relation to the interest rate risks of our investments. To help achieve this result, we employ repurchase financing, generally short-term, and over time will combine our financings with hedging techniques, primarily interest rate swaps. We may, subject to maintaining our REIT qualification, also employ other hedging techniques from time to time, including interest rate caps, floors and swap options to protect against adverse interest rate movements.

We focus on agency securities consisting of hybrid adjustable-rate residential mortgage loans with short effective durations, which we believe reduces the impact of changes in interest rates on the market value of our portfolio and on our net interest income. However, because our investments vary in interest rate, prepayment speed and maturity, the leverage or borrowings that we employ to fund our asset purchases will never exactly match the terms or performance of our assets, even after we implement our hedging strategy. Based on our manager’s experience, such assets’ market prices change more slowly than the corresponding short-term borrowings used to finance the assets. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income and stockholders’ equity. Our manager’s approach to managing our portfolio is to take a longer term view of assets and liabilities, such that our earnings and mark-to-market valuations at the end of a period will not significantly influence our strategy of providing stable cash distributions to stockholders over the long term.

Our manager has invested and seeks to invest in agency securities that it believes are likely to generate attractive risk-adjusted returns on capital invested, after considering (1) the amount and nature of anticipated cash flows from the asset, (2) our ability to borrow against the asset, (3) the capital requirements resulting from the purchase and financing of the asset, and (4) the costs of financing, hedging, and managing the asset.

While we leverage our equity capital primarily through short-term (maturities of one year or less) borrowings in the repurchase agreement market, a portion of our indebtedness from time to time may bear maturities exceeding one year. For example, we have approximately $300.0 million in repurchase indebtedness with a weighted average maturity of 21 months. Depending on market conditions, we may enter into additional repurchase arrangements with similar longer-term maturities or a committed borrowing facility.

Despite recent credit market developments that disrupted financing for non-agency securities, we believe agency securities, which are issued or guaranteed by U.S. Government agencies or U.S. Government-sponsored entities, will continue to be eligible for financing in the repurchase agreement market.

We believe the current market and interest rate environment offers significant investment opportunity and that our investment strategy is suited to this environment because:

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The current relative spread differential between agency securities and U.S. Treasury securities is attractive. From 2001 to early 2007, the spread differential between hybrid ARMs and the U.S. Treasury benchmark has been between 0.7% and 1.25%. Since July 2007, the spread has increased to between approximately 2.5% and approximately 3.0% in early March 2008. Higher spreads have negatively impacted the value of our owned agency securities but have also increased the yield of our targeted investments. We believe the current prevailing spreads will narrow to a more historical relationship in the future and offer attractive current value.

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The overall weakness in the housing industry and the declining trend of many economic indicators may lead to continued reductions in short-term interest rates, which would increase our net interest margin.

•	The credit quality of agency securities should allow for favorable financing terms in the current environment of materially tighter credit standards for other asset classes.

We will elect to be taxed as a REIT under the Code commencing with our short taxable year ended December 31, 2007 and generally will not be subject to federal taxes on our income to the extent we currently distribute our income to our stockholders and maintain our qualification as a REIT.

Private Offerings

In November 2007, we consummated our initial private offering and sold 8,203,937 shares of our common stock at $20.00 per share to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act and to accredited investors pursuant to Regulation D under the Securities Act. After deducting our organizational and offering expenses and the initial purchaser’s and placement agent’s discount and placement fee, the aggregate net proceeds from our initial private offering were approximately $157.1 million. We commenced operations upon the completion of our initial private offering and have invested the net proceeds of our initial private offering in agency securities in accordance with our investment strategy.

In February 2008, we sold 6,900,000 shares of our common stock at $24.00 per share to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act and to accredited investors pursuant to Regulation D under the Securities Act. After deducting our organizational and offering expenses and the initial purchaser’s and placement agent’s discount and placement fee, the aggregate net proceeds from our second private offering were approximately $158.7 million.

Our Manager

We believe our relationship with our manager, Atlantic Capital Advisors LLC, enables us to leverage our manager’s infrastructure, business relationships and management expertise to effectively execute our investment strategy. We believe that our manager’s expertise in mortgage REIT operations, agency securities, and the mortgage-backed securities and leveraged finance markets enhances our ability to acquire assets opportunistically and to finance those assets in a manner designed to generate consistent risk-adjusted returns for our stockholders.

Pursuant to the terms of the management agreement, our manager provides us with our management team, including a chief executive officer and a chief financial officer (each of whom also serves as an officer of our manager) along with appropriate support personnel. Our manager is responsible for our operations and the performance of all services and activities relating to the management of our assets and operations, subject to the direction of our board of directors.

Atlantic Capital Advisors LLC has a strong senior management team with extensive industry experience and manages both our company and ACM Financial Trust, or ACM, a privately-held mortgage REIT founded in 1998. Michael R. Hough, our chief executive officer, is also the chief executive officer of our manager and

ACM. Our president Benjamin M. Hough, co-chief investment officer William H. Gibbs, Jr., chief financial officer Kenneth A. Steele, and co-chief investment officer Frederick J. Boos, II are all also executives of our manager and of ACM. They have an average 24 years’ experience in fixed-income portfolio management, mortgage-backed securities trading and sales, asset/liability management and analysis, leveraged mortgage finance, accounting and the organization and management of a REIT. As of March 31, 2008, ACM owned approximately $626.1 million in agency securities. ACM is privately owned, and investors in this offering will not acquire any interest in ACM.

In November 2007, Messrs. Michael and Benjamin Hough and Messrs. Steele, Gibbs, and Boos became employees of Atlantic Capital Advisors LLC. ACM and Atlantic Capital Advisors LLC entered into a management agreement, on terms similar to the terms of our management agreement with Atlantic Capital Advisors LLC, to manage the day-to-day business and investment activities of ACM. As a result, Atlantic Capital Advisors LLC externally manages both our company and ACM.

Competitive Strengths

We believe that our competitive strengths include:

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Focused Investment Strategy. We believe our focused investment strategy of acquiring agency securities, combined with our financing and leverage strategy, will provide our stockholders with attractive risk-adjusted returns. We further believe our defined investment strategy allows our manager to focus on and utilize its expertise of interest rate risk management rather than credit risk management. We have adopted a policy that limits our investments to agency securities, and this policy can only be changed with the approval of a majority of our independent directors.

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Opportune Formation and Capitalization of Our Company. Our company was formed in September 2007 to seek to capitalize on perceived market opportunities. We commenced operations in November 2007 upon the completion of a private offering that raised net proceeds of $157.1 million and fully invested the proceeds of that offering by year-end 2007 in accordance with our investment strategy. At March 31, 2008, our portfolio was comprised of approximately $3.037 billion of agency securities. We believe this initial investment portfolio would be difficult to replicate in the current market environment.

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Existing Funding Relationships. We believe our relationship with our manager has enabled us to quickly establish repurchase financing relationships with investment banking firms and other lenders and believe these relationships will enable us to timely invest the proceeds from this offering in accordance with our investing and financing strategies.

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Efficient Cost Structure. We believe our expense structure is attractive relative to other externally managed mortgage REITs. Our principal operating expense is the management fee payable to our manager that declines as a percentage of equity as our equity increases. No incentive fee is payable to our manager so that stockholders fully benefit during periods of attractive returns and our manager has little incentive to take undue investment risk. In addition, if we terminate the management agreement prior to November 5, 2010 in connection with internalizing our management by hiring our manager’s executives, no termination or other fees are payable by us to the manager under the management agreement.

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Experienced Management Team with a Proven Track Record. The senior executives of our manager have an average 24 years’ experience in fixed income portfolio management, mortgage-backed securities trading and sales, asset/liability management and analysis, leveraged mortgage finance, accounting and the organization and management of a REIT, providing us with significant relevant experience in all key areas of our business.

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Board of Directors with Significant Relevant Experience. We believe that the professional experience of our board of directors in direct credit market, REIT legal and regulatory matters, asset/liability management, and the mortgage industry benefits us when dealing with issues we face in the day-to-day operations of our company.

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Strong Alignment of Interests. We believe the interests of our manager and its management team are strongly aligned with our interests. Our executive officers, who are the executive officers of our manager, purchased in the aggregate 50,000 shares of our common stock in our initial private offering in November 2007 at the offering price of $20.00 per share, for an aggregate investment of $1.0 million. In addition, in connection with our initial private offering, our independent directors and executive officers were awarded an aggregate of 164,000 shares of restricted common stock and options to purchase 81,000 shares of our common stock at $20.00 per share, and in connection with this offering, our independent directors will be awarded an aggregate of 8,000 additional shares of restricted common stock. These shares and options vest or will vest in equal installments over three years beginning on the first anniversary of the date of the grant, provided that the recipient remains a director or an executive officer of our company on the vesting date. Immediately upon completion of this offering, our independent directors and executive officers will beneficially own in the aggregate 303,100 shares of our common stock (including 172,000 shares of restricted stock and options to purchase 81,000 shares of our common stock).

Our Strategies

Targeted Asset Class and Investment Strategy

We currently intend that 100% of our investment assets will be agency securities. These agency securities principally consist of whole-pool, pass-through certificates that are backed by adjustable-rate mortgages, or ARMs and hybrid ARMs and that have principal and interest payments guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac. ARMs have interest rates that reset monthly, quarterly and annually, based on the 12-month moving average of the one-year constant maturity U.S. Treasury rate or LIBOR. Hybrid ARMs have interest rates that are fixed for a longer initial period (typically three, five, seven or 10 years) and, thereafter, generally adjust annually to an increment over a pre-determined interest rate index. Our allocation between agency securities backed by ARMs or hybrid ARMs will depend on various factors including, but not limited to, relative value, supply and demand, costs of hedging, costs of financing, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We do not attribute any particular quantitative significance to any of these factors, and the weight we give to these factors when we consider these types of investments is likely to vary depending on market conditions and economic trends.

Our investment strategy is designed to:

•	limit credit risk by acquiring agency securities with principal and interest payments guaranteed by a U.S. government agency or U.S. government-sponsored entity;

•	manage cash flows so as to provide for regular quarterly distributions to our stockholders;

•	manage financing risks;

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mitigate fluctuations in the market value of our securities by allocating a significant portion of our portfolio to one-year ARMs or other investments that mature or have interest rate repricings within approximately one year;

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reduce the impact that changing interest rates have on net interest income by structuring our borrowings with interest rate adjustment periods that, on an aggregate basis, generally correspond to the maturities and interest rate adjustment periods of our mortgage securities;

•	maintain our qualification as a REIT; and

•	comply with available exemptions from regulation as an investment company under the Investment Company Act.

Financing Strategy

We borrow against our agency securities using repurchase agreements. Repurchase agreements are effectively secured borrowings in which we pledge our mortgage securities to a lender to secure a short-term loan. As of March 31, 2008, we had financed approximately $2.740 billion of our portfolio through repurchase agreements. Our borrowings generally have maturities that range from one month to one year. We intend that our borrowings will generally be between eight and 12 times the amount of our stockholders’ equity. The level of our borrowings may vary periodically depending on market conditions. We cannot assure you that we will continue to be successful in borrowing sufficient amounts to fund our intended acquisitions of agency securities.

Our borrowing agreements may require us to deposit additional collateral pursuant to a margin call if the market value of our pledged collateral declines or if unscheduled principal payments on the mortgages underlying our mortgage securities increase at a higher than anticipated rate. To reduce the risk that we would be required to sell portions of our portfolio at a loss to meet margin calls, we will maintain a balance of cash or cash equivalent reserves and a balance of unpledged mortgage securities to use as collateral for additional borrowings. Our manager will recommend the appropriate level of such reserves based on current market conditions.

We will attempt to structure our borrowings, as closely as we deem effective, to have interest rate reset dates or maturities that correspond to the interest rate adjustments of our adjustable-rate mortgage securities. We expect borrowings under our repurchase agreements to have interest rates that are based on prevailing short-term market rates. At times, we may finance the acquisition of mortgage securities with other types of financings including commercial paper.

Hedging Strategy

Our hedging strategies are designed to reduce the impact on our stockholders’ equity caused by the potential adverse effects of changes in interest rates on our assets and liabilities. Subject to complying with REIT requirements, we use hedging techniques to mitigate the impact of certain adverse changes in interest rates on the value of our assets as well as the differences between the interest rate adjustments on our assets and borrowings. These techniques primarily consist of entering into interest rate swap agreements and may also include entering into interest rate cap or floor agreements, purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, or entering into forward rate agreements.

We will attempt to mitigate the interest rate risks inherent in a leveraged agency securities portfolio in general by seeking to acquire and own agency securities with short durations or repricings within approximately one year or less and with staggered interest rate resets. However, the short term and variable nature of our borrowings and the potential for maturity and repricing mismatch may at times create the need to seek to hedge portions of the investment portfolio.

Interest paid on ARMs generally is subject to lifetime and periodic interest rate caps but our exposure to the borrowings used to finance these securities is not subject to equivalent caps. We may at times hedge the lifetime caps with the purchase of cap agreements.

Hedging transactions will be designed principally to limit fluctuations in our net interest income during periods of rising interest rates. Our policy is to hedge only for protection and not for speculative reasons. No hedging strategy can completely insulate us from risk, and certain federal income tax requirements that we must satisfy to maintain our status as a REIT may limit our ability to hedge. We will carefully monitor our hedging strategy to ensure that we do not realize excessive hedging income, or hold hedges having a notional principal balance in excess of the principal amount of our borrowings, which could result in our disqualification as a REIT. Additionally, hedging strategies may have significant transaction costs, which may reduce the overall return on our investments.

We will also attempt to lessen the adverse effects of changes in interest rates on unscheduled principal payments of the mortgage loans underlying our securities. To minimize the negative effects of prepayments on income, we will attempt to keep the average purchase price of our portfolio as close to par value as we deem economically suitable. We intend to diversify our portfolio by varying the prepayment characteristics, price (premiums and discounts), geographic location and rate reset dates of the securities in our portfolio.

However, there is no perfect hedging strategy and we will remain subject to risks inherent in owning a leveraged portfolio of mortgage assets, principally the risk that increases in our borrowing costs will increase by more than the interest rates on our investments. We intend to limit our use of hedging instruments to only those techniques described above and to only enter into hedging transactions with counterparties that have a high-quality credit rating, but we cannot assure you that this will protect investors.

We intend to record derivative and hedge transactions in accordance with United States generally accepted accounting principles, specifically Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives we enter into may not be offset by a change in the fair value of the related hedged transaction.

Changes in Strategies

Our board of directors has adopted a policy that limits our investments to agency securities. Due to changes in market conditions, the market value and duration of our securities will fluctuate from time to time and may cause our portfolio allocations to be inconsistent with the investment strategies described in this prospectus. In such event, in consultation with our board of directors, our manager may recommend that we should reallocate our portfolio. Subject to our intent to qualify for an exemption from registration under the Investment Company Act, our board of directors, with the approval of a majority of our independent directors, may vary our investment strategy, our financing strategy or our hedging strategy at any time.

Our Investments

Mortgage Securities

Pass-Through Certificates. We invest in pass-through certificates, which are securities representing interests in pools of mortgage loans secured by residential real property in which payments of both interest and principal, including pre-paid principal, on the securities are generally made monthly, in effect, passing through monthly payments made by the individual borrowers on the mortgage loans which underlie the securities, net of fees paid to the issuer or guarantor and servicer of the securities.

Early repayment of principal on some mortgage securities, arising from prepayments of principal due to sale of the underlying property, refinancing or foreclosure, net of fees and costs which may be incurred, may expose us to a lower rate of return upon reinvestment of principal. This risk is generally referred to as prepayment risk. Additionally, if a security subject to prepayment has been purchased at a premium, the value of the premium would be lost in the event of prepayment. Like the value of fixed-income securities, when interest rates rise, the value of mortgage securities, including adjustable-rate mortgage securities, generally will decline.

When interest rates are declining, however, the value of mortgage securities with prepayment features may not increase as much as other fixed-income securities because the underlying mortgage borrowers may refinance their mortgage debt at lower rates. The rate of prepayments on underlying mortgages will affect the price and volatility of a mortgage security and may have the effect of shortening or extending the effective maturity and duration of the security beyond what was anticipated at the time of purchase. When interest rates rise, our holdings of mortgage securities may experience reduced returns if the underlying borrowers pay off their mortgage debt later than anticipated. This risk is generally referred to as extension risk.

Payments of principal and interest on agency securities, although not the market value of the securities themselves, may be guaranteed by the full faith and credit of the United States, such as those issued by Ginnie Mae, or by a U.S. Government-sponsored entity, such as Fannie Mae or Freddie Mac.

Freddie Mac Gold Certificates

Freddie Mac is a shareholder-owned, federally-chartered corporation created pursuant to an act of the U.S. Congress on July 24, 1970. The principal activity of Freddie Mac currently consists of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. Freddie Mac guarantees to each holder of Freddie Mac gold certificates the timely payment of interest at the applicable pass-through rate and principal on the holder’s pro rata share of the unpaid principal balance of the related mortgage loans. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy these obligations, distributions to holders of Freddie Mac certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of Freddie Mac certificates.

Fannie Mae Certificates

Fannie Mae is a shareholder owned, federally-chartered corporation organized and existing under the Federal National Mortgage Association Charter Act, created in 1938 and rechartered in 1968 by Congress as a stockholder owned company. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae guarantees to the registered holder of a Fannie Mae certificate that it will distribute amounts representing scheduled principal and interest on the mortgage loans in the pool underlying the Fannie Mae certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, distributions to holders of Fannie Mae certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of Fannie Mae.

Ginnie Mae Certificates

Ginnie Mae is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development, or HUD. The National Housing Act of 1934 authorizes Ginnie Mae to guarantee the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the Federal Housing Administration, or FHA, or partially guaranteed by the Department of Veterans Affairs and other loans eligible for inclusion in mortgage pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty by Ginnie Mae.

Interest rates on loans underlying adjustable-rate pass-through certificates are based on indices that adjust periodically. Typical indices include:

•	One-year CMT: The one-year CMT is the weekly average yield of constant maturity one-year treasury bonds as published by the Federal Reserve in its H15 report at the start of each week.

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LIBOR: LIBOR, or London InterBank Offering Rate, is the rate at which international banks offer to place deposits with each other for different maturities, ranging from one day to one year. These rates are updated daily and are often used as benchmarks from which other short-term rates are set.

Payment of principal and interest on some mortgage pass-through securities, although not the market value of the securities themselves, may be guaranteed by the full faith and credit of the U.S. government, including securities guaranteed by Ginnie Mae, or issued by government-sponsored agencies or instrumentalities, including Fannie Mae and Freddie Mac. The following describes the attributes of the pass-through certificates that we intend to acquire:

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Ginnie Mae adjustable-rate securities: These securities, called Ginnie Mae ARMs, are pass-through certificates representing interests in FHA/VA mortgage loans. Timely payment of principal of principal and interest is guaranteed by Ginnie Mae, and the guarantee is that are backed by the full faith and credit of the United States Government. The coupon on the underlying loans generally adjusts annually at the one-year CMT plus 1.5%, with a 1.0% annual reset cap and floor and 5.0% lifetime cap.

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Fannie Mae and Freddie Mac adjustable-rate securities: Fannie Mae and Freddie Mac ARMs are generally pass-through certificates that are backed by pools of mortgage loans secured by single-family or multi-family residential properties. Fannie Mae and Freddie Mac are privately-owned U.S. government-sponsored enterprises that guarantee the timely payment of principal and interest due on the underlying pool of mortgages. The coupon on the loans underlying Fannie Mae and Freddie Mac adjustable-rate securities are generally indexed to the one-year CMT or one-year LIBOR. The coupon on such loans generally adjusts annually and has a 2.0% annual reset cap and floor and a 6.0% lifetime cap. Some coupons may also be indexed off varying LIBOR maturities and therefore may reset monthly, quarterly or annually.

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Fannie Mae and Freddie Mac hybrid adjustable-rate securities: These securities, referred to as hybrid ARMs, are backed by pools of mortgage loans that have a fixed rate for an initial period of time, typically three to seven years from issuance, and thereafter generally become adjustable-rate loans indexed at a margin to the one-year CMT and adjusted annually with a 2.0% annual reset cap and floor and 6.0% lifetime cap.

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Fixed-rate and other securities: Fixed-rate securities are securities with stated interest rates that remain fixed for the life of the security. We generally do not intend to purchase fixed-rate to-be- announced pools. Other securities include other adjustable-rate mortgage securities backed by loans that have interest rates indexed to the one-year CMT or LIBOR, mortgage pass-through securities, adjustable-rate mortgage loans, and other real estate related investments.

Our Portfolio

Following the closing of our initial private offering through March 31, 2008, we invested substantially all the net proceeds of our offerings in agency securities in accordance with our investment strategy. As of March 31, 2008, we owned approximately $2.990 billion in nominal, or face, value, of Fannie Mae- and Freddie Mac-guaranteed hybrid ARM securities with fixed-interest rate periods of three years, five years or seven years. The portfolio was purchased with a weighted average nominal coupon of 5.39% at a weighted average amortized purchase price of $101.295 per $100 of nominal, or face, value, or approximately $3.028 billion total amortized cost. As of March 31, 2008, the weighted average market price of our portfolio was $101.577 per $100 of nominal, or face, value, or approximately $3.037 billion in the aggregate. All of our agency securities represent whole pool securities. The table below provides further detail on our investment assets at March 31, 2008 (dollars in thousands, except amortized purchase price and market price).

Investment Portfolio at March 31, 2008

	Pool No. (1)	Coupon (2)	Current Face (3)	Amortized Purchase Price (4)	Amortized Cost (5)	Market Price (6)	Market Value (7)
3/1 Hybrids (8)
Freddie Mac	1Q0359	5.633%	$57,674	$101.147	$58,336	$101.837	$58,734
Fannie Mae	888943	5.412	24,647	101.554	25,030	101.868	25,107
Fannie Mae (9)	879154	5.289	122,625	100.900	123,729	101.872	124,921

3/1 Hybrids Weighted Average/Total		5.40%	$204,946	$101.048	$207,094	$101.862	$208,762
5/1 Hybrids (10)
Freddie Mac	1B3725	5.415%	$20,032	$101.476	$20,327	$101.710	$20,374
Freddie Mac	1G2305	5.788	24,140	100.939	24,366	102.020	24,627
Freddie Mac	1G2340	5.736	59,445	100.837	59,943	102.033	60,654
Freddie Mac	1G2761	5.030	35,077	101.349	35,550	100.995	35,426
Freddie Mac	1J0959	5.214	40,115	101.379	40,668	100.616	40,362
Freddie Mac	1J1764	5.791	47,941	101.162	48,498	102.124	48,959
Freddie Mac	1N1781	5.610	47,081	101.178	47,636	101.712	47,887
Fannie Mae	879694	5.746	33,923	101.205	34,332	102.273	34,694
Fannie Mae	888393	5.809	28,873	101.228	29,227	102.332	29,546
Fannie Mae	888870	5.860	42,899	101.313	43,462	102.423	43,939
Fannie Mae	909645	5.724	47,859	101.097	48,385	102.340	48,979
Fannie Mae	933257	5.793	46,439	101.286	47,036	102.275	47,495
Fannie Mae	933297	5.128	16,425	101.761	16,715	101.410	16,657
Fannie Mae	933298	5.128	49,060	101.781	49,934	101.549	49,821
Fannie Mae	933300	5.233	18,141	101.994	18,503	101.449	18,404
Fannie Mae	947975	5.866	44,945	101.313	45,536	102.237	45,951
Fannie Mae	950740	5.643	34,112	101.020	34,460	101.941	34,774
Fannie Mae	959339	5.707	37,820	101.113	38,241	102.159	38,636
Fannie Mae	959468	5.824	45,810	101.143	46,334	102.358	46,890
Fannie Mae	959508	5.750	23,596	101.131	23,863	102.273	24,133
Fannie Mae	959757	5.731	98,192	101.236	99,406	102.241	100,393
Fannie Mae	959759	5.800	44,094	101.283	44,659	102.340	45,126
Fannie Mae	961752	4.644	22,701	101.414	23,022	100.431	22,798
Fannie Mae	962540	5.110	25,053	101.767	25,496	101.499	25,428
Fannie Mae	962542	4.830	75,022	101.407	76,077	101.023	75,790
Fannie Mae	965479	5.807	46,022	101.182	46,566	102.277	47,071
Fannie Mae	966386	5.803	77,950	101.495	79,116	102.375	79,801
Fannie Mae	966396	5.822	68,299	101.333	69,209	102.346	69,901
Fannie Mae	966910	5.736	46,272	101.023	46,745	102.297	47,334
Fannie Mae	966947	5.133	105,757	101.670	107,524	101.487	107,330
Fannie Mae	966951	5.133	49,152	101.844	50,058	101.736	50,005
Fannie Mae	968446	5.047	24,085	101.917	24,547	101.333	24,407
Fannie Mae	968449	4.920	45,841	101.719	46,629	101.108	46,349
Fannie Mae	968560	5.147	27,833	101.901	28,362	101.535	28,260
Fannie Mae	969046	4.989	33,565	101.270	33,991	101.147	33,950
Fannie Mae	970115	5.475	22,551	101.870	22,973	101.902	22,980
Fannie Mae	971849	5.043	26,970	101.683	27,423	101.214	27,297
Fannie Mae	971853	4.730	40,202	101.496	40,803	100.723	40,492
Fannie Mae	971856	5.174	27,840	101.215	28,178	101.025	28,125
Fannie Mae	973150	5.345	45,896	101.750	46,699	101.680	46,667
Fannie Mae	974498	4.570	25,500	101.523	25,888	100.478	25,621
Fannie Mae	974499	4.734	15,299	101.746	15,567	100.734	15,412
Fannie Mae	974511	4.443	26,071	101.121	26,364	100.121	26,103
Fannie Mae	974523	4.441	26,163	101.195	26,476	100.118	26,194
Fannie Mae	974527	4.353	20,996	101.000	21,206	99.882	20,971
Fannie Mae	974575	4.420	41,865	100.937	42,258	100.030	41,878

5/1 Hybrids Weighted Average/Total		5.38%	$1,852,925	$101.367	$1,878,256	$101.671	$1,883,891

	Pool No. (1)	Coupon (2)	Current Face (3)	Amortized Purchase Price (4)	Amortized Cost (5)	Market Price (6)	Market Value (7)
7/1 Hybrids (11)
Freddie Mac	1G2267	5.800%	$54,020	$100.992	$54,556	$101.848	$55,018
Freddie Mac	1G2315	5.848	51,761	100.989	52,273	101.908	52,748
Freddie Mac	1G2345	5.545	39,277	100.597	39,512	101.435	39,841
Freddie Mac	1G2375	6.049	19,238	101.135	19,456	102.283	19,677
Freddie Mac	1G2745	5.073	34,958	100.977	35,300	100.682	35,197
Freddie Mac	1G2746	5.084	75,393	101.633	76,624	100.677	75,904
Freddie Mac	1G2676	5.320	25,478	101.745	25,923	101.035	25,742
Freddie Mac	1G2775	5.044	25,192	101.297	25,519	100.602	25,344
Freddie Mac	1J0627	5.810	24,817	101.069	25,082	101.870	25,281
Freddie Mac	1J0744	6.037	33,272	101.283	33,698	102.322	34,044
Freddie Mac	1J0751	5.892	47,497	100.912	47,930	102.012	48,453
Freddie Mac	1J0822	5.820	29,490	101.069	29,805	102.065	30,099
Freddie Mac	1J0918	5.214	35,005	101.402	35,496	101.022	35,363
Freddie Mac (12)	783109	5.081	46,556	101.745	47,369	100.875	46,963
Freddie Mac	847805	5.863	30,168	101.007	30,472	102.128	30,810
Fannie Mae	888909	5.775	33,807	101.302	34,247	101.895	34,448
Fannie Mae	961858	4.998	19,537	101.765	19,881	100.632	19,660
Fannie Mae	962377	4.920	40,009	100.812	40,334	100.738	40,304
Fannie Mae	962499	5.035	60,075	101.078	60,723	100.930	60,634
Fannie Mae	962541	4.915	45,093	100.906	45,501	100.630	45,377
Fannie Mae	962676	5.225	75,066	101.188	75,958	101.221	75,983
Fannie Mae	965992	5.298	17,054	101.776	17,357	101.307	17,277
Fannie Mae	966387	5.828	29,209	101.348	29,602	102.124	29,829
Fannie Mae	974363	5.249	24,447	101.407	24,791	101.135	24,725
Fannie Mae	974501	4.887	15,383	101.613	15,632	100.470	15,456

7/1 Hybrids Weighted Average/Total		5.40%	$931,803	$101.206	$943,041	$101.328	$944,176

Weighted Average/Total		5.39%	$2,989,674	$101.295	$3,028,391	$101.577	$3,036,829

(1)

A pool is a collection of mortgage loans assembled by an entity as the basis for a security. Ginnie Mae, Fannie Mae or Freddie Mac pass-through pools are identified by a number assigned by the issuing agency.

(2)

For a pass-through certificate, the coupon reflects the weighted average nominal rate of interest paid on the underlying mortgage loans, net of fees paid to the servicer and the agency. The coupon for a pass-through certificate may change as the underlying mortgage loans are prepaid. The percentages indicated in this column are the nominal interest rates that will be effective through the interest rate reset date and have not been adjusted to reflect the purchase price we paid for the face amount of security.

(3)

The current face is the current monthly remaining dollar amount of principal of a mortgage security. We compute current face by multiplying the original face value of the security by the current principal balance factor. The current principal balance factor is essentially a fraction, where the numerator is the current outstanding balance and the denominator is the original principal balance.

(4)	Amortized purchase price is the dollar amount, per $100 of current face, of our purchase price for the security, adjusted for amortization as a result of scheduled and unscheduled principal paydowns.
(5)	Amortized cost is our total purchase price for the mortgage security, adjusted for amortization as a result of scheduled and unscheduled principal paydowns.
(6)

Market price is the dollar amount of market value, per $100 of nominal, or face, value of the mortgage security. We compute market value by obtaining three valuations for the mortgage security from three separate and independent securities dealers and averaging the three valuations.

(7)

Market value is the total market value for the mortgage security. We compute market value by obtaining valuations for the mortgage security from three separate and independent securities dealers and averaging the three valuations.

(8)

A 3/1 hybrid is a pass-through certificate backed by pools of mortgage loans secured by residential real property, where the pooled mortgage loans have fixed interest rates for three years, after which the interest rates reset and then continue to reset annually. The certificate passes through the payments made by the individual borrowers on the mortgage loans that collateralize the certificate, net of fees paid to the servicer and to the issuer or guarantor of the certificate. Payments of principal and interest on the certificate are generally made monthly.

(9)	Originally issued as a 5/1 hybrid, but currently has 35 months to initial interest rate reset.
(10)

A 5/1 hybrid is a pass-through certificate backed by pools of mortgage loans secured by residential real property, where the pooled mortgage loans have fixed interest rates for five years, after which the interest rates reset and then continue to reset annually. The certificate passes through the payments made by the individual borrowers on the mortgage loans that collateralize the certificate, net of fees paid to the servicer and to the issuer or guarantor of the certificate. Payments of principal and interest on the certificate are generally made monthly.

(11)

A 7/1 hybrid is a pass-through certificate backed by pools of mortgage loans secured by residential real property, where the pooled mortgage loans have fixed interest rates for seven years, after which the interest rates reset and then continue to reset annually. The certificate passes through the payments made by the individual borrowers on the mortgage loans that collateralize the certificate, net of fees paid to the servicer and to the issuer or guarantor of the certificate. Payments of principal and interest on the certificate are generally made monthly.

(12)	Originally issued as a 10/1 hybrid, but currently has 86 months to initial interest rate reset.

Our Portfolio Financing

As of March 31, 2008, we had financed our portfolio with approximately $2.740 billion in borrowings under repurchase agreements bearing fixed interest rates until maturity. Our borrowings bear maturities ranging from 30 days or less to 36 months, as indicated in the table below (dollar amounts in thousands).

Borrowings at March 31, 2008

Time to Maturity	Balance	Weighted Average Contractual Rate
Within 30 days	$1,863,624	2.84%
30 days to 3 months	576,007	2.79
3 months to 36 months (1)	300,000	3.32

Total/Weighted Average	$2,739,631	2.88%

(1)

We have a $100.0 million extended repurchase agreement that matures on November 30, 2009 and has a fixed rate of 3.72%. The terms of the agreement include an option for the lender to terminate the agreement on November 30, 2008. We also have a $100.0 million extended repurchase agreement that matures on January 24, 2011 and has a fixed rate of 3.32%. The terms of the agreement include an option for the lender to terminate the agreement on January 24, 2010. We also have a $100.0 million extended repurchase agreement that matures on February 21, 2011 and has a fixed rate of 2.93%. The terms of the agreement include an option for the lender to terminate the agreement on November 21, 2010.

As of December 31, 2007, we had not engaged in any hedging activity. As of March 31, 2008, however, we had entered into four interest rate swap agreements designed to mitigate the effects of increases in interest rates under a portion of our repurchase agreements. These swap agreements provide for fixed interest rates indexed off of one-month LIBOR and effectively fix the floating interest rates on $300 million of borrowings under our repurchase agreements for the term of the swap agreement as summarized below.

Counterparty	Notional Amount	Beginning Date	Ending Date	Fixed Rate in Contract

	(In Thousands)
Bear Stearns Bank PLC	$100,000	1/31/2008	7/30/2010	2.848%
Merrill Lynch Capital Services, Inc.	$50,000	2/7/2008	5/31/2010	2.685%
Merrill Lynch Capital Services, Inc.	$50,000	2/13/2008	5/20/2010	2.665%
Bank of America, N.A.	$100,000	3/4/2008	3/31/2011	2.749%

On April 11, 2008, we entered into an interest rate swap agreement for a notional amount of $100.0 million. This interest rate swap agreement has a fixed rate of 2.800%, is indexed off of one-month LIBOR and will mature on April 20, 2011.

Our Formation and Structure

We were incorporated in Maryland in September 2007. In November 2007, we sold 8,203,937 shares of our common stock at a price of $20.00 per share in our initial private offering and commenced operations. In February 2008, we sold 6,900,000 shares of common stock in a private offering at a price of $24.00 per share. We will elect to be taxed as a REIT for our short taxable year ended on December 31, 2007 upon filing our federal income tax return for that year. Our qualification as a REIT depends on our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we were organized in conformity with the requirements for qualification as a REIT under the Code and our manner of operations has enabled and will continue to enable us to meet the requirements for taxation as a REIT for federal income tax purposes.

As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to some federal, state and local taxes on our income.

Investment Company Act Exemption

We operate our business so as to be exempt from registration under the Investment Company Act. We rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act. We monitor our portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we make investments so that at least 55% of the assets we own consist of qualifying mortgages and other liens on and interests in real estate, which are collectively referred to as “qualifying real estate assets,” and so that at least 80% of the assets we own consist of real estate-related assets (including our qualifying real estate assets). We generally expect that our investments in agency securities will be considered either qualifying real estate assets or real estate-related assets under Section 3(c)(5)(C) of the Investment Company Act. We treat agency whole pool certificates as qualifying real estate assets based on no-action letters issued by the SEC. Qualification for the Section 3(c)(5)(C) exemption will limit our ability to make certain investments.

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash generated by operations (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

As of the date of this prospectus, we do not intend to offer equity or debt securities in exchange for property. We have not in the past but may in the future repurchase or otherwise reacquire our shares.

As of the date of this prospectus, we do not intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities.

We engage in the purchase and sale of investments. We have not in the past but may in the future make loans to third parties in the ordinary course of business for investment purposes. As of the date of this prospectus, we do not intend to underwrite the securities of other issuers.

We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and file quarterly reports with the SEC containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our board of directors may change any of these policies without prior notice to our stockholders or a vote of our stockholders.

Competition

Our success depends, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring agency securities, we compete with mortgage REITs, mortgage finance and specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, governmental bodies and other entities. In addition, there are numerous mortgage REITs with similar asset acquisition objectives, including ACM, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of mortgage assets suitable for purchase.

Employees

We are managed by Atlantic Capital Advisors LLC pursuant to the management agreement between our manager and us. We do not have any employees whom we compensate directly with salaries or other cash compensation. Our manager has approximately six employees.

Offices

Our offices are located at 3288 Robinhood Road, Suite 100, Winston Salem, North Carolina 27106 and the telephone number of our offices is (336) 760-9347. The offices of our manager are at the same location. Our Internet address is www.hatfin.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Legal Proceedings

We and our manager are not currently subject to any material legal proceedings.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We are externally managed by Atlantic Capital Advisors LLC, a North Carolina limited liability company. All of our executive officers are also employees of our manager. The executive offices of our manager are located at 3288 Robinhood Road, Suite 100, Winston Salem, NC 27106 and the telephone number of our manager’s executive offices is (336) 760-9347.

Officers of Our Manager

The following sets forth certain information with respect to the officers of our manager as of March 31, 2008.

Name	Age	Title
Michael R. Hough	47	Chief Executive Officer
Benjamin M. Hough	43	President and Chief Operating Officer
Kenneth A. Steele	44	Chief Financial Officer, Secretary and Treasurer
William H. Gibbs, Jr.	48	Executive Vice President and Co-Chief Investment Officer
Frederick J. Boos, II	54	Executive Vice President and Co-Chief Investment Officer

Biographical Information

Michael R. Hough. Mr. Hough is the chief executive officer of our manager and has been our chief executive officer since September 2007. Mr. Hough is a co-founder and director of our manager and ACM. Since founding ACM in 1998, Mr. Hough has been responsible for managing all aspects of the operations and growth of ACM. From 1988 to 1997, Mr. Hough was a principal and founding member of First Winston Securities, Inc., a regional fixed-income broker-dealer where he was head of taxable trading and sales. From 1983 to 1987, Mr. Hough worked as a taxable trader in the fixed income department of Wachovia Bank N.A. He holds a B.A. degree in economics from Wake Forest University.

Benjamin M. Hough. Mr. Hough is the president and chief operating officer of our manager and has been our president and chief operating officer since September 2007. Mr. Hough is a co-founder and has been a director of our manager and ACM since 2007 and 2001, respectively. From 1997 to 2001, he was the head of the BB&T Capital Markets office in Winston-Salem, NC where he was vice president of institutional fixed income sales and trading. From 1995 to 1997, Mr. Hough was the head of the First National Bank of Maryland office in Washington, DC where he served as vice president of fixed income sales. Prior to that, Mr. Hough was vice president of NationsBanc Capital Markets, previously American Security Bank, in institutional fixed income trading and sales. Mr. Hough holds a B.A. degree in economics from the University of North Carolina at Chapel Hill.

Kenneth A. Steele. Mr. Steele is the chief financial officer, secretary and treasurer of our manager and has been our chief financial officer, treasurer and secretary since September 2007. Since September 2002, Mr. Steele has also been the chief financial officer, secretary and treasurer of ACM. Prior to joining ACM, Mr. Steele had been a senior manager with Dixon Odom PLLC, an accounting firm, where he specialized in real estate, financial institutions, and mergers and acquisitions since 1991. He was responsible for the firm’s REIT tax work and for public and private real estate investment partnerships. He also provided consulting services related to corporate finance, commercial and residential development, and equity investment. A certified licensed public accountant, Mr. Steele earned a Masters of Accounting from the Kenan Flagler Business School at the University of North Carolina at Chapel Hill and a B.S. degree in Business Administration from the University of North Carolina at Chapel Hill.

William H. Gibbs, Jr. Mr. Gibbs is the executive vice president and co-chief investment officer of our manager and has been our executive vice president and co-chief investment officer since September 2007. Mr. Gibbs is a co-founder and has been a director of our manager and ACM since 2007 and 2002, respectively. Prior to that, Mr. Gibbs was a senior vice president of BB&T Capital Markets from 1999 to 2002 and was responsible for the Baltimore-Washington region. From 1982 to 1999, Mr. Gibbs served as managing director of the First National Bank of Maryland capital markets group managing the financial institutions portfolio group. Mr. Gibbs has helped advise financial institutions with structuring and implementing their investment portfolios and the development of asset/liability management strategies. He holds a B.S. degree in economics and finance from Towson University.

Frederick J. Boos, II. Mr. Boos is the executive vice president and co-chief investment officer of our manager and has been our executive vice president and co-chief investment officer since September 2007. Since March 2006, Mr. Boos has been the executive vice president and chief investment strategist of ACM. Prior to joining ACM, Mr. Boos had been an executive vice president and director of asset liability and capital management for MBNA America from 2003 to 2006. Mr. Boos has previously served as senior vice president and investment portfolio manager for multiple regional banks including Maryland National Bank, First National Bank of Maryland, Shawmut National Bank and American Security Bank. His prior bank treasury responsibilities include liquidity and risk management, capital management, economic capital planning, residential mortgage portfolio management as well as numerous bank ALCO Directorships. He holds a Masters of Business Administration from American University and a B.S. in finance from the University of Maryland, College Park.

The Management Agreement

On November 5, 2007, we entered into a management agreement with Atlantic Capital Advisors LLC, our manager. The management agreement requires our manager to manage our business affairs in conformity with policies and investment guidelines that are approved by a majority of our independent directors and monitored by our board of directors. Our manager is subject to the direction and oversight of our board of directors. Our manager is responsible for (1) the identification, selection, purchase and sale of our portfolio investments, (2) our financing and risk management activities, and (3) providing us with investment advisory services. In addition, our manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

•

serving as our consultant with respect to the periodic review of the investment criteria for our investments and the preparation of our policy guidelines, any modifications to which must be approved by a majority of our independent directors;

•	investigating, analyzing and selecting possible investment opportunities;

•

representing us in connection with the purchase, sale and commitment to purchase or sell mortgage-related assets that meet in all material respects our investment criteria, and managing our portfolio of mortgage-related assets;

•	negotiating agreements with third-party lenders for our borrowings;

•	making available to our board of directors price information, statistical and economic research and analysis regarding activities and the services performed for us by our manager;

•	investing or reinvesting any of our funds in accordance with our policies and procedures;

•	providing the executive and administrative personnel, office space and services required in rendering services to us;

•	administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our manager and us,

including the collection of our revenues and the payment of our debts and obligations, and the maintenance of appropriate computer systems to perform such administrative functions;

•	advising us in connection with policy decisions to be made by our board of directors;

•	supervising our compliance with the REIT provisions of the Code and the maintenance of our status as a REIT;

•	qualifying and causing us to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses;

•	assisting us to retain qualified accountants and tax experts to assist in developing and monitoring appropriate accounting procedures and testing systems;

•

assisting us in our compliance with all federal, state and local regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Securities Exchange Act of 1934 and other federal and state laws and regulations;

•

assisting us in our compliance with federal, state and local tax filings and reports, including (i) assembling, maintaining and providing to the firm designated by us to prepare tax returns on our behalf information and data required for the preparation of federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations of the Company and its subsidiaries and supervising the preparation and filing of such tax returns, the conduct of such audits, examinations or proceedings and the prosecution or defense of such rights, (ii) providing factual data reasonably requested by us or our tax preparer with respect to tax matters, (iii) assembling, recording, organizing and reporting to us data and information with respect to our investments relative to taxes, and (iv) supervising our tax preparer in connection with the preparation, filing or delivery to appropriate persons, of applicable tax information reporting forms with respect to the Investments and transactions involving the real estate;

•	assisting us in the maintenance of an exemption from the Investment Company Act and monitoring our compliance with the requirements for maintaining an exemption from the Investment Company Act;

•	coordinating and managing the operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment collaborators;

•	advising us as to our capital structure and capital raising activities;

•	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf;

•

monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to our approval;

•

engaging and supervising, on our behalf and at our expense, without limitation, independent contractors to provide investment banking services, leasing services, mortgage brokerage services, securities brokerage services, other financial services, and such other services as may be deemed by our manager or us to be necessary or advisable from time to time;

•

using commercially reasonable efforts to cause expenses incurred by or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

•

performing such other services as may be required from time to time for management of our business as we shall reasonably request or our manager shall deem appropriate under the particular circumstances consistent with the terms of the management agreement; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the management agreement, our manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our manager, its members, officers and employees are not liable to us, any seller of an investment we acquire, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders for acts or omissions made in connection with the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our manager, its members, officers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims (including attorney fees) arising from acts or omissions, errors of judgment or mistakes of law of such indemnified party made in good faith in connection with the management agreement or pursuant to any underwriting agreement or similar agreement to which our manager is a party in connection with any debt or equity sales of our securities and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties. Our manager has agreed to indemnify us, any seller of an investment we acquire, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorney fees) arising from acts of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. Pursuant to the management agreement, our manager is required to obtain and maintain a fidelity bond to cover, among other things, losses to us resulting from dishonest or fraudulent acts of the manager’s employees. The management agreement also requires our manager to carry errors and omissions insurance.

Pursuant to the terms of the management agreement, our manager is required to provide us with our management team, including a chief executive officer and chief financial officer, along with appropriate support personnel, and to provide the management services to be provided by our manager to us, the members of which team shall devote such of their time to the management of us as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time.

The initial term of the management agreement expires on November 5, 2010 and will be automatically renewed for a one-year term on such date and on each anniversary date thereafter unless terminated as described below. Our independent directors review our manager’s performance periodically and, following the initial term, the management agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common stock, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) a determination that the management fees payable to our manager are not fair, subject to our manager’s right to prevent such a termination pursuant to clause (2) by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our manager. We must provide 180 days’ prior notice of any such termination and our manager will be paid a termination fee equal to three times the average annual management fee earned by the manager during the two years immediately preceding termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

We may in the future become self-managed, and we may do so in a variety of ways, including by (1) effectively terminating the management agreement in connection with a transaction that results in us acquiring or otherwise assuming control of our manager, or (2) actually terminating the management agreement in connection with a transaction that results in us hiring substantially all of the management team of the manager. We refer to these two events as an Atlantic Capital Internalization. Although we are generally obligated to pay a termination fee to the manager if we elect to terminate the management agreement, other than for cause (as that term is defined in the agreement), prior to the completion of the initial term or during a renewal term, if an Atlantic Capital Internalization occurs within 36 months following the completion of our initial private offering in November 2007, then we will not be required to pay any fee in connection with terminating the management agreement or otherwise in connection with the transaction, other than assuming the liabilities of the manager related to our management and other than any consideration to compensate the manager for terminating or our acquiring any business of the manager other than its management of us. If an Atlantic Capital Internalization occurs after 36 months following the completion of our initial private offering in November 2007, then we will negotiate the compensation to be paid to our manager in good faith, but in any case, such compensation shall not exceed two times the average annual management fee earned by the manager during the two years immediately preceding the transaction whereby we become self managed, other than assuming the liabilities of the manager related to our management and other than any consideration to compensate the manager for terminating or our acquiring any business of the manager other than its management of us.

We may also terminate the management agreement without payment of the termination fee with 30 days’ prior written notice for cause, which is defined as (1) our manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (2) our manager’s engagement in any act of fraud, misappropriation of funds, or embezzlement against us, (3) our manager’s gross negligence, bad faith, willful misconduct or reckless disregard in the performance of its duties under the management agreement, (4) the commencement of any proceeding relating to our manager’s bankruptcy or insolvency that is not withdrawn within 60 days or in certain other instances where our manager becomes insolvent, (5) the dissolution of our manager (unless the directors have approved a successor under the management agreement) or (6) a change of control (as defined in the management agreement) of our manager. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Furthermore, our manager may decline to renew the management agreement by providing us with 180 days’ written notice. Our manager may also terminate the management agreement upon 60 days’ written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our manager a termination fee in accordance with the terms of the management agreement.

Our manager shall not (1) consummate any transaction which would involve the acquisition by the Company of property in which our manager or any of its affiliates (including ACM) has an ownership interest or the sale by the Company of property to our manager or any of its affiliates, (2) cause us to pay, or become liable to our manager for, any amounts not specifically provided for in our management agreement or (3) under circumstances where our manager is subject to an actual or potential conflict of interest because it manages both the Company and another person (not an affiliate of the Company) with which the Company has a contractual relationship, take any action constituting the granting to such other person of a waiver, forbearance or other relief, or the enforcement against such other person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be and in each case, is approved by a majority of our independent directors.

Management Fee

We rely on the resources of our manager to conduct our operations. Expense reimbursements to our manager are made on the first business day of each calendar month. There is no incentive compensation payable to the manager pursuant to the management agreement.

Pursuant to our management agreement, we pay our manager a management fee monthly in arrears. The management fee is calculated by reference to our equity at the end of each month during the terms of our management agreement. We define equity as the value, computed in accordance with GAAP, of our stockholders’ equity, adjusted to exclude the effects of unrealized gains or losses. The monthly management fee is equal to 1/12th of an amount determined as follows:

•	for our equity up to $250 million, 1.50% (per annum) of equity; plus

•	for our equity in excess of $250 million and up to $500 million, 1.10% (per annum) of equity; plus

•	for our equity in excess of $500 million and up to $750 million, 0.80% (per annum) of equity; plus

•	for our equity in excess of $750 million, 0.50% of equity.

Our manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

Our manager’s management fee shall be calculated by our manager within 15 business days after the end of each month and such calculation shall be promptly delivered to our board of directors for review. We are obligated to pay the management fee within five business days after receipt of the manager’s written statement setting forth the computation of the fee.

We incurred approximately $0.9 million and $0.4 million in management fees under the management agreement for services for the three months ended March 31, 2008 and from September 19, 2007 (date of inception) to December 31, 2007, respectively.

Reimbursement of Expenses

Because our manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our manager is paid or reimbursed for the documented cost of performing such tasks, subject to the manager’s obligation to use commercially reasonable efforts to cause such costs to be commercially reasonable or customary and within any budgeted parameters or expense guidelines set by our board of directors. The management agreement does not place a limit on the reimbursement of expenses to our manager other than the requirement that our manager use commercially reasonable efforts to cause such expenses to be commercially reasonable or customary. Our board of directors may set expense guidelines for our manager to follow.

We also pay all operating expenses, except those specifically required to be borne by our manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses connected with the acquisition, disposition, financing and ownership of our investment assets;

•	the cost of money we borrow, including interest and costs related to our hedging transactions;

•	all taxes and license fees related to our operations, including interest and penalties thereon;

•

legal, audit, accounting, underwriting, brokerage, listing, filing, rating agency, registration and other fees, printing, engraving, clerical, travel, personnel and other expenses and taxes incurred in connection with the raising, issuance, distribution, transfer, and registration of our equity securities or debt securities;

•	fees and expenses paid to advisors and independent contractors, consultants, managers, and other agents engaged directly by us or by our manager at our request and for our account;

•	custodian’s, transfer agent’s and registrar’s fees and charges;

•	compensation, fees and expenses paid to our independent directors, the cost of director and officer liability insurance and premiums for errors and omissions insurance;

•	legal, accounting and auditing fees and expenses relating to our operations;

•

travel and related expenses of officers and employees of our manager and, in addition, the travel and related expenses of our directors and officers, incurred in connection with attending meetings or performing other business activities on our behalf, including, where applicable, a proportionate share of such expenses as reasonably determined by our manager where such expenses were not incurred solely for our benefit; and

•	other expenses that are not expenses of our manager under the management agreement.

Our manager is responsible for certain costs incident to the performance of its duties under the management agreement, including compensation and employment expenses of our manager’s employees and overhead expenses (such as rent, telephone, utilities, office furniture and equipment, and book-keeping, clerical and back-officer expenses) required for our day-to-day operation.

Conflicts of Interest

We are entirely dependent on our manager for our day-to-day management. As of March 31, 2008, our executive officers are officers of our manager and collectively and beneficially owned 100% of the outstanding equity interests of our manager and 1.28% of the outstanding common stock of ACM on a fully-diluted basis. Our manager also manages ACM, a privately-held mortgage REIT that invests in agency securities and finances its portfolio with short-term repurchase borrowings. ACM is subject to quarterly redemptions of its common stock and as a result its investment, financing and hedging strategies are more short-term focused than our strategies. Currently, ACM is fully invested in agency securities in accordance with its investment strategy and, as of March 31, 2008, ACM owned approximately $626.1 million in agency securities.

Our management agreement with our manager allows our executive officers to continue as officers and directors of ACM, manage and invest in other real estate-related investment entities, engage in charitable work, and manage their own personal investments, all of which could reduce the time and effort they spend managing us. However, our manager has advised us that it believes that it has sufficient personnel to discharge fully its responsibilities to both ACM and us.

These responsibilities to ACM, both directly and through the management agreement between ACM and our manager, may create conflicts of interest if our manager is presented with investment opportunities that may benefit both us and ACM. Investments that would be suitable for us may also be suitable for ACM. As a result, our manager could direct attractive investment opportunities to ACM rather than to us. Because our manager has duties to ACM as well as to our company, we do not have the undivided attention of the management team of our manager and our manager faces conflicts in allocating management time and resources between our company and ACM. Further, during turbulent market conditions or other times when we need focused support and assistance from our manager, ACM or other entities for which our manager also acts as an investment manager will likewise require greater focus and attention, placing competing high levels of demand on our manager’s limited resources. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our manager did not act as a manager for other entities.

We and our manager have established an investment allocation policy, which is set forth in our management agreement, in an effort to provide fair treatment of us and ACM with respect to investment allocation. When our manager is presented an investment opportunity, it allocates such investment between our company and any other entity managed by our manager, including ACM, in a fair and equitable manner and takes into account the following factors:

•	the primary investment strategy and the stage of portfolio development of each company;

•	the effect of the potential investment on the diversification of each company’s portfolio by coupon, purchase price, size, prepayment characteristics, and leverage;

•	the cash requirements of each company;

•	the anticipated cash flow of each company’s portfolio; and

•	the amount of funds available to each company and the length of time such funds have been available for investment.

On a quarterly basis, our independent directors review with our manager decisions our manager has made to allocate investment opportunities between us and ACM, if any, and discuss with our manager the portfolio needs of each entity for the next quarter to determine prospectively whether any asset allocation conflict is likely to occur and the proposed resolution of any such conflict.

Our manager may engage in additional real estate-related management and investment opportunities in the future that would also compete with us for investments. Our manager applies the foregoing allocation procedures among us and any future entity it controls with which we have overlapping investment objectives.

Our manager is empowered to follow broad investment guidelines established by our board of directors and has significant latitude within those guidelines to determine the investments that are appropriate for us. Our board of directors periodically reviews our investment guidelines and our investment portfolio. However, our board does not review every investment decision. Furthermore, in conducting its periodic reviews, the board relies primarily upon information provided to the board by our manager. Notwithstanding the foregoing, our independent directors must unanimously approve any acquisition from, or sale to, our manager or any of its affiliates.

All of our executive officers and two of our directors also serve as executive officers of ACM and control our manager. Our management agreement, 2007 Equity Incentive Plan and other organizational matters were not negotiated at arm’s length. As a result, their terms, including fees payable to our manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. Furthermore, although our independent directors have the ability to terminate our management agreement in the case of a material breach of a term of the agreement by our manager, because our executive officers and some of our directors are employed by the manager, our independent directors may be less willing to enforce vigorously the provisions of our management agreement against the manager because the loss of the key personnel provided to us pursuant to the management agreement would have an adverse affect on our operations.

MANAGEMENT

Our Directors and Executive Officers

Our board of directors consists of Michael R. Hough, Benjamin M. Hough, Jeffrey D. Miller, Thomas D. Wren, Ira G. Kawaller and David W. Berson. Of these six directors, we believe that four are “independent” directors with independence being determined in accordance with the listing standards established by the New York Stock Exchange, or NYSE. Upon the expiration of their terms at the annual meeting of the stockholders in May 2009, directors will be elected to serve a term of one year or until their successors are duly elected and qualify.

The following sets forth certain information with respect to our directors and executive officers as of

March 31, 2008:

Name	Age	Title
Michael R. Hough	47	Chief Executive Officer and Chairman of the Board
Benjamin M. Hough	43	President, Chief Operating Officer and Director
Kenneth A. Steele	44	Chief Financial Officer, Treasurer and Secretary
William H. Gibbs, Jr.	48	Executive Vice President and Co-Chief Investment Officer
Frederick J. Boos, II	54	Executive Vice President and Co-Chief Investment Officer
David W. Berson*	53	Director
Ira G. Kawaller *	58	Director
Jeffrey D. Miller*	37	Director
Thomas D. Wren*	56	Director

*	Independent director.

Biographical Information

For biographical information on Messrs. Hough, Hough, Steele, Gibbs and Boos, see “Our Manager and the Management Agreement—Officers of Our Manager.”

David W. Berson. Dr. Berson has been a member of our board of directors since November 2007. Dr. Berson has served as senior vice president, chief economist and chief strategist at The PMI Group since October 2007. Prior to joining The PMI Group, Dr. Berson was vice president and chief economist at Fannie Mae where he was responsible for managing the economics division; forecasting and analyzing the economy, interest rates and the housing and mortgage finance market; and advising senior management on finance, economic, tax and housing policy issues. Prior to that, Dr. Berson was a senior economist at the U.S. League of Savings Institutions. In addition, Dr. Berson was the chief financial economist at Wharton Econometrics, a visiting scholar at the Federal Reserve Bank of Kansas City and an assistant professor of economics at Claremont McKenna College and Claremont Graduate School. Dr. Berson holds a Ph.D. in economics and an M.P.P. in public policy from the University of Michigan and a B.A. in history and economics from Williams College.

Ira G. Kawaller. Dr. Kawaller has been a member of our board of directors since November 2007. Dr. Kawaller is president of Kawaller & Co., LLC, specializing in assisting commercial enterprises in their use of derivative instruments in managing their financial risk. In addition, Dr. Kawaller is also the managing partner of the Kawaller Fund, LP, which operates as a derivatives-only commodity pool. He is currently a member of the Financial Accounting Standards Board’s Derivatives Implementation Group and the Government Accounting Standards Board’s Derivative Instrument Task force on Derivatives and Hedging. Prior to founding Kawaller & Co., Dr. Kawaller was the vice president and director of the New York office of the Chicago Mercantile Exchange. Prior to that, he held positions at J. Aron & Company, AT&T, and the Board of Governors of the Federal Reserve System. Dr. Kawaller has held adjunct professorships at Columbia University and Polytechnic University. He received a Ph.D. in Economics, from Purdue University.

Jeffrey D. Miller. Mr. Miller has been a member of our board of directors since November 2007. Since March 2007, Mr. Miller has served as vice president, general counsel and secretary of Highwoods Properties, Inc. Prior to joining Highwoods Properties, Inc., Mr. Miller was a partner with the law firm of DLA Piper US LLP where he concentrated his practice on securities, corporate governance and related strategic matters, and served as general outside counsel to a variety of publicly-traded REITs. Prior to that, Mr. Miller was a partner with the law firm of Alston & Bird LLP. Mr. Miller holds a B.A. from Pennsylvania State University and a J.D. and M.B.A. from Wake Forest University. He is admitted to practice law in North Carolina.

Thomas D. Wren. Mr. Wren has been a member of our board of directors since November 2007. Mr. Wren is also a director and stockholder of ACM. Mr. Wren was the treasurer of MBNA America and served as director of funds management in the treasury division. As a group executive and treasurer, Mr. Wren oversaw the company’s investment and funding activities including liquidity management, investment portfolio management, structured finance, and all related capital market programs. He currently serves on the board of directors and the investment committees for both the Delaware Hospice and the Delaware Community Foundation. In addition, Mr. Wren serves on the board of directors and audit committees for Brandywine, Brandywine Blue and Brandywine Advisors, domestic mutual funds managed by Freiss Associates, LLC. Prior to joining MBNA America, Mr. Wren was chief investment and funding officer for Shawmut National Corporation. Prior to that, Mr. Wren worked for the Comptroller of the Currency, or OCC, for 18 years, which included managing the OCC’s London operation.

Corporate Governance—Board of Directors and Committees

Our day-to-day business is managed by our manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our manager to follow in its day-to-day management of our business. A majority of our board of directors is “independent,” as determined by the requirements of the New York Stock Exchange and the regulations of the SEC. Our directors keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

Our board of directors appointed an audit committee and a compensation and governance committee. Each committee has at least three directors, each of whom is an independent director.

Audit Committee. The audit committee is responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Mr. Wren chairs our audit committee and serves as our audit committee financial expert as that term is defined by the SEC. Mr. Miller and Dr. Kawaller are members of the audit committee and meet the financial literacy requirements of the SEC. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Compensation and Governance Committee. The compensation and governance committee will evaluate the performance of our executive officers and our manager, review the compensation and fees payable to our manager under our management agreement, administer the issuance of any stock issued to our employees, our manager or employees of our manager that provide services to us under our 2007 Equity Incentive Plan, develop and recommend to our board of directors a set of corporate governance principles and code of business conduct and ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, conduct director candidate searches, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders. In addition, the compensation and governance committee will produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. Mr. Miller chairs our compensation and governance committee. Dr. Berson and Dr. Kawaller are members of the compensation and governance committee.

Our board of directors may from time to time establish other committees to facilitate the management of our company.

Independent Directors

Under the enhanced corporate governance standards of the New York Stock Exchange, at least a majority of our directors, and all of the members of our audit committee and compensation and governance committee, must meet the test of “independence.” The New York Stock Exchange standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We believe that each of Messrs. Berson, Kawaller, Miller and Wren satisfies the bright-line independence criteria of the New York Stock Exchange and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. Therefore, we believe that all of these directors, who constitute a majority of our board of directors, are independent under the New York Stock Exchange rules.

We expect that our independent directors will meet in executive session at least four times each year. We do not intend to appoint a lead director to preside over such non-executive sessions. Rather, we expect that the independent directors themselves will designate a presiding independent director from time to time.

We intend to implement procedures for interested parties, including stockholders, who wish to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board of directors, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments.

Code of Business Conduct and Ethics

Our board of directors established a code of business conduct and ethics that applies to our officers, directors and employees and to our manager’s officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors will be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Conflicts of Interest

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party of have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees, as well as employees of our manager who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us. In addition, nothing in the management agreement in any way binds or restricts our manager or any of its affiliates, officers or employees from buying, selling or trading any securities or commodities for their own accounts or for the accounts of others for whom our manager or any of its affiliates, officers or employees may be acting.

Limitations on Liabilities and Indemnification of Directors and Officers

Our charter includes provisions permitted by Maryland law that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Maryland law. In addition, we have entered into indemnification agreements with each of our current directors and executive officers that may be broader than the specific indemnification provisions in the MGCL. We also maintain director and officer liability insurance under which our directors and officers are insured, subject to the limits of the insurance policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

For more detail on these provisions, please see “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Compensation

Each member of our board of directors who is not an employee of our company receives annual compensation for service as a director as follows:

•	an annual fee of $30,000;

•

in addition, the chairman of our audit committee will be paid an annual fee of $5,000, and the chairman of our compensation and governance committee will be paid an annual fee of $2,500. Board committee members will be paid a fee of $500 for each committee meeting attended; and

•

each member of our board of directors will be reimbursed for reasonable out-of-pocket expenses associated with service on our behalf and with attendance at or participation in board meetings or committee meetings, including reasonable travel expenses.

Non-employee directors will also participate in our 2007 Equity Incentive Plan. Upon consummation of this offering, we will issue 2,000 shares of restricted stock to each of our non-employee directors under our 2007 Equity Incentive Plan. These shares will vest in equal installments over the next three years beginning on the first anniversary of the date of the grant, provided that the recipient remain a director of our company on the vesting date. We provided an initial grant of 500 shares of restricted stock to each of our non-employee directors on November 5, 2007. We also intend to provide an initial grant of shares of restricted stock to each director who later becomes a non-employee director. Each initial grant will be for a number of shares of restricted stock having a fair market value as near to $10,000 as of the date of the grant as possible without exceeding such value. Each initial restricted stock grant will vest in equal installments over three years beginning on the first anniversary of the date of the grant, subject to a director’s continued service as a director. We will also provide for an annual grant of shares of restricted stock to each non-employee director following each annual meeting of the stockholders commencing with our first annual meeting in 2009. Each annual grant will be for a number of shares of restricted stock having a fair market value as near to $5,000 as possible without exceeding such value and will vest on the first annual meeting of the stockholders following the year of grant, subject to a director’s continued service through the day immediately preceding such meeting. Notwithstanding the foregoing, a non-employee director receiving an initial restricted stock grant on, or within 90 days prior to, the date of an annual meeting of stockholders will not receive an annual grant with respect to that annual stockholders’ meeting. In the event of a change in control of our company, all outstanding shares of restricted stock granted under the plan to our non-employee directors will become fully vested.

The table below describes the compensation earned by our independent directors in 2007. We compensated only those directors who are independent under the New York Stock Exchange listing standards.

Name	Fees Earned in Cash	Stock Awards (1)		All Other Compensation	Total
David W. Berson	$5,000	$555	(2)	—	$5,555
Ira G. Kawaller	5,000	555	(3)	—	5,555
Jeffrey D. Miller	5,417	555	(4)	—	5,972
Thomas D. Wren	5,833	555	(5)	—	6,388

(1)	All stock awards were granted pursuant to our 2007 Equity Incentive Plan.
(2)

Dr. Berson received 500 shares of restricted stock on November 5, 2007 with a grant date fair value of $10,000. These shares of restricted stock vest in equal installments over three years beginning on the first anniversary of the date of the grant, subject to a director’s continued service as a director.

(3)

Dr. Kawaller received 500 shares of restricted stock on November 5, 2007 with a grant date fair value of $10,000. These shares of restricted stock vest in equal installments over three years beginning on the first anniversary of the date of the grant, subject to a director’s continued service as a director.

(4)

Mr. Miller received 500 shares of restricted stock on November 5, 2007 with a grant date fair value of $10,000. These shares of restricted stock vest in equal installments over three years beginning on the first anniversary of the date of the grant, subject to a director’s continued service as a director.

(5)

Mr. Wren received 500 shares of restricted stock on November 5, 2007 with a grant date fair value of $10,000. These shares of restricted stock vest in equal installments over three years beginning on the first anniversary of the date of the grant, subject to a director’s continued service as a director.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation and governance committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation and governance committee. See “Management—Our Directors and Executive Officers.”

Executive Compensation

Because our management agreement provides that our manager is responsible for managing our affairs, we have not paid, and we do not intend to pay, any annual cash compensation to our executive officers who are also employees of our manager for their services as executive officers. We pay our manager a management fee, and our manager uses the proceeds from the management fee in part to pay compensation to its officers and employees. These executive officers will be compensated by our manager or its affiliates for services rendered to us and to other entities for which the manager or its affiliates performed similar services.

Our manager has informed us that, because the services performed by these executive officers or employees in their capacities as such are not performed exclusively for us it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by our manager that relates solely to their services to us.

On November 5, 2007, we issued 162,000 shares of restricted common stock and options to purchase an additional 81,000 shares of common stock to Messrs. Hough, Hough, Steele, Gibbs and Boos under our 2007 Equity Incentive Plan as described below. The restricted shares and options granted to Messrs. Hough, Hough, Steele, Gibbs and Boos will vest in equal installments over three years beginning on the first anniversary of the date of the grant, provided that the recipient remains a director or an executive officer of our company on the vesting date. If our management agreement is terminated by us without cause, such initial shares of restricted stock and options to purchase shares of common stock will immediately vest. The term of each option is 10 years from the date of the grant and the exercise price of each option is $20.00, the offering price of our common stock offered in our initial private offering in November 2007.

Name	Number of Shares of Restricted Stock	Number of Stock Options
Michael R. Hough	48,600	24,300
Benjamin M. Hough	42,525	21,262
Kenneth A. Steele	30,375	15,188
William H. Gibbs, Jr.	24,300	12,150
Frederick J. Boos, II	16,200	8,100

2007 Equity Incentive Plan

We have adopted our 2007 Equity Incentive Plan to:

•	furnish incentives to individuals chosen to receive share-based awards because we consider them capable of improving our operations and increasing our profits;

•	encourage selected persons to accept or continue employment with our manager; and

•	increase the interest of our independent directors in our welfare through their participation in the growth in the value of our shares of common stock.

Our 2007 Equity Incentive Plan provides for the grant of awards to our employees, employees of our company who are not also employees of our manager (in the event we ever have employees who are not also employees of our manager), our manager, employees of our manager, employees of entities that provide services to us, our independent directors, managers or directors of the manager or of entities that provide services to us, certain of our consultants and certain consultants to the manager or to entities that provide services to us. Awards may consist of nonqualified stock options, incentive stock options, restricted and unrestricted shares of stock, stock appreciation rights, phantom stock awards or other stock-based awards. The Board can amend or terminate the 2007 Equity Incentive Plan except as otherwise provided by law. The 2007 Equity Incentive Plan is administered by the compensation and governance committee or by any other committee appointed by our board of director, or, in the absence of such a committee, by the board of directors.

After giving effect to the issuance of awards on November 5, 2007 to our executive officers and independent directors and the issuance of 2,000 shares of restricted stock to each of our independent directors upon consummation of this offering, subject to adjustment upon certain corporate transactions or events, the total number of shares of our common stock remaining available for awards under the 2007 Equity Incentive Plan is 157,000 shares of common stock. We have no timetable for the grant of any discretionary awards under the 2007 Equity Incentive Plan.

In the event of a stock dividend, stock split or reverse stock split affecting the common stock, (i) the maximum number of shares as to which we may grant awards under the plan and the maximum number of shares with respect to which we may grant awards during any one fiscal year to any individual, and (ii) the number of shares covered by and the exercise price and other terms of outstanding awards, will be adjusted to reflect such event. In the event of any transaction resulting in a “change in control” of the company (as defined in the plan), outstanding awards will vest unless otherwise provided for in the grant award, subject to the requirements of section 280G(b)(5) of the Code.

Options granted under the plan would entitle the holder to purchase shares of common stock for a specified exercise price during a specified period. Under the 2007 Equity Incentive Plan, we may grant options that are intended to be incentive stock options within the meaning of Section 422 of the Code (“incentive stock options”) or options that are not incentive stock options (“nonqualified stock options”). Incentive stock options and nonqualified stock options will have an exercise price that is not less than 100% of the fair market value of the shares of common stock underlying the option on the date of grant and will expire, with certain exceptions, 10 years after such date.

Restricted share awards would entitle the recipient to shares of common stock under terms that provide for vesting over a specified period of time. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares would receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed. Any dividends payable in shares of common stock would be subject to the same restrictions as the underlying restricted shares.

Unrestricted shares of common stock would be free of any restrictions under the 2007 Equity Incentive Plan. We may issue unrestricted shares of common stock in recognition of past services or in lieu of cash compensation.

Share appreciation rights would entitle the recipient to receive from us at the time of exercise an amount in cash (or in some cases, shares of common stock or a combination of cash and shares) equal to the excess of the fair market value of the shares of common stock underlying the share appreciation right on the date of exercise over the price specified at the time of grant, which could not be less than the fair market value of the shares of common stock on the grant date.

Phantom stock awards are contractual rights that are equivalent in value to, but not the actual shares of, our common stock. We may condition phantom stock awards on the achievement of performance goals and/or continued employment with us through a specified date. We will determine the time or times when the recipient would be paid the value of the phantom stock award, which payment may be in cash, shares of our common stock or a combination of both. Because phantom stock awards are not actual shares of our common stock, they do not have dividend or voting rights.

We may also grant other awards that are based on or related to shares of our common stock or other securities. These could include incentive awards with value and payment contingent upon the recipient’s performance, other rights convertible or exchangeable into shares and purchase rights for shares of common stock or other securities. No award will be granted after the close of business on the day before the tenth anniversary of the effective date of the 2007 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On November 5, 2007, we executed a management agreement with Atlantic Capital Advisors LLC, our manager, pursuant to which our manager provides for the day-to-day management of our operations. The management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. All of our executive officers also serve as officers of our manager and of ACM, another REIT managed by our manager that has similar investment objectives to ours. Furthermore, two of our directors, including the chairman of our board of directors, also serve as directors of ACM and own a controlling interest in our manager. As a result, our management agreement was not negotiated on an arms-length basis. Therefore, the terms of the management agreement, including the fees payable to our manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. We incurred approximately $0.9 million and $0.4 million in management fees under the management agreement for the three months ended March 31, 2008 and from September 19, 2007 (date of inception) to December 31, 2007, respectively. See “Our Manager and the Management Agreement—The Management Agreement” and “—Conflicts of Interest.”

On November 5, 2007, we issued 162,000 shares of restricted common stock and options to purchase an additional 81,000 shares of common stock to our executive officers under our 2007 Equity Incentive Plan. These shares and options will vest in equal installments over three years beginning on the first anniversary of the date of the grant, provided that the recipient remains an employee of our company on the vesting date.

Any member of our board of directors who is also an employee of our manager or its affiliates will not receive additional compensation for serving on our board of directors. Each independent director will receive an annual fee of $30,000. In addition, the chairman of our audit committee will be paid an annual fee of $5,000, and the chairman of our compensation and governance committee will be paid an annual fee of $2,500. Board committee members will be paid a fee of $500 for each committee meeting attended. Independent directors will also be eligible to participate in our 2007 Equity Incentive Plan. On November 5, 2007, we granted each independent director an initial award of 500 shares of restricted stock pursuant to the plan. Upon consummation of this offering, we will issue 2,000 shares of restricted stock to each of our independent directors under our 2007 Equity Incentive Plan. These shares will vest in equal installments over the next three years beginning on the first anniversary of the date of the grant, provided that the recipient remain a director of our company on the vesting date. All members of our board of directors will be reimbursed for reasonable out-of-pocket expenses associated with service on our behalf and with attendance at or participation in our board meetings or committee meetings, including reasonable travel expenses. See “Management—Director Compensation.”

On November 5, 2007, we entered into indemnification agreements with each of our current directors and executive officers which will require us to indemnify such persons to the maximum extent permitted by the MGCL and to pay such persons’ expenses in defending any civil or criminal proceedings related to their service on our behalf in advance of final disposition of such proceeding. See “Management—Limitations on Liabilities and Indemnification of Directors and Officers.”

We have not entered into any other transactions in which any director, officer or stockholder of us or our manager has any material interest.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of April 14, 2008, before giving effect to the consummation of the offering contemplated by this prospectus, for each person or group known to us to be holding more than 5% of our common stock, for each of our executive officers and directors and for our executive officers and directors as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of All Shares
Legg Mason Special Investment Trust, Inc. (2)	2,570,100	16.8%
Bay Pond Partners, L.P. (3)	1,129,600	7.4%
Drawbridge Global Macro Master Fund Ltd. (4)	1,125,000	7.3%
T. Rowe Price Small-Cap Value Fund, Inc. (5)	1,000,000	6.5%
Michael R. Hough (6)	85,500	*
Benjamin M. Hough (7)	76,287	*
Kenneth A. Steele (8)	50,563	*
William H. Gibbs, Jr. (9)	46,450	*
Frederick J. Boos, II (10)	34,300	*
David W. Berson (11)	500	*
Ira G. Kawaller (11)	500	*
Jeffrey D. Miller (11)	500	*
Thomas D. Wren (11)	500	*
All directors and executive officers as a group	295,100	1.9%

*	Less than 1%.
(1)

In accordance with SEC rules, each listed person’s beneficial ownership includes: (1) all shares the investor actually owns beneficially or of record; (2) all shares over which the investor has or shares voting or dispositive control; and (3) all shares the investor has the right to acquire within 60 days (such as upon the exercise of options that are currently vested or which are scheduled to vest within 60 days). For purposes of this table, we have assumed the options granted in connection with our initial private offering in November 2007 will vest in the next 60 days.

(2)

The business address for this stockholder is 100 Light Street, Baltimore, Maryland 21202. In connection with our initial private offering, our board of directors granted an ownership waiver to Legg Mason Special Investment Trust, Inc. to own 2,507,600 shares of our common stock.

(3)

The business address for this stockholder is 75 State Street, Boston, Massachusetts 02109. Excludes 371,650 shares of common stock owned by First Financial Fund, Inc., 381,900 shares of common stock owned by Bay Pond Investors (Bermuda, L.P.), 107,400 shares of common stock owned by Wolf Creek Investors (Bermuda), L.P. and 109,700 shares of common stock owned by Wolf Creek Partners, L.P. Each of these entities, including Bay Pond Partners, L.P., is an affiliate of Wellington Management Company. Each of these entities disclaims beneficial ownership of the shares held by the other two entities, and no entity claims beneficial ownership of the shares held by any two or more of the entities. We agreed that, for purposes of the ownership limits contained in our charter, these three entities should not be treated as a “group.”

(4)	The business address for this stockholder is 1345 Avenue of the Americas, 29th Floor, New York, New York 10105.
(5)	The business address for this stockholder is 100 East Pratt Street, Baltimore, Maryland 21202.
(6)	The number of shares beneficially owned includes 48,600 shares of restricted stock and options to purchase 24,300 shares of our common stock issued pursuant to the 2007 Equity Incentive Plan.
(7)	The number of shares beneficially owned includes 42,525 shares of restricted stock and options to purchase 21,262 shares of our common stock issued pursuant to the 2007 Equity Incentive Plan.
(8)	The number of shares beneficially owned includes 30,375 shares of restricted stock and options to purchase 15,188 shares of our common stock issued pursuant to the 2007 Equity Incentive Plan.

(9)	The number of shares beneficially owned includes 24,300 shares of restricted stock and options to purchase 12,150 shares of our common stock issued pursuant to the 2007 Equity Incentive Plan.
(10)	The number of shares beneficially owned includes 16,200 shares of restricted stock and options to purchase 8,100 shares of our common stock issued pursuant to the 2007 Equity Incentive Plan.
(11)

The number of shares beneficially owned consists of 500 shares of restricted stock issued pursuant to the 2007 Equity Incentive Plan. Each independent director will receive an additional 2,000 shares of restricted stock issued pursuant to the 2007 Equity Incentive Plan upon consummation of this offering.

DESCRIPTION OF STOCK

The following description is a summary of the rights and preferences of our common stock and preferred stock and related provisions of our charter and bylaws and the registration rights agreement, as they will be in effect upon the closing of this offering. Certain provisions of Maryland law and in our charter and bylaws may have the effect of delaying, deferring or preventing a takeover of our company (including transactions in which stockholders might otherwise receive a premium for their shares over the then current prices). The summary is not complete. For more detailed information, please see the MGCL, our charter, our bylaws and the registration rights agreement.

General

Our charter provides that we may issue 100 million shares of common stock, $0.001 par value per share, and 10 million shares of preferred stock, $0.001 par value per share. Our board of directors, without any action by our stockholders, may amend our charter to increase or decrease the aggregate number of shares of our common stock or the number of shares of our stock of any class or series. As of the closing of this offering, we expect 25,357,037 shares of our common stock will be outstanding on a fully diluted basis (26,857,037 if the underwriters fully exercise their option to purchase up to 1,500,000 additional shares to cover over-allotments, if any). No shares of our preferred stock will be outstanding upon the closing of this offering.

Additionally, 157,000 shares of common stock are reserved for awards under our 2007 Equity Incentive Plan.

Voting Rights of Common Stock

Subject to the provisions of our charter restricting the transfer and ownership of shares of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, may elect all of the directors then standing for election.

In accordance with Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not set forth a lesser percentage to approve such matters. This may discourage others from entering into such transactions with us and increase the difficulty of consummating any such transaction.

Maryland law permits the merger of a 90% or more owned subsidiary with or into its parent without stockholder approval provided (1) the charter of the successor is not amended other than in certain minor respects and (2) the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation are identical to the contract rights of the stock for which it is exchanged. Also, because Maryland law may not require the stockholders of a parent corporation to approve a merger or sale of all or substantially all of the assets of a subsidiary entity, our subsidiaries may be able to merge or sell all or substantially all of their assets without a vote of our stockholders.

Dividends, Liquidation and Other Rights

All shares of common stock sold in the offering contemplated by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our shares of common stock are entitled to receive dividends or other distributions if and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends or other distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.

Holders of our shares of common stock generally have no appraisal, preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our charter, all shares of common stock have equal dividend, liquidation and other rights.

Preferred Stock and Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to reclassify any unissued shares of stock into any class or series of stock, including preferred stock, to classify any unissued shares of common stock or preferred stock or to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by Maryland law and our charter to fix, subject to our charter restrictions on transfer and ownership, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of preferred stock. Thus, our board of directors could authorize the issuance of shares of common stock with terms and conditions, or preferred stock with priority over our existing common stock with respect to distributions and rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for you or otherwise be in your best interest. As of the completion of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Increase and Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase the aggregate number of shares of our authorized stock or the number of shares of stock of any class or series, to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to issue the classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which our securities may be listed.

Restrictions on Ownership and Transfer

Our charter provides that our board of directors may decide whether it is in the best interests of our company to obtain and maintain status as a REIT under the Code. In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of any taxable year. Neither of these requirements applied to our first short taxable year ended on December 31, 2007.

To help us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own. Our charter provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either (1) more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of capital stock, which we refer to as the aggregate stock ownership limit or (2) more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock, which we refer to as the common stock ownership limit.

Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, (2) transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons and (3) beneficially or constructively owning shares of our capital stock if such transfer would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us) or will otherwise cause us to fail to qualify as a REIT. Any person who acquires, attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, and any person who would have owned shares of our stock that resulted in a transfer of shares to a charitable trust (as described below), will be required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our status as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

In connection with our initial private offering, our board of directors granted a waiver to allow an investor to acquire common stock in amounts in excess of the 9.8% ownership limits. In addition, we have agreed that another set of investors, that at February 14, 2008 collectively owned greater than 9.8% of our outstanding common stock, should not be treated as a “group” for purposes of our ownership limits. The ownership of our outstanding common stock is concentrated among a small number of investors. As of March 31, 2008, four groups of investors, in the aggregate, owned approximately 38% of our outstanding common stock. Holders of a majority of our outstanding common stock will be able to elect all of our directors and may call special meetings of our stockholders. Holders of two-thirds of our outstanding common stock will be able to approve or disapprove of amendments to our charter, a proposed dissolution of our company, a proposed sale of all or substantially all of our assets or a proposed merger. In connection with this offering, our board of directors, in its sole discretion, may grant additional waivers from the 9.8% ownership limits.

Our board of directors may increase or decrease the common stock ownership limit and/or the aggregate stock ownership limit so long as the change would not result in five or fewer persons beneficially owning more than 49.9% in value of our outstanding capital stock. Any decrease in the common stock ownership limit and/or the aggregate stock ownership limit shall not apply to any person whose percentage ownership of capital stock is in excess of the decreased ownership limits until such time as such person’s percentage ownership of capital stock equals or falls below the decreased ownership limits.

However, if any transfer of our shares of stock occurs that, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above ownership or transfer limitations, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be null and void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. The prohibited owner will have no voting rights with respect to shares of stock held in the charitable trust, and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trustee; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•

the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•

to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our status as a REIT and to ensure compliance with our ownership limitations. In addition, each of our stockholders, whether or not an owner of 5% or more of our capital stock, must upon demand provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure our compliance with the ownership restrictions in our charter.

The ownership and transfer limitations in our charter could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Registration Rights

The holders of shares of our common stock sold in our private offerings in November 2007 and February 2008 are entitled to the benefits of registration rights agreements, dated as of November 5, 2007 and February 5, 2008, respectively, among us, our manager and Keefe, Bruyette &Woods. Pursuant to these agreements, we agreed for the benefit of the holders of our shares of common stock that we will, at our expense (1) file with the SEC no later than June 30, 2008, a shelf registration statement providing for the resale of the shares of common stock sold in those offerings plus any additional shares of common stock issued in respect thereof whether by stock dividend, stock split or otherwise, (2) use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing of the shelf registration statement (such period may be deferred for up to 90 days after the effective date of the registration statement of which this prospectus is a part) and (3) to maintain the resale shelf registration statement’s effectiveness under the Securities Act until the first to occur of (A) such time as all of our shares of common stock covered by the shelf registration statement have been sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act, (B) such time as, in the opinion of counsel, all of the shares of common stock not held by affiliates of us, and covered by the shelf registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act and the applicable legend is removed from the share certificate and (C) the second anniversary of the effective date of the shelf registration statement.

The registration rights agreements and the restricted stock and option award agreements between our executive officers and our company, as amended, provide that in the event that the shelf registration statement is not filed with the SEC on or before June 30, 2008, each executive officer that received restricted shares of common stock and options to purchase common stock in connection with our initial private offering will forfeit 2% of such restricted shares and options each week after June 30, 2008, until and including the week the shelf registration statement is filed.

Our executive officers and directors have entered into lock-up agreements that prohibit them from selling, pledging, transferring or otherwise disposing of our common stock or securities convertible into our common stock for a period of 180 days after the date of this prospectus. In addition, in accordance with the registration rights agreements, subject to specified exceptions, holders of shares of common stock sold in each of our November 2007 and February 2008 private offerings may not offer, pledge, sell or otherwise dispose of any shares of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus, and are not selling in this offering, for a period of 30 days prior to and continuing for 60 days following the effective date of the registration statement of which this prospectus is a part. Keefe, Bruyette & Woods and Banc of America Securities LLC, on behalf of the underwriters, may, in their discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and executive officers at any time without notice or stockholder approval, in which case, our other stockholders would also be released from the restrictions pursuant to the registration rights agreement.

Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus that is part of the shelf registration statement (and therefore suspend sales under the shelf registration statement) for certain periods, referred to as “blackout periods,” if, among other things, any of the following occurs:

•

the managing underwriter in any underwritten public offering of primary shares by us of our common stock, or primary offering, advises us that an offer or sale of shares covered by the shelf registration statement would have a material adverse effect on our primary offering;

•

the majority of our independent directors determine in good faith that the offer or sale of shares covered by the shelf registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

•

the majority of our independent directors determine in good faith, after the advice of counsel, that it is in our best interest or it is required by law, rule or regulation that we supplement the prospectus included in the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to ensure that the prospectus included in the shelf registration statement (1) contains the any prospectus required under Section 10(a)(3) of the Securities Act, (2) discloses any facts or events arising after the effective date of the shelf registration statement (or the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus or (3) discloses any material information with respect to the plan of distribution that was not disclosed in the shelf registration statement or any material change to such information.

In order to effect a blackout, we must provide the stockholders notice of the suspension. The cumulative blackout periods in any 12-month period commencing on the closing of this offering may not exceed an aggregate of 90 days and may not exceed an aggregate of 60 days in any rolling 90 day period, except as a result of a refusal by the SEC to declare any post-effective amendment to the shelf registration statement effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

A holder that sells our common stock pursuant to the shelf registration statement or as a selling stockholder pursuant to an underwritten public offering generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock may be required to deliver in writing information to be used in connection with the registration statement in order to have such holder’s common stock included in the shelf registration statement and to benefit from the provisions of the next paragraph.

Any certificate representing shares of our common stock may contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the registration rights agreement. Each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common stock pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.

We will bear certain expenses incident to our registration obligations upon exercise of the registration rights, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to sale of our common stock by stockholders. We will agree to indemnify each selling stockholder for certain violations of federal or state securities laws in connection with any registration rights. Each selling stockholder will in turn agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides to us for use in the registration statement.

Investors in our initial private offering in November 2007 have priority over investors in our second private offering in February 2008 in the event of a cutback by the managing underwriter(s) in the number of shares registered on a registration statement filed pursuant to the registration rights agreement we entered into for investors in our initial private offering, including this registration statement. In addition, a registration statement filed solely pursuant to the registration rights agreement dated February 5, 2008 may not be declared effective prior to, or within 180 days after, the effectiveness of a registration statement filed solely pursuant to the registration rights agreement dated November 5, 2007 for investors in our initial private offering.

The foregoing summary of certain provisions of the registration rights agreements does not purport to be complete and is qualified in its entirety by reference to, and qualified in its entirety by, all of the provisions of the registration rights agreements filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

CERTAIN PROVISIONS OF MARYLAND LAW

AND OF OUR CHARTER AND BYLAWS

The following description is a summary of certain material provisions of Maryland law and of our charter and bylaws. Certain provisions of Maryland law and in our charter and bylaws may have the effect of delaying, deferring or preventing a takeover of our company (including transactions in which stockholders might otherwise receive a premium for their shares over the then current prices). The summary is not complete. We encourage you to read our charter and our bylaws which are filed as exhibits to the registration statement of which this prospectus is a part.

Our Board of Directors

Our charter and bylaws provide that the number of directors constituting our full board of directors will be not less than the minimum number required by Maryland law, and our bylaws provide that the number of directors constituting our full board of directors will not exceed 15 and may only be increased or decreased by a vote of a majority of our directors. Pursuant to Subtitle 8 of Title 3 of the MGCL, once we consummate this initial public offering, our charter provides any and all vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors even if the remaining directors constitute less than a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Our charter provides that a director may be removed only for cause and only upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors. For cause means, with respect to any particular director, conviction of a felony or a final judgment of court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active deliberate dishonesty. However, because of the board’s exclusive power to fill vacant directorships once we consummate this initial public offering and become eligible to opt into Subtitle 8 of Title 3 of the MGCL, stockholders will be precluded from filling the vacancies created by any removal with their own nominees. Pursuant to our charter, each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. Directors are elected by a plurality of the votes cast.

Amendment to the Charter and Bylaws

Generally, our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. As permitted by the MGCL, our charter contains a provision permitting our directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock of any class or series that we have authority to issue. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and make new bylaws.

Dissolution

Our dissolution must be approved by a majority of our entire board of directors and by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or transfer of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person or entity who beneficially owns 10% or more of the voting power of our stock; or

•

an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock; and

•

two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our board of directors has adopted a resolution opting out of the business combination provisions. This resolution, however, may be altered or repealed in whole or in part at any time and we may opt back into the business combination provisions of the MGCL. If this resolution is repealed, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or by directors who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock currently owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders meeting.

If voting rights are not approved at the stockholders meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock and, consequently, the control share acquisitions statute will not apply to us unless our board of directors later amends our bylaws to modify or eliminate this provision, which it may do without stockholder approval, and which it may make effective prospectively or retrospectively.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

In our charter, we have elected, at such time as we have a class of securities registered under the Securities Exchange Act and have at least three independent directors (which we expect upon consummation of our initial public offering), that vacancies on the board be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a majority vote for the removal of any director from the board, (2) vest in the board the exclusive power to fix the number of directorships and (3) provide that unless called by our chairman of our board of directors, our president, our chief executive officer or our board of directors, a special meeting of stockholders may only be called by our secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We entered into indemnification agreements with our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law.

The indemnification agreements provide that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

The indemnification agreements also provide that upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•

the court determines the director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•

the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the executive officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, executive officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

In addition, the indemnification agreements require us to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	an undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Meetings of Stockholders

Special meetings of stockholders may be called only by our board of directors, the chairman of our board of directors, our chief executive officer, our president or, in the case of a stockholder requested special meeting, by our secretary upon the written request of the holders of common stock entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by the board of directors; or

•	by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only:

•	pursuant to our notice of the meeting; and

•	by the board of directors; or

•

provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Generally, in accordance with our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than 5:00 p.m., Eastern Time, on the 120th day, nor earlier than the 150th day, prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (for purposes of our 2008 annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the annual meeting of stockholders is first made by us). For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Prior to this offering, we have 15,268,037 shares of our common stock outstanding. Upon completion of this offering, we will 25,357,037 have shares of our common stock outstanding on a fully diluted basis, assuming the underwriters’ over-allotment option to purchase or place up to an additional 1,500,000 shares of our common stock is not exercised.

The shares of common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of common stock issued in connection with our initial capitalization and our November 2007 and February 2008 private offerings and not sold in this offering and all shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below. We have agreed to file a registration statement registering the resale of all the shares issued in our two private offerings. Upon effectiveness of such registration statement such shares, in general, will be freely tradeable under the Securities Act. See “Description of Stock—Registration Rights.”

On November 15, 2007, the Securities and Exchange Commission adopted amendments to Rule 144. These amendments became effective on February 15, 2008. Rule 144, as amended, is described below.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

No assurance can be given as to (1) the likelihood that an active market for our common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the common stock. See “Risk Factors—Risks Related to Our Corporate Structure and this Offering.”

For a description of certain restrictions on transfers of our common stock held by certain of our stockholders, see “Underwriting.”

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. The law firm of DLA Piper US LLP has acted as our tax counsel and reviewed this summary. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “we,” “our” and “us” means only Hatteras Financial Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will continue to operate in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•	“S” corporations; and,

except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of the REIT

We intend to elect to be taxed as a REIT, commencing with our short taxable year ended December 31, 2007. We believe that we have been organized and expect to operate in such a manner as to qualify for taxation as a REIT.

The law firm of DLA Piper US LLP, acting as our tax counsel in connection with this offering, will render an opinion that we qualified to be taxed as a REIT for our short taxable year ended December 31, 2007, that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for our taxable years ending December 31, 2008 and in the future. It must be emphasized that the opinion of DLA Piper US LLP will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper US LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued and will not cover subsequent periods. DLA Piper US LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by DLA Piper US LLP on an ongoing basis. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.

For tax years through 2010, most domestic stockholders that are individuals, trusts or estates are taxed on corporate distributions at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” below.

•

In the unlikely event we acquire property in foreclosure, and we elect to treat such property as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, multiplied by a fraction intended to reflect our profitability.

•

If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (A) the amounts that we actually distributed and (B) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arms’-length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation, unless the subchapter C corporation elects to treat the transfer of assets to us as a deemed sale.

•

The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2007). Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. If we comply with all the requirements for ascertaining the ownership of our outstanding shares (as described below) in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Taxation of Partnerships. If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any subsidiary partnerships that we may have will be treated as our assets and items of income for purposes of applying the REIT requirements. For any period of time that we own 100% of a partnership, all of the partnership’s assets and income will be deemed to be ours for federal income tax purposes.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Corporate Subsidiaries. In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly-owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or TRSs. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), “rents from real property,” distributions received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. Substantially all of our assets currently qualify under this test.

If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We and our subsidiaries may also invest in debt securities issued by real estate mortgage investment conduits, or REMICs, and we may invest in other types of commercial mortgage-backed securities, or CMBS. See below under “—Asset Tests” for a discussion of the effect of such investments on our qualification as a REIT.

Any dividends that we receive will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 95%

gross income test, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from such transactions will not be qualifying income for the 75% gross income test, and income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the 75% asset test, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a

REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (A) $50,000 per failure, and (B) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities are exempt from testing under the 10% value test described above. Such securities include instruments that constitute “straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities are exempt from testing under the 10% value test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

Any regular interests that we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests. In addition, some REMIC securitizations include embedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holders of the related REMIC securities. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. We do not currently own REMIC residual interests. To the extent that we hold CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

We believe that our holdings of securities and other assets comply with the foregoing REIT asset requirements, and we intend to monitor compliance with the asset tests on an ongoing basis.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:

(1)	the sum of

(A)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction, and

(B)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(2)	the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration. In order for distributions to be counted for this purpose, and to provide a tax deduction for us, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. Because we did not declare a dividend during our 2007 taxable year, we will elect on our federal income tax return for our 2007 taxable year to treat a specified dollar amount of the dividend declared by our board of directors on January 21, 2008 and paid on January 25, 2008 as paid in 2007 for purposes of the distribution requirements above.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (1) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax. We elected not to distribute earnings from our 2007 taxable year until January 2008. Accordingly, the 4% excise tax will apply to a portion of our 2007 income. We do not expect that the excise tax relating to our undistributed 2007 income will be material to our operations. While we generally intend to make distributions so that no income or excise taxes are due, we may from time to time, consistent with maintaining our REIT qualification, elect to pay taxes in lieu of making current distributions if we decide that strategy is more favorable to our stockholders.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (1) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;

•	loans or mortgage backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•

loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property. Therefore, we may have less cash available for distribution than is necessary to meet the applicable distribution requirement or to avoid corporate income tax or the excise tax imposed on undistributed income. We may also declare a consent dividend. A consent dividend is a hypothetical distribution to the REIT’s stockholders which is required to be treated for Federal income tax purposes as an actual distribution to the stockholders by the REIT, followed by an immediate re-contribution of such amount to the REIT. The amount of any consent dividend must be included in the gross income of each stockholder of the REIT that would have been entitled to receive such distribution if made in cash. Our organizational documents will require that all of our stockholders will be deemed to have agreed to any future “consent dividends” from us in all events.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or a pass-through subsidiary enters into a hedging transaction to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets and the instrument is properly identified as a hedge along with the risk it hedges within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would be excluded altogether from the 95% gross income test, and would be treated as non-qualifying income for the 75% gross income test. To the extent that we hedge in other situations, the resultant income will be treated as income that does not qualify under the 75% or the 95% gross income test, provided that certain requirements are met. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations.

The term “domestic stockholder” means a beneficial owner of our shares that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership or an entity treated as a partnership for federal income tax purposes holds shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares, you should consult your own tax advisor regarding the consequences of the ownership and disposition of such shares by the partnership.

With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2010) for qualified distributions received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	distributions received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of distributions received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income. We do not currently own assets that will generate excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the stockholder’s proportionate share of our earnings and profits, plus (2) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non- U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. We expect our common stock to be regularly traded on the New York Stock Exchange following this offering. As a result, non-U.S. holders owning 5% or less of our common stock generally will be subject to withholding tax on USRPI capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. On this basis, we do not expect our stock to be a USRPI.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA.

In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock any time during the one-year period ending on the date of the sale. We expect our common stock to be regularly traded on the New York Stock Exchange following this offering.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that is not subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours) a TMP, or if we hold residual interests in a REMIC, a portion of the distributions paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. However, we do not currently own assets that produce excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will be a pension-held REIT if either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Backup Withholding and Information Reporting

We will report to our domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement among us and the underwriters, for whom Keefe, Bruyette & Woods, Inc. and Banc of America Securities LLC are acting as representatives, the underwriters named below have agreed to purchase from us and we have agreed to sell to the underwriters, an aggregate of shares of common stock in the amounts set forth below opposite their respective names.

Underwriters	Number of Shares
Keefe, Bruyette & Woods, Inc.	4,000,000
Banc of America Securities LLC	3,500,000
Wachovia Capital Markets, LLC	1,250,000
JMP Securities LLC	650,000
Stifel, Nicolaus & Company, Incorporated	600,000

Total	10,000,000

Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the shares offered by this prospectus, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated based on their assessment of the state of the financial markets. The underwriting agreement also provides that the underwriters’ obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the shares, and to various other conditions customary in a firm commitment underwritten public offering, such as receipt by the underwriters of officers’ certificates, legal opinions and comfort letters. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters propose to offer our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to selected securities dealers (that may include the underwriters) at that price less a concession not in excess of $1.008 per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $0.10 per share to certain brokers and dealers. If all the shares of common stock are not sold at the public offering price, the underwriters may change this offering price and other selling terms. After this offering, the offering price and other selling terms may from time to time be changed by the underwriters. We expect the shares of common stock will be ready for delivery on or about April 30, 2008.

At our request, the underwriters have reserved up to 2% of the shares of our common stock offered by this prospectus for sale, at the initial public offering price, to the executive officers of our manager and our directors, officers, employees, agents, brokers, service providers and related persons pursuant to a directed share program. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus to purchase up to 1,500,000 additional shares solely to cover over-allotments, if any, at the same price per share to be paid by the underwriters for the other shares in this offering. If the underwriters purchase any additional shares under this option, each underwriter will be committed to purchase the additional shares at the price set forth on the cover page of this prospectus and in approximately the same proportion allocated to them in the table above.

The following table presents the per share and the total underwriting discount to be paid by us to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Underwriting discount to be paid	$1.68	$1.68	$16,800,000	$19,320,000

The expenses of this offering, not including the underwriting discount and commissions, are estimated to be approximately $1.0 million and will be paid by us.

Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the New York Stock Exchange upon completion of this offering under the symbol “HTS.” In connection with the listing of our common stock on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

The initial public offering price for the common stock has been determined by negotiations between the underwriters and us and this offering price of the common stock may not be indicative of the market price following this offering. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates regarding our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the market valuation of other companies in related businesses. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

In connection with this offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the market price of our common stock during and after this offering, such as the following:

•

the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than they are obligated to purchase in the offering;

•

in respect of any “covered” short position (i.e., short sale or sales made in an amount not greater than the number of shares in the over-allotment option), the underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option;

•

in respect of any “naked” short position (i.e., short sale or sales in excess of the number of shares in the over-allotment option), the underwriters will cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering;

•	the underwriters may stabilize or maintain the price of our common stock by bidding on our common stock so long as the stabilizing bids do not exceed a specified maximum; and

•

the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise.

The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters may allocate shares to accounts over which it exercises discretionary authority. The underwriters do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of shares of common stock offered by this prospectus.

Our executive officers and directors have agreed, with certain exceptions, not to sell or transfer any shares of common stock for 180 days after the closing of this offering without first obtaining the written consent of Keefe, Bruyette & Woods and Banc of America Securities LLC. We and our manager have agreed, with certain exceptions, not to sell or issue any shares of common stock or any securities convertible into common stock, or file any registration statement with the SEC, until the later of 180 days after this offering and 90 days after the effective date of a registration statement pursuant to the registration rights agreements, without the prior written consent of Keefe, Bruyette & Woods and Banc of America Securities LLC. Specifically, we and these other individuals and entities have agreed, with certain exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	offer, pledge, sell or contract to sell any option or contract to purchase any common stock;

•	contract to purchase or purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock or securities convertible into or exercisable or exchangeable for our common stock, or

•

enter into a swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any shares of our company, whether any such swap or transaction is to be settled by delivery of our shares or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives of the underwriters of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The lead managers will allocate Internet distributions to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

We expect to engage in investment banking, brokerage and other dealings with Keefe, Bruyette & Woods, Banc of America Securities LLC and Wachovia Capital Markets, LLC, underwriters in this offering, and their affiliates, in the ordinary course of business and that Keefe, Bruyette & Woods, Banc of America Securities LLC and Wachovia Capital Markets, LLC and their affiliates will receive customary fees and commissions for their services on these transactions. As of March 31, 2008, we have repurchase borrowings with an affiliate of Banc of America Securities LLC totaling approximately $204.9 million with a weighted average maturity of 23 days and repurchase borrowings with South Street Securities LLC of approximately $386.9 million with a weighted average maturity of 25 days, for whom Wachovia Securities LLC, an affiliate of Wachovia Capital Markets, LLC, serves as agent. In addition, as of March 31, 2008, we have an interest rate swap agreement with an affiliate of Banc of America Securities LLC with a notional amount of $100.0 million and a fixed rate of 2.75%.

Keefe, Bruyette & Woods, Inc. has from time to time performed investment banking and other financial advisory services for us in the ordinary course of business, and in particular in connection with our November 2007 and February 2008 private offerings, and has received customary compensation from us for these services. As of March 31, 2008, KBW, Inc., the parent company of Keefe, Bruyette & Woods, Inc., beneficially owned

250,000 shares of our common stock, which were purchased from us in our initial private offering. In addition, as of March 31, 2008, KBW Financial Services Master Fund Ltd., an affiliate of Keefe, Bruyette & Woods, beneficially owned 58,000 shares of our common stock which were purchased in our February 2008 private offering. In accordance with Rule 2710(g)(1) of the Financial Industry Regulatory Authority, Inc., the shares owned by KBW, Inc. and KBW Financial Services Master Fund Ltd. will not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these shares for a period of 180 days immediately following the date of this prospectus. In addition to the items of compensation to be paid to the underwriters in connection with this offering, in connection with our initial private offering we granted to Keefe, Bruyette & Woods, Inc. a right of first refusal to act as lead managing underwriter and sole book runner in connection with an initial public offering of our common stock.

LEGAL MATTERS

Certain legal matters will be passed upon for us by DLA Piper US LLP, and for the underwriters by Hunton & Williams LLP.

EXPERTS

The financial statements of Hatteras Financial Corp. at December 31, 2007 and for the period from September 19, 2007 (date of inception) to December 31, 2007, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Hatteras Financial Corp.

Financial Statements

Three Month Period Ended March 31, 2008 and Period from September 19, 2007

(Data of Inception) to December 31, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Hatteras Financial Corp.

We have audited the accompanying balance sheet of Hatteras Financial Corp. (the Company) as of December 31, 2007, and the related statements of income, shareholders’ equity, and cash flows for the period from September 19, 2007 (date of inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hatteras Financial Corp. at December 31, 2007, and the results of its operations and its cash flows for the period from September 19, 2007 (date of inception) to December 31, 2007, in conformity with U.S. generally accepted accounting principles.

February 19, 2008

Greensboro, North Carolina

Hatteras Financial Corp.

Balance Sheet

	March 31, 2008	December 31, 2007
	(unaudited)
	(In Thousands)
Assets
Mortgaged-backed securities:
Mortgage-backed securities, at fair value (including pledged assets of $2,895,472,835 and $1,540,718,475 at March 31, 2008 and December 31, 2007 respectively)	$3,036,829	$1,619,290
Cash and cash equivalents	10,223	18,442
Restricted cash	3,193	—
Principal payment receivable	7,507	—
Accrued interest receivable	16,948	8,556
Other assets	259	100

Total assets	$3,074,959	$1,646,388

Liabilities and shareholders’ equity
Repurchase agreements	$2,739,631	$1,475,512
Accrued interest payable	3,186	5,197
Interest rate hedge liability	2,060	—
Accounts payable and other liabilities	682	323

Total liabilities	2,745,559	1,481,032

Shareholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, none outstanding at March 31, 2008 and December 31, 2007	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 15,268,037 and 8,368,037 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	15	8
Additional paid-in capital	316,289	157,249
Retained earnings	6,718	1,248
Accumulated other comprehensive income	6,378	6,851

Total shareholders’ equity	329,400	165,356

Total liabilities and shareholders’ equity	$3,074,959	$1,646,388

See accompanying notes.

Hatteras Financial Corp.

Statement of Income

	Three months ended March 31, 2008	Period from September 19, 2007 (Date of Inception) to December 31, 2007
	(Unaudited)
	(In Thousands, Except Per Share Amounts)
Interest income:
Net interest income on mortgage-backed securities	$25,509	$6,718
Interest income on short-term cash investments	537	578

Interest income	26,046	7,296

Interest expense	16,386	5,332

Net interest income	9,660	1,964

Operating expenses:
Management fee	927	367
Share based compensation	304	203
General and administrative expenses	114	146

Total operating expenses	1,345	716

Net income	$8,315	$1,248

Net income per share—common stock, basic and diluted	$0.71	$0.15

Dividends per share	$0.34	$—

Weighted average shares outstanding	11,740	8,368

See accompanying notes.

Hatteras Financial Corp.

Statement of Changes in Shareholders’ Equity

For Period from September 19, 2007 (Date of Inception) to December 31, 2007

and Three Months Ended March 31, 2008 (Unaudited)

	Preferred Stock Shares	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
		Shares	Amount
	(In Thousands)
Balance at September 19, 2007	—	—	$—	$—	$—	$—	$—
Issuance of common stock	—	8,204	8	157,046	—	—	157,054
Issuance of restricted stock		164	—	—	—	—	—
Share based compensation expense	—	—	—	203	—	—	203
Comprehensive income:
Net income	—	—	—	—	1,248	—	1,248
Unrealized gains on securities available for sale	—	—	—	—	—	6,851	6,851

Total comprehensive income							8,099

Balance at December 31, 2007	—	8,368	8	157,249	1,248	6,851	165,356
Issuance of common stock	—	6,900	7	158,736			158,743
Share based compensation expense	—			304			304
Dividends on common stock	—				(2,845)		(2,845)
Comprehensive income:
Net income					8,315		8,315
Net unrealized gains on securities available for sale						1,587	1,587
Net unrealized loss on hedging activities						(2,060)	(2,060)
Total comprehensive income	—						7,842

Balance at March 31, 2008	—	15,268	$15	$316,289	$6,718	$6,378	$329,400

See accompanying notes.

Hatteras Financial Corp.

Statement of Cash Flows

	Three months ended March 31, 2008	Period from September 19, 2007 (Date of Inception) to December 31, 2007
	(Unaudited)
	(In Thousands)
Operating activities
Net income	$8,315	$1,248
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of premium	1,203	76
Share-based compensation expense	304	203
Changes in operating assets and liabilities:
Increase in restricted cash	(3,193)	—
Increase in principal payment receivable	(7,507)	—
Increase in accrued interest receivable	(8,392)	(8,556)
Increase in other assets	(159)	(100)
Increase/(decrease) in accrued interest payable	(2,011)	5,197
Increase in accounts payable and other accrued expenses	359	323

Net cash used in operating activities	(11,081)	(1,609)
Investing activities
Purchases of mortgage-backed securities	(1,499,923)	(1,616,761)
Principal repayments of mortgage-backed securities	82,767	4,246

Net cash used in investing activities	(1,417,156)	(1,612,515)
Financing activities
Issuance of stock, net of cost of issuance	158,743	157,054
Cash dividends paid	(2,845)	—
Proceeds from repurchase agreements	6,055,623	1,510,987
Principal repayments on repurchase agreements	(4,791,503)	(35,475)

Net cash provided by financing activities	1,420,018	1,632,566
Net increase(decrease) in cash and cash equivalents	(8,219)	18,442
Cash and cash equivalents, beginning of period	18,442	—

Cash and cash equivalents, end of period	$10,223	$18,442

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$18,397	$136

See accompanying notes.

Hatteras Financial Corp.

Notes to Financial Statements

March 31, 2008

1. Organization and Business Description

Hatteras Financial Corp. (the Company) was incorporated in Maryland on September 19, 2007, and commenced its planned business activities on November 5, 2007, the date of the initial closing of a private issuance of common stock. The Company was formed to invest in residential mortgage-backed securities (MBS), issued or guaranteed by the U.S. government and U.S. government sponsored agencies such as Ginnie Mae, Fannie Mae and Freddie Mac. The Company is externally managed by Atlantic Capital Advisors LLC.

The Company will elect to be taxed as a real estate investment trust (REIT). As a result, the Company does not pay federal income taxes on taxable income distributed to stockholders if certain REIT qualification tests are met. It is the Company’s policy to distribute 100% of its taxable income, after application of available tax attributes, within the time limits prescribed by the Internal Revenue Code of 1986, as amended (the Code), which may extend into the subsequent taxable year.

On November 5, 2007, the Company consummated its initial private offering and sold 8,103,937 shares of its common stock at $20.00 per share. On November 29, 2007, the Company sold an additional 100,000 shares of common stock at $20.00 per share. Net proceeds from the initial private offering totaled $157,054. In February 2008, the Company sold 6,900,000 shares of its common stock in an offering at $24.00 per share. Net proceeds from this offering totaled $158,743.

2. Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates affecting the accompanying financial statements include the fair values of MBS and the prepayment speeds used to calculate amortization and accretion of premiums and discounts on MBS.

The accompanying unaudited financial information, in the opinion of management, contains all adjustments necessary for a fair presentation of the Company’s financial position, results of operations and cash flows. All such adjustments are of a normal recurring nature.

Certain amounts in the 2007 financial statements have been reclassified to more closely conform with the 2008 presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, and which are not restricted as to use, to be cash equivalents. The carrying amounts of cash equivalents approximate their fair value. The Company is at certain times required to keep a cash balance with various interest rate swap counterparties to offset future cash flows. This cash is shown as restricted on the balance sheet.

Interest Income

Interest income is accrued based on the outstanding principal amount of the investment securities and their contractual terms. Premiums and discounts associated with the purchase of the investment securities is amortized or accreted into interest income over the actual lives of the securities using the effective interest method.

Financial Instruments

The Company limits its exposure to credit losses on its portfolio of securities by purchasing MBS guaranteed by Fannie Mae and Freddie Mac (Agency). The portfolio is diversified to avoid excessive loan

Hatteras Financial Corp.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

originator, geographic and other types of concentrations. The Company manages the risk of prepayments of the underlying mortgages by creating a diversified portfolio with a variety of prepayment characteristics.

The Company is engaged in various trading and brokerage activities in which counter-parties primarily include broker-dealers, banks, and other financial institutions. In the event counter-parties do not fulfill their obligations, the Company may be exposed to risk of loss. The risk of default depends on the creditworthiness of the counter-party and/or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing for each counter-party.

The Company considers its cash and cash equivalents, principal and interest receivable, accounts payable, and repurchase agreements and accrued interest payable, to meet the definition of financial instruments. As of March 31, 2008 (unaudited) and December 31, 2007, the carrying amount of cash and cash equivalents, principal and interest receivable and accounts payable approximated their fair value due to the short maturities of these instruments. The carrying amount of the repurchase agreements and accrued interest payable is deemed to approximate fair value since the lines are based upon a variable rate of interest.

Mortgage-Backed Securities

The Company invests in Agency MBS representing interests in or obligations backed by pools of single-family adjustable-rate mortgage loans. Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires the Company to classify its investments as either trading, available-for-sale or held-to-maturity securities. Management determines the appropriate classifications of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company currently classifies all of its securities as available-for-sale. All assets that are classified as available-for-sale are carried at fair value and unrealized gains and losses are included in other comprehensive income or loss as a component of shareholders’ equity. The fair values of MBS are generally determined by management by obtaining valuations for its MBS from three separate and independent securities dealers and averaging the three valuations. If the fair value of a security is not available from a dealer or third-party pricing service, the Company estimates the fair value of the security using a variety of methods including, but not limited to, independent pricing services, discounted cash flow analysis, matrix pricing, option adjusted spread models and fundamental analysis.

Securities transactions are recorded on the trade date. Purchases of newly issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. Gains or losses realized from the sale of securities are included in income and are determined using the specific identification method. In the event that a security becomes other-than-temporarily impaired (e.g., if the fair value falls below amortized cost basis and recovery is not expected before the security is sold), the cost of the security would be adjusted accordingly and the difference reflected in current earnings. There were no such adjustments for the periods ended March 31, 2008 (unaudited) and December 31, 2007.

The Company has adopted Financial Accounting Standards Board (FASB) Staff Position (FSP) No. 115-1. Among other things, the FASB Staff Position specifically addresses: the determination as to when an investment is considered impaired; whether that impairment is other-than-temporary; the measurement of an impairment loss; accounting considerations subsequent to the recognition of an other-than-temporary impairment; and certain required disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The Company assesses its investment securities for other-than-temporary impairment on at least a quarterly

Hatteras Financial Corp.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

basis. When the fair value of an investment is less than its amortized cost at the balance sheet date of the reporting period for which impairment is assessed, the impairment is designated as either “temporary” or “other-than-temporary.” In deciding on whether or not a security is other than temporarily impaired, the Company considers several factors, including but not limited to: the nature of the investment, the severity and duration of the impairment, the cause of the impairment, and the Company’s intent and ability to hold the investment until the value recovers to cost. If it is determined that impairment is other-than-temporary, then an impairment loss is recognized in earnings reflecting the entire difference between the investment’s cost basis and its fair value at the balance sheet date of the reporting period for which the assessment is made. The measurement of the impairment is not permitted to include partial recoveries subsequent to the balance sheet date. Following the recognition of an other-than-temporary impairment, the fair value of the investment becomes the new cost basis of the investment and is not adjusted for subsequent recoveries in fair value through earnings. Because management’s assessments are based on factual information as well as subjective information available at the time of assessment, the determination as to whether an other-than-temporary impairment exists and, if so, the amount considered impaired, or not impaired, is subjective and, therefore, constitute material estimates that are susceptible to significant change.

Repurchase Agreements

The Company finances the acquisition of its mortgage-backed securities through the use of repurchase agreements. Under these repurchase agreements, the Company sells securities to a lender and agrees to repurchase the same securities in the future for a price that is higher than the original sales price. The difference between the sale price that the Company receives and the repurchase price that the Company pays represents interest paid to the lender. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which the Company pledges its securities as collateral to secure a loan which is equal in value to a specified percentage of the estimated fair value of the pledged collateral. The Company retains beneficial ownership of the pledged collateral. At the maturity of a repurchase agreement, the Company is required to repay the loan and concurrently receives back its pledged collateral from the lender or, with the consent of the lender, the Company may renew such agreement at the then prevailing financing rate. These repurchase agreements may require the Company to pledge additional assets to the lender in the event the estimated fair value of the existing pledged collateral declines.

Comprehensive Income

In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company is required to separately report its comprehensive income. Other comprehensive income refers to revenue, expenses, gains, and losses that under these amounts are recorded directly as an adjustment to shareholders’ equity. Other comprehensive income arises from unrealized gains or losses generated from changes in market values of its securities held as available-for-sale and from unrealized gains or losses on hedging activities.

Stock-Based Compensation

Stock-based compensation is accounted for using the fair value based method prescribed by SFAS No. 123R, Accounting for Share-Based Payment. For stock and stock-based awards issued to employees, a compensation charge is recorded against earnings based on the fair value of the award. For transactions with non-employees in which services are performed in exchange for the Company’s common stock or other equity instruments, the transactions are recorded on the basis of the fair value of the service received or the fair value of

Hatteras Financial Corp.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

the equity instruments issued, whichever is more readily measurable at the date of issuance. The Company’s stock-based compensation transactions resulted in compensation expense of $304 for the three months ended March 31, 2008 (unaudited) and $203 for the period ended December 31, 2007.

Derivative Instruments

The Company accounts for derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Derivatives are valued at the present value of future cash flows. Special accounting for qualifying hedges allows a derivative’s gains and losses to either offset related Hatteras Financial Corp. results on the hedged item in the statement of operations or be accumulated in other comprehensive income, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company uses derivative instruments to manage its exposure to changing interest rates, primarily with interest rate swaps.

Net income per Common Share

Net income per share is computed by dividing net income available to holders of common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is computed by dividing net income available to holders of common stock by the weighted average shares of common stock and common equivalent shares outstanding during the period. For the diluted net income per share calculation, common equivalent shares outstanding includes the weighted average number of shares of common stock outstanding adjusted for the effect of dilutive unexercised stock options.

Income Taxes

The Company intends to elect to be taxed as a REIT under the Internal Revenue Code. Provided the Company qualifies as REIT, the Company will regularly distribute all or substantially all of its taxable income generated from operations to its stockholders. The Company will generally not be subject to Federal income tax to the extent that it distributes of its current distributions to its shareholders, and as long as it satisfies the ongoing REIT requirements including meeting certain asset, income and stock ownership tests.

Recent Accounting Pronouncements

From time to time the Company may finance acquisitions of MBS with the seller using repurchase arrangements. Consistent with prevailing industry practice, the Company will record such assets and the related financings gross on its balance sheet, and the corresponding interest income and interest expense gross on its income statement. In addition, the asset will typically be a security held available-for-sale, and any change in fair value of the asset is recorded as a component of other comprehensive income (loss).

Under a recent technical interpretation of the pertinent accounting rules, in a transaction where assets are acquired from and financed under a repurchase agreement with the same counterparty, the acquisition may not

Hatteras Financial Corp.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

qualify as a sale from the seller’s perspective. In such cases, the seller may be required to continue to consolidate the assets sold based on its “continuing involvement” with such assets. The result is that the buyer may be precluded from presenting any such assets on its balance sheet and may instead be required to treat its net investment in such assets as a derivative financial instrument (Derivative) until such time as the assets are no longer financed with the seller. The resulting Derivative would be marked to market through earnings.

On July 24, 2007, the FASB issued proposed FSP FAS 140-d relating to FASB Statement No. 140, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, to address questions where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. FASB’s staff position requires that all of the following criteria be met in order to continue the application of SFAS 140 as described above: (1) the initial transfer of and repurchase financing cannot be contractually contingent; (2) the repurchase financing entered into between the parties provides full recourse to the transferee and the repurchase price is fixed; (3) the financial asset has an active market and the transfer is executed at market rates; (4) the borrower maintains the right to the collateral and the lender cannot re-pledge the asset prior to settlement of the repurchase agreement; and (5) the repurchase agreement and financial asset do not mature simultaneously.

The Company believes that if the FSP is ultimately issued in substantially its current form, there will be no effect on the manner in which the Company records such assets, their financings, and the corresponding interest income and interest expense. FSP FAS 140-d may be subject to significant changes prior to finalization, which may impact the Company’s current assessment of its impact upon adoption. On November 21, 2007, the FASB voted to delay implementation to fiscal years beginning after November 15, 2008. The FASB board met on January 16, 2008 to discuss comments received from the external resource group, but did not make public any revisions to FSP FAS 140-d. Until such time as FSP FAS 140-d is finalized, the Company is unable to determine what, if any, impact this accounting pronouncement will have on its financial statements. Since inception, the Company has had no seller-financed acquisitions.

In March 2008, the FASB issued FASB SFAS 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact, if any, that SFAS 161 will have on its consolidated financial statements.

3. Financial Instruments

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157 or the Standard.) The Standard defines fair value, provides a consistent framework for measuring fair value under accounting principles generally accepted in the United States, and expands fair value financial statement disclosure requirements. SFAS 157 does not require any new fair value measurements. It only applies to accounting pronouncements that already require or permit fair value measures, except for standards that relate to share-based payments.

Hatteras Financial Corp.

Notes to Financial Statements (continued)

3. Financial Instruments (continued)

SFAS 157’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. SFAS 157 classifies these inputs into the following hierarchy:

Level 1 Inputs—Quoted prices for identical instruments in active markets.

Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs—Instruments with primarily unobservable value drivers.

The standard is effective for fiscal years beginning after November 15, 2007. Effective January 1, 2008, we adopted the provisions of SFAS No. 157. The adoption of SFAS 157 had no effect on our financial statements.

The fair value of our mortgage backed securities and derivatives, based on the level of inputs, are summarized below:

	March 31, 2008 (unaudited) Fair Value Measurements Using			Assets at Fair Value
	Level 1	Level 2	Level 3
Assets
Mortgage-backed securities	$3,036,829	$—	$—	$3,036,829

Total	$3,036,829	$—	$—	$3,036,829

Liabilities
Interest rate derivatives	$2,060	$—	$—	$2,060

Total	$2,060	$—	$—	$2,060

4. Mortgage-Backed Securities

All of the Company’s MBS were classified as available-for-sale and, as such, are reported at their estimated fair value. The estimated fair values of MBS are generally determined by management by obtaining valuations for its MBS from three separate and independent securities dealers and averaging the three valuations. If the fair value of a security is not available from a dealer or third-party pricing service, the Company estimates the fair value of the security using a variety of methods including, but not limited to, independent pricing services, discounted cash flow analysis, matrix pricing, option adjusted spread models and fundamental analysis. The Company’s MBS portfolio consists solely of Agency MBS. The following table presents certain information about the Company’s MBS at March 31, 2008 (unaudited) (in thousands).

	MBS Amortized Cost	Net Unrealized Loss	Net Unrealized Gain	Estimated Fair Value
Agency MBS
Fannie Mae certificates	$2,114,064	$(4,537)	$9,830	$2,119,357
Freddie Mac certificates	914,327	(2,179)	5,324	917,472

Total MBS	$3,028,391	$(6,716)	$15,154	$3,036,829

Hatteras Financial Corp.

Notes to Financial Statements (continued)

4. Mortgage-Backed Securities (continued)

The following table presents certain information about the Company’s MBS at December 31, 2007 (in thousands).

	MBS Amortized Cost	Net Unrealized Loss	Net Unrealized Gain	Estimated Fair Value
Agency MBS
Fannie Mae certificates	$1,024,660	$—	$4,721	$1,029,381
Freddie Mac certificates	587,779	—	2,130	589,909

Total MBS	$1,612,439	$—	$6,851	$1,619,290

The components of the carrying value of available-for-sale MBS at March 31, 2008 and December 31, 2007 are presented below (in thousands).

	March 31, 2008	December 31, 2007

	(unaudited)
Principal balance	$2,989,674	$1,594,238
Principal payment receivable	7,507	—

	2,997,181	1,594,238
Unamortized premium	38,717	18,201
Gross unrealized gains	15,154	6,851
Gross unrealized losses	(6,716)	—

Carrying value/estimated fair value	$3,044,336	$1,619,290

The Company monitors the performance and market value of its mortgage-backed securities portfolio on an ongoing basis. At March 31, 2008, the Company had the following securities in a loss position presented below (in thousands):

	Fair Market Value	Unrealized Losses
	(unaudited)
Fannie Mae certificates	$1,021,392	$(4,537)
Freddie Mac certificates	320,266	(2,179)

Total temporarily impaired securities	$1,341,658	$(6,716)

The following table presents components of interest income on the Company’s mortgaged-backed securities portfolio for the three months ended March 31, 2008, and the period from commencement until December 31, 2007 (in thousands).

	Three Months Ended March 31, 2008	Period From September 19, 2007 (Date of Inception) to December 31, 2007
	(unaudited)
Coupon interest on MBS	$26,712	$6,794
Premium amortization	(1,203)	(76)

Interest income on MBS, net	$25,509	$6,718

Hatteras Financial Corp.

Notes to Financial Statements (continued)

4. Mortgage-Backed Securities (continued)

The contractual maturities of the mortgage-backed securities range from 20 to 30 years. Because of prepayments on the underlying mortgage loans, the actual weighted-average maturity is expected to be less. The following table presents certain information about the Company’s MBS that will reprice or amortize based on contractual terms, which do not consider prepayment assumptions, at March 31, 2008 and December 31, 2007 (dollar amounts in thousands).

	March 31, 2008			December 31, 2007
	Fair Value	Percentage of Total	Weighted Average Coupon	Fair Value	Percentage of Total	Weighted Average Coupon
		(unaudited)
Months to coupon reset or contractual payment:
30 – 60 months	$1,945,442	64.10%	5.40	$1,176,240	72.60%	5.71
Over 60 months	1,091,387	35.90	5.36	443,050	27.40	5.82

Total MBS	$3,036,829	100.00%	5.39	$1,619,290	100.00%	5.74

5. Repurchase Agreements

At March 31, 2008 (unaudited) and December 31, 2007, the Company had outstanding borrowings under repurchase agreements in place in the amount of $2,739,631 and $1,475,512, respectively, to finance mortgage-backed security purchases. For the three months ended March 31, 2008 (unaudited), the weighted average interest rate was 3.39% (over the entire period) and for the period September 19, 2007 (date of inception) to December 31, 2007, the weighted average interest rate on these borrowings was 4.86% (over the entire period). The Company’s repurchase agreements are collateralized by the Company’s mortgage-backed securities and typically bear interest at rates that are indexed off of LIBOR. At March 31, 2008 (unaudited) and December 31, 2007, respectively, the Company had repurchase agreements outstanding with 11 and nine counterparties with a weighted average contractual maturity of three months and two months, respectively. The following table presents the contractual repricing information regarding the Company’s repurchase agreements at March 31, 2008 and December 31, 2007 (dollar amounts in thousands):

	March 31, 2008		December 31, 2007
	(unaudited)
	Balance	Weighted Average Contractual Rate	Balance	Weighted Average Contractual Rate
Within 30 days	$1,863,624	2.84%	$1,092,287	5.03%
30 days to 3 months	576,007	2.79	283,225	4.72
3 months to 36 months	300,000	3.32	100,000	3.72

	$2,739,631	2.88%	$1,475,512	4.88%

Hatteras Financial Corp.

Notes to Financial Statements (continued)

5. Repurchase Agreements (continued)

At March 31, 2008, the Company’s repurchase agreements had the following counterparties, amounts at risk and weighted average remaining maturities (unaudited) (dollar amounts in thousands):

Repurchase Agreement Counterparties	Amount Outstanding	Amount at Risk (1)	Weighted Average Maturity of Repurchase Agreements in Days	Percent of Total Amount Outstanding
South Street Securities LLC (2)	$386,867	$23,901	25	14.0%
Credit Suisse Securities (USA) LLC	324,486	22,894	82	11.8
Barclays Capital Inc.	303,930	19,913	3	11.1
Citigroup Global Markets Inc.	300,000	9,625	621	11.0
Morgan Stanley & Co. Incorporated	290,750	13,533	25	10.6
Deutsche Bank Securities Inc.	286,999	19,741	37	10.5
BNP Paribas Securities Corp.	213,381	14,927	18	7.8
Banc of America Securities LLC	204,858	14,179	23	7.5
Bear Stearns & Co. Inc.	171,472	12,231	29	6.3
Merrill Lynch Government Securities Inc.	136,999	10,608	3	5.0
Greenwich Capital Markets, Inc.	119,889	7,227	28	4.4

Total	$2,739,631	$168,779		100.00%

(1)	Equal to the fair value of securities pledged, plus accrued interest income, minus the sum of repurchase agreement liabilities, plus accrued interest expense.
(2)	Wachovia Securities LLC serves as the agent for this counterparty.

6. Interest Rate Swap Agreements

The Company finances its activities primarily through repurchase agreements, which generally are settled on a short-term basis, usually one or two months. Therefore, the Company refinances each repurchase agreement at the market interest rate at that time. Since the interest rate on its repurchase agreements changes on a monthly basis, the Company is exposed to changing interest rates. To minimize the effect of changes in these interest rates, the Company enters into hedging transactions, primarily interest rate swaps. At March 31, 2008, the Company had entered into four interest rate swap agreements described as follows (unaudited) (dollar amounts in thousands).

	Notional Amount	Beginning Date	Ending Date	Fixed Interest Rate in Contract
Counterparty:
Bear Stearns Bank PLC	$100,000	01/31/2008	07/30/2010	2.848%
Merrill Lynch Capital Services, Inc.	$50,000	02/07/2008	05/31/2010	2.685%
Merrill Lynch Capital Services, Inc.	$50,000	02/13/2008	05/20/2010	2.665%
Bank of America, N.A.	$100,000	03/04/2008	05/31/2011	2.749%

The interest rate swap agreements provide for fixed interest rates, as shown in the table, indexed off one-month LIBOR and effectively fix the floating interest rates on a portion of borrowings under the Company’s repurchase agreements for the term of the swap agreement. The Company has designated these agreements as cash flow hedges of the interest expense on the first identified $300 million of borrowings under repurchase agreements each month.

Hatteras Financial Corp.

Notes to Financial Statements (continued)

6. Interest Rate Swap Agreements (continued)

On April 11, 2008, we entered into an interest rate swap agreement for a notional amount of $100.0 million. This interest rate swap agreement has a fixed rate of 2.800%, is indexed off of one-month LIBOR and will mature on April 20, 2011.

At March 31, 2008 (unaudited), the cumulative loss of $2,060 from changes in the interest rate swaps’ fair value is included in accumulated other comprehensive income. This loss will be reclassified onto the income statement when interest is paid on the related repurchase agreements.

7. Capital Stock

The total number of shares of capital stock which the Company has the authority to issue is 100,000,000 shares of common stock with a par value of $0.001 per share, and 10,000,000 shares of preferred stock with a par value of $0.001 per share. The Board of Directors has the authority to classify any unissued shares by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares.

8. 2007 Equity Incentive Plan

The 2007 Equity Incentive Plan provides for the grant of awards to the Company’s employees, the Company’s manager and its employees, the Company’s independent directors, and others. Awards may consist of nonqualified stock options, incentive stock options, restricted and unrestricted shares of stock, stock appreciation rights, phantom stock awards or other stock-based awards. The 2007 Equity Incentive Plan is administered by the compensation and governance committee or by any other committee appointed by the Board of Directors, or, in the absence of such a committee, by the Board of Directors.

In general, subject to certain exceptions, stock-based awards relating to a maximum of 410,000 shares of common stock may be granted under the 2007 Equity Incentive Plan; forfeitures and/or awards that expire unexercised may be reissued. Authorized but unissued shares are issued pursuant to the 2007 Equity Incentive Plan. At March 31, 2008 (unaudited) and December 31, 2007, 165,000 shares of common stock remained available for grant. Unless previously terminated by the Board of Directors, awards may be granted under the 2007 Equity Incentive Plan until the tenth anniversary of the date that the Company’s shareholders approved such plan. Each stock option is exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant. Stock options will be exercisable at such times and subject to such terms as determined by the compensation and governance or other administrative committee. The following table presents information about the Company’s stock options for the period presented:

2007
	Options	Weighted Average Exercise Price
Outstanding at September 19, 2007	—	—
Granted	81,000	$20.00
Cancelled/forfeited	—	—
Exercised	—	—

Outstanding at end of period	81,000	$20.00

Options exercisable at end of period	—	$—

Hatteras Financial Corp.

Notes to Financial Statements (continued)

8. 2007 Equity Incentive Plan (continued)

No additional stock options were granted nor cancelled, forfeited, or exercised during the first quarter of 2008 (unaudited).

The Company recorded compensation expense of $31 and $21, respectively, for options during the three months ended March 31, 2008 (unaudited) and the period ended December 31, 2007. At December 31, 2007, the Company had 81,000 stock options outstanding with an exercise price of $20.00 that were not vested. The Company granted the options in connection with its initial private offering. Accordingly, the exercise price was set at a price equal to the per-share price at which the Company’s stock was sold in the initial private offering. The fair value of stock options granted during the year ended December 31, 2007 was $1.63 per option as determined by the Company (and not by any unrelated third party) using the Black-Scholes-Merton model. The following table presents the assumptions used to calculate the fair value of options granted during 2007, using the Black-Scholes-Merton model:

December 31, 2007
Risk-free interest rate	4.0%
Expected volatility	16.4
Dividend yield	6.0
Expected life	6.0 years

During the period ended December 31, 2007, the Company issued 164,000 shares of restricted common stock and recognized an expense of $182 related to the future vesting of these shares. During the three months ended March 31, 2008 (unaudited), the Company recognized an expense of $273 related to the future vesting of those shares. The shares vest one third at each anniversary of the grant date. At March 31, 2008 (unaudited) and December 31, 2007, the Company had unrecorded compensation expense of $2,794 and $3,098 related to the unvested shares of restricted common stock granted that will be recorded in future periods. The Company valued the shares of restricted common stock at a price of $20.00 per share, which is the same price as the offering price to investors in the Company’s initial private offering. Because the grants were made in connection with the initial private offering, the Company did not have the valuation performed by an unrelated third party. The following table presents information about the Company’s restricted stock awards for the periods presented:

	2007
	Shares of Restricted Stock	Weighted Average Price on Grant Date
Outstanding at September 19, 2007	—	—
Granted	164,000	$20.00
Cancelled/forfeited	—	—

Outstanding at end of period	164,000	$20.00

Shares vested at end of period	—	$—

No additional restricted shares were granted, cancelled, or forfeited for the three months ended March 31, 2008 (unaudited).

Hatteras Financial Corp.

Notes to Financial Statements (continued)

9. Transactions with Related Parties

Management Fees

The Company is externally managed by Atlantic Capital Advisors LLC (ACA) pursuant to a management agreement (the Management Agreement). All of the Company’s executive officers are also employees of ACA. ACA manages the Company’s day-to-day operations, subject to the direction and oversight of the Company’s Board of Directors which includes four independent directors. The Management Agreement expires on November 5, 2010, and is automatically renewed for a one-year term unless terminated under certain circumstances. ACA must be provided 180 days prior notice of any such termination and will be paid a termination fee equal to three times the average annual management fee earned by ACA during the two year period immediately preceding termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Certain terminations involving the internalization of the Company’s management may result in no or a capped termination fee. Under the terms of the Management Agreement, the Company is responsible for all operating expenses of the Company other than those borne by ACA. ACA is generally responsible for costs incident to the performance of its duties, such as compensation of its employees and overhead expenses (such as rent, utilities, furniture and equipment, bookkeeping and other back office expenses).

ACA is entitled to receive a management fee payable monthly in arrears in an amount equal to 1/12th of an amount determined as follows:

•	For the Company’s equity up to $250 million, 1.50% (per annum) of equity; plus

•	For the Company’s equity in excess of $250 million and up to $500 million, 1.10% (per annum) of equity; plus

•	For the Company’s equity in excess of $500 million and up to $750 million, 0.80% (per annum) of equity; plus

•	For the Company’s equity in excess of $750 million, 0.50% of equity.

For purposes of calculating the management fee, equity is defined as the value, computed in accordance with GAAP, of shareholders’ equity, adjusted to exclude the effects of unrealized gains or losses. For the three months ended March 31, 2008 (unaudited) and period from September 19, 2007 (date of inception) to December 31, 2007, the Company incurred $927 and $367 in management fees, respectively. In addition, the Company recognized share-based compensation expense related to common share options and restricted common shares granted to management of $304 and $203 for the same period. At March 31, 2008 (unaudited) and December 31, 2007, the Company owed ACA unpaid management fees of $377 and $197, respectively, which is included in accounts payable and other liabilities.

10. Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of the following components at March 31, 2008 and December 31, 2007 (in thousands):

	March 31, 2008	December 31, 2007
	(unaudited)
Unrealized gain on securities	$15,154	$6,851
Unrealized loss on securities	(6,716)	—
Unrealized loss on hedging activities	(2,060)	—

	$6,378	$6,851

Hatteras Financial Corp.

Notes to Financial Statements (continued)

11. Commitments and Contingencies

Litigation, Claims, and Assessments

In the ordinary course of business, the Company is exposed to various claims, threats, and legal proceedings. In management’s opinion, the outcome of such matters, if any, will not have a material impact on the Company’s financial position and results of operations. Management was aware of no such matters as of the date of these financial statements.

Until May 19, 2008 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

10,000,000 Shares

Common Stock

PROSPECTUS

Keefe, Bruyette & Woods

Banc of America Securities LLC

Wachovia Securities

JMP Securities

Stifel Nicolaus

April 24, 2008